SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Citigroup Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Citigroup Inc.
399 Park Avenue
New York, NY 10043

March 14, 2013

Dear Stockholder:

We cordially invite you to attend Citi’s Annual Stockholders’ Meeting. The Annual Meeting will be held on Wednesday, April 24, 2013, at 9AM at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on the Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets.

At the Annual Meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Thank you for your support of Citi.

Sincerely,

Michael E. O’Neill
Chairman of the Board

LETTER FROM THE BOARD OF DIRECTORS
TO OUR STOCKHOLDERS

Since emerging from the financial crisis, Citi has been refocused and streamlined. The Company is investing in its core strengths and continuing to wind down businesses that cannot generate acceptable risk-adjusted returns. Today, liquidity is strong, capital levels have steadily grown, and the firm is adapting to the changing regulatory environment. As a result, we now believe that Citi is a safer and sounder company.

Although we are encouraged by the progress made in 2012, the Board of Directors recognizes that the Company’s operating performance is still not where it needs to be. Both the Board and management are committed to improving it.

LEADERSHIP CHANGES

After five years spent stabilizing Citi and charting its future course, Vikram Pandit resigned as CEO in October. Our new CEO Mike Corbat, a Citi veteran of nearly 30 years, took the helm with a singular focus on execution. We believe that we have the right leader and the right team in place for this next chapter in the Company’s history. Mike has broad and deep experience in Citi’s major businesses, and he knows what it will take to achieve the results that you expect and deserve.

INVESTOR OUTREACH AND EXECUTIVE COMPENSATION

In light of last year’s vote on Say on Pay, the Board immediately launched efforts to solicit feedback from our investors to better understand your concerns and priorities. Chairman Mike O’Neill, who also chairs the Personnel and Compensation Committee, along with other Board members, embarked on a series of meetings with many shareholders, some who had voted for our program and some who had voted against. After meeting with nearly a third of our common share ownership, as well as independent proxy advisory firms, some common themes emerged: the program was too subjective and discretionary; CEO compensation was too high relative to recent returns; metrics lacked rigor; our decisions should be easier to understand. In sum, you asked for an improved connection between pay and performance.

After getting this feedback, we reviewed and synthesized your input, in committee and with the full Board over several months. We then got to work to respond to what we heard. With assistance from our newly hired independent compensation consultant, we set out to redesign the program with four main objectives: 1) align compensation to shareholder interests; 2) manage risks to Citi by encouraging prudent decision-making; 3) implement evolving regulatory guidance; and 4) attract and retain the best talent to lead the Company to success.

With these objectives in mind, we designed a new executive compensation program, a program structured around an objective performance evaluation process. First, we identify key financial and non-financial metrics by which to measure performance. Next we determine specific annual targets for each metric, and use outcomes against these targets to judge annual performance. We then take individual ratings and apply them to compensation ranges which are informed by the market and external environment. We expect that hitting the targets as laid out in each of these metrics will result in improved shareholder returns. Compensation is now tied directly to performance.

2013 PROXY STATEMENT	i

Further, this expectation should also bear itself out in the ultimate compensation delivered through our new performance share unit awards. This significant component of compensation is deferred for three years and is tied directly to longer-term performance hurdles, hurdles which are challenging but achievable. And one of the two metrics we will use to determine the ultimate size of these awards is total shareholder return. Our new approach is more fully described in the Compensation Discussion and Analysis beginning on page 42.

While our new approach is formulaic, it is not mechanical, as many of you made clear it was important that the Board not abdicate its responsibility to exercise sound judgment. In the end, a great deal of work went into this new structure, and we are confident that this new program can successfully fulfill the objectives we laid out.

ONGOING SHAREHOLDER ENGAGEMENT

Thank you for your continued trust and support. By continuing to have constructive dialogue with our shareholders we are better positioned to fulfill our obligations to you and to Citi. We encourage you to share your opinions, interests and concerns, and invite you to write to us with your reactions and suggestions at Citigroup Inc. Board of Directors c/o Rohan Weerasinghe, General Counsel and Corporate Secretary, 399 Park Avenue, New York, New York 10043.

Michael L. Corbat	Robert L. Ryan

Franz B. Humer	Anthony M. Santomero

Robert L. Joss	Joan E. Spero

Michael E. O’Neill	Diana L. Taylor

Lawrence R. Ricciardi	William S. Thompson, Jr.

Dr. Judith Rodin	Ernesto Zedillo Ponce de Leon

A WORD OF THANKS

Finally, our letter would not be complete if we did not extend our thanks to Lawrence Ricciardi, who is retiring from our Board. Larry joined the Board in 2008 and has served as the Chair of our Audit Committee. We thank Larry for his many contributions to Citi. We will miss his wise counsel and thoughtful leadership.

2013 PROXY STATEMENT	ii

Citigroup Inc.
399 Park Avenue
New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citi’s Annual stockholders’ Meeting will be held on Wednesday, April 24, 2013, at 9AM at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on the Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets. You will need an admission ticket or proof of ownership of Citi stock to enter the meeting.

At the meeting, stockholders will be asked to:

➢	elect Directors,

➢	ratify the selection of Citi’s independent registered public accounting firm for 2013,

➢	consider an advisory vote on Citi’s 2012 executive compensation,

➢	amend the 2009 Stock Incentive Plan to allow performance vesting awards to accrue dividend equivalents,

➢	act on certain stockholder proposals, and

➢	consider any other business properly brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board of Directors.

The close of business on February 25, 2013 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available at Citi’s headquarters, 399 Park Avenue, New York City, for at least 10 days before the Annual Meeting or any adjournment or postponement thereof.

This year, we have once again utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. The e-proxy process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting.

In accordance with this rule, on or about March 14, 2013 we sent certain of our shareholders at the close of business on February 25, 2013 a notice of the 2013 Annual Meeting containing a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice.

Please vote by telephone, mobile phone or Internet (instructions are on your proxy card, voter instruction form, or Notice, as applicable), so that your shares will be represented whether or not you attend the Annual Meeting. If you receive your materials by mail, please sign, date and promptly return the enclosed proxy card in the enclosed envelope.

By order of the Board of Directors

Rohan Weerasinghe
Corporate Secretary

March 14, 2013

CONTENTS

Mission Statement	1

About the Annual Meeting	2

How We Have Done	7
Annual Report	7

Corporate Governance	7
Corporate Governance Guidelines	8
Director Independence	9
Meetings of the Board of Directors and Committees	12
Meetings of Non-Management Directors	12
Board Leadership Structure	12
Board Diversity	13
Board’s Role in Risk Oversight	13
Committees of the Board of Directors	13
Involvement in Certain Legal Proceedings	16
Certain Transactions and Relationships, Compensation Committee Interlocks and
Insider Participation	16
Indebtedness	18
Business Practices	19
Code of Ethics for Financial Professionals	19
Ethics Hotline	20
Code of Conduct	20
Communications with the Board	20

Stock Ownership	21

Section 16(a) Beneficial Ownership Reporting Compliance	22

Proposal 1: Election of Directors	23
Director Criteria and Nomination Process	23
Director Qualifications	24
The Nominees	27
Directors’ Compensation	38

The Personnel and Compensation Committee Report	42

Compensation Discussion and Analysis	42

I. Executive Summary	42
Investor Feedback	43
2012 Performance Results: A Year of Sustained Progress	46
CEO Pay Overview	48
New Executive Compensation Program Structure	48
Risk Continues to Be a Primary Consideration	49
A Checklist of Changes	50

II. Overview of Compensation		52
A.	Structured Framework for Determining the Amount of the Incentive Awards	53
B.	Form and Structure of Incentive Awards for Performance in 2012	58
C.	Compensation for Mr. Pandit	61
D.	Key Employee Profit Sharing Plan	62

III. Citi’s Additional Executive Compensation Policies		64

IV. 2012 Summary Compensation Table and Compensation Information		68

V. Citi’s Approach to Risk and Incentive Compensation Plans		81

Audit Committee Report		82

Proposal 2: Ratification of Selection of Independent Registered Public
Accounting Firm		84

Proposal 3: Advisory Vote to Approve Citi’s 2012 Executive Compensation		86

Proposal 4: Approval of Amendment to the Citigroup 2009 Stock Incentive Plan		88

Stockholder Proposals		90

Submission of Future Stockholder Proposals		96

Cost of Annual Meeting and Proxy Solicitation		96

Householding		96

ANNEX A – ADDITIONAL INFORMATION REGARDING PROPOSAL 4		A-1

ANNEX B – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES		B-1

Mission Statement

Citi works tirelessly to serve individuals, communities, institutions and nations. With 200 years of experience meeting the world’s toughest challenges and seizing its greatest opportunities, we strive to create the best outcomes for our clients and customers with financial solutions that are simple, creative and responsible. An institution connecting over 1,000 cities, 160 countries and millions of people, we are your global bank; we are Citi.

The Four Key Principles:
These are the values that guide us as we perform our mission.

Common Purpose One team, with one goal: serving our clients and stakeholders.	Responsible Finance Conduct that is transparent, prudent and dependable.
Ingenuity Enhancing our clients’ lives through innovation that harnesses the breadth and depth of our information, global network and world-class products.	Leadership Talented people with the best training who thrive in a diverse meritocracy that demands excellence, initiative and courage.

2013 PROXY STATEMENT	1

About the Annual Meeting

Annual Meeting of Stockholders
•	Time and Date	9:00 AM, April 24, 2013
•	Place	The Hilton New York
1335 Avenue of the Americas
New York, New York
•	Record date	February 25, 2013
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.
•	Admission	An admission ticket is required to enter Citi’s Annual Meeting.

Meeting Agenda and Voting Matters
		Board Vote Recommendation	Page Reference (for more detail)
•	Election of 11 Directors	FOR EACH DIRECTOR NOMINEE	23
•	Ratification of KPMG LLP (KPMG) as auditor	FOR	84
	for 2013
•	Advisory vote to approve Citi’s 2012	FOR	86
	executive compensation
•	Approve amendment to the	FOR	88
	Citigroup 2009 Stock Incentive Plan
	(relating to Dividend Equivalents)
•	Stockholder Proposals	AGAINST	90-95
•	Transact other business that properly comes		6
	before the meeting

Who is soliciting my vote?

The Board of Directors (Board) of Citigroup Inc. (Citi or the Company) is soliciting your vote at the 2013 Annual Meeting of Citi’s stockholders.

Where and when will the Annual Meeting take place?

The Annual Meeting is scheduled to begin at 9:00 AM on April 24, 2013 at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on the Avenue of the Americas (6th Avenue) between West 53rd and West 54th Streets.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to use e-proxy as part of the distribution for our proxy materials. The e-proxy process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the Proxy Materials (Notice) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Notice about the Internet availability of the proxy materials. In addition, we are providing notice of the availability of the proxy materials by e-mail

2013 PROXY STATEMENT	2

to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access Citi’s proxy materials and Annual Report electronically?

This Proxy Statement and the 2012 Annual Report are available on Citi’s website at www.citigroup.com. Click on “About Us,” and then “Corporate Governance.” Most stockholders can elect not to receive paper copies of future Proxy Statements and Annual Reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future Proxy Statements and Annual Reports.

If you choose not to receive paper copies of future Proxy Statements and Annual Reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

What will I be voting on?

  Election of Directors (see page 23).

  Ratification of KPMG as Citi’s independent registered public accounting firm for 2013 (see page 84).

  An advisory vote to approve Citi’s 2012 executive compensation (see page 86).

  Approval of an amendment to the Citigroup 2009 Stock Incentive Plan (relating to Dividend Equivalents) (see page 88).

  Three stockholder proposals (see pages 90-95).

An agenda will be distributed at the meeting.

How many votes do I have?

You will have one vote for every share of Citi common stock you owned on February 25, 2013 (the record date).

How many votes can be cast by all stockholders?

3,041,807,175, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

To constitute a quorum to transact business at the Annual Meeting, the holders of a majority of the votes that can be cast, or 1,520,903,589, must be present or represented by proxy at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for stockholder action. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and shares treated as broker non-votes for one or more proposals will nevertheless be deemed present for purposes of constituting a quorum for the Annual Meeting.

Does any single stockholder control 5% or more of any class of Citi’s voting stock?

Yes, according to a Schedule 13G Information Statement filed by BlackRock, Inc. and certain subsidiaries (BlackRock) on February 6, 2013, BlackRock may be deemed to beneficially own 6.54% of Citi’s common stock.

For further information, see “Stock Ownership—Owners of More than 5% of Our Common Stock” in this Proxy Statement.

2013 PROXY STATEMENT	3

How do I vote?

You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, shareholders have a choice of voting over the Internet, by mobile phone, by telephone or by using a traditional proxy card.

Vote by Internet	Vote by Mobile	Vote by Phone	Vote by Mail	Vote in Person
Go to	Phone	Call 1-800-690-6903	Send the	See the below
www.proxyvote.com.	You can scan this	or the number on	completed and	instructions
You will need the 12	QR code to vote	your voter instruction	signed proxy card	regarding
digit number included	with your mobile	form. You will need	or voter instruction	attendance at the
in your proxy card,	phone. You will	the 12 digit number	form to the address	Annual Meeting.
voter instruction form	need the 12 digit	included in your	on your proxy card
or Notice.	number included	proxy card, voter	or voter instruction
	in your proxy card,	instruction form	form.
	voter instruction	or Notice.
form or Notice.

To reduce our administrative and postage costs, we ask that you vote through the Internet, by telephone, or by using your mobile phone all of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 PM Eastern Time on April 23, 2013.

If you are a record holder of Citi stock, you may attend the Annual Meeting and vote in person. If you want to vote in person at the Annual Meeting, and you hold your Citi stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

How do I get a printed proxy card?

There are three ways for shareholders to request a proxy card and a full set of materials at no charge if you received a Notice instead of the printed materials. In all three examples you will need the 12 digit Control Number printed on the Notice.

Requesting a proxy card

By telephone: 1-800-579-1639; By Internet: www.proxyvote.com; and By e-mail: sendmaterial@proxyvote.com (send a blank e-mail with the 12 digit Control Number in the subject line).

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating voting instructions, your shares will be voted, in accordance with the Board’s recommendation, for the nominees listed on the card, for KPMG as independent registered public accounting firm for 2013, for Citi’s 2012 executive compensation, and against the other proposals.

Can my broker vote my shares for me on the election of Directors or executive compensation matters?

No. Please note that the rules that govern when brokers may vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of Directors or on executive compensation matters, including the advisory vote on compensation, and the amendment to the Citigroup 2009 Stock Incentive Plan if they have not received instructions from their clients. Please see the following question for an explanation of those matters on which brokers may vote your shares.

2013 PROXY STATEMENT	4

Can my shares be voted if I don’t return my proxy card and don’t attend the Annual Meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary.

Discretionary Items. KPMG’s appointment is a discretionary item. NYSE member brokers who do not receive instructions from beneficial owners may vote on this proposal as follows: (1) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to this proposal; and (2) all other NYSE member brokers are permitted to vote your shares in their discretion.

Non-discretionary Items. Brokers will not be able to vote your shares on the election of Directors, the advisory vote to approve Citi’s 2012 executive compensation, the amendment to the Citigroup 2009 Stock Incentive Plan (relating to dividend equivalents) and the stockholder proposals if you fail to provide instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

If your shares are registered directly in your name, not in the name of a bank or broker, you must vote your shares or your vote will not be counted. Please vote your proxy so your vote can be counted.

If I hold shares through Citigroup’s employee benefit plans and do not provide voting instructions, how will my shares be voted?

If you hold shares of common stock through Citigroup’s employee benefit plans or stock incentive plans and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through the plans for which voting instructions are received, unless otherwise required by law.

What vote is required, and how will my votes be counted, to elect Directors and to adopt the other proposals?

The following chart describes the proposals to be considered at the meeting, the vote required to elect Directors and to adopt each other proposal and the manner in which votes will be counted:

Effect of
“Broker
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Non-Votes”*
Election of Directors.	For, against or abstain on each nominee.	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No effect.
Ratification of KPMG.	For, against or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	Brokers have discretion to vote.
Advisory vote to approve Citi’s 2012 executive compensation.	For, against or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.
Amendment to the Citigroup 2009 Stock Incentive Plan (relating to dividend equivalents).	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.
Three stockholder proposals.	For, against or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.

*	A broker non-vote generally occurs when a broker is not permitted to vote on a matter without instructions from a customer having beneficial ownership in the securities and has not received such instructions.

2013 PROXY STATEMENT	5

If a nominee for Director is not reelected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. Citi’s by-laws provide that, in the event a Director nominee is not reelected, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The result of the advisory vote to approve Citi’s 2012 executive compensation is not binding on the Board, whether or not the resolution is passed under the voting standards described above. In evaluating the stockholder vote on the advisory resolution, the Board will consider the voting results in their entirety.

Is my vote confidential?

In 2006, the Board adopted a confidential voting policy as a part of its Corporate Governance Guidelines. Under the policy, all proxies, ballots, and vote tabulations are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone, mobile phone or by the Internet. If you hold your shares in “street name” or through an employee benefit plan or stock incentive plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition Proxy Statement. For further details regarding this policy, please see the Corporate Governance Guidelines, available on Citi’s website www.citigroup.com.

Could other matters be decided at the Annual Meeting?

We don’t know of any other matters that will be considered at the Annual Meeting. If a stockholder proposal that was excluded from this Proxy Statement is brought before the meeting, the Chairman will declare such proposal out of order and it will be disregarded, or we will vote the proxies against the proposal. If any other matters arise at the Annual Meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Citi stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license.

  If you received a Notice of Internet Availability of Proxy Materials, you must bring the Notice to gain admission to the Annual Meeting.

  If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in your name, please bring the admission ticket printed on the top half of the proxy card supplied with your materials.

  If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in the name of a bank, broker or other holder of record, please bring the yellow admission ticket that was enclosed with your materials.

  If you receive your proxy materials by e-mail, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

  If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citi stockholder. If you hold your shares in a joint account, both owners can be admitted to the Annual Meeting, provided that proof of joint ownership is given. Citi will not be able to accommodate guests at the Annual Meeting. Any persons needing special assistance should contact Shareholder Relations by phone at 1-860-291-4262 or at the following e-mail address: shareholderrelations@citi.com.

2013 PROXY STATEMENT	6

How We Have Done

Annual Report

If you received these materials by mail, you should have also received Citi’s Annual Report to Stockholders for 2012 with them. The 2012 Annual Report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the SEC’s rules, the Five-Year Performance Graph appears in the 2012 Annual Report on Form 10-K.

Corporate Governance

Citi continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Among other initiatives, Citi in recent years has:

➢	amended our Corporate Governance Guidelines to provide that members of Citi’s Board of Directors and Citi’s Executive Officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan;

➢	adopted strong executive compensation governance practices, including expanded clawback policies and a new requirement that executive officers must hold a substantial amount of vested Citi stock for at least one year after they cease being executive officers;

➢	amended the charter of the Nomination, Governance and Public Affairs Committee to include the Committee’s oversight responsibility for trade association payments;

➢	created a link on our website to federal and state government websites where our lobbying activities are reported;

➢	adopted a Political Contributions and Lobbying Statement under which Citi annually compiles and publishes a list of our political contributions and which prohibits using corporate funds for independent expenditures - “independent expenditures” are expenditures by an entity other than the political candidate or his campaign that support the candidate (or criticize his/her opponent) or contributions to such an entity by a company or trade association;

➢	initiated a process to require trade and business associations to which Citi pays dues to attest that no portion of such payments are used for independent expenditures;

➢	eliminated super-majority vote provisions contained in our Restated Certificate of Incorporation;

➢	after electing an independent Chair in 2009, amended our By-laws to provide that if Citi does not have an independent Chairman of the Board, the Board shall elect a lead independent Director;

➢	amended our By-laws to include a majority vote standard for uncontested Director elections;

➢	amended our By-laws to give holders of at least 25% of the outstanding common stock the right to call a special meeting; and

➢	separated the Audit and Risk Management Committee into two committees: the Audit Committee and a separate Risk Management and Finance Committee.

Corporate Governance Materials Available on Citi's Website
Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website. The Guidelines outline the responsibilities, operations, qualifications and composition of the Board.

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In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Citi is available on the Corporate Governance section of our website, including:

  Audit Committee Charter

  Nomination, Governance and Public Affairs Committee Charter

  Personnel and Compensation Committee Charter

  Risk Management and Finance Committee Charter

  Code of Conduct

  Code of Ethics for Financial Professionals

  By-laws and Restated Certificate of Incorporation

  Political Contributions and Lobbying Statement

  A List of our 2012 Political Contributions

Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 601 Lexington Avenue, 19th Floor, New York, NY 10022.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website. The Guidelines outline the responsibilities, operations, qualifications and composition of the Board.

Our goal is that at least two-thirds of the members of the Board be independent. A description of our independence criteria and the results of the Board’s independence determinations are set forth below.

The number of other public company boards on which a Director may serve is subject to a case-by-case review by the Nomination, Governance and Public Affairs Committee, in order to ensure that each Director is able to devote sufficient time to performing his or her duties as a Director. Interlocking directorates are prohibited (inside Directors and executive officers of Citi may not sit on boards of companies where a Citi outside Director is an executive officer).

The Guidelines require that all members of the required committees of the Board (Audit; Nomination, Governance and Public Affairs; and Personnel and Compensation) be independent. Committee members are appointed by the Board upon recommendation of the Nomination, Governance and Public Affairs Committee. Committee membership and Chairs are rotated periodically. The Board and each Committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of management. Meetings of the non-management Directors are held as part of every regularly scheduled Board meeting and are presided over by the independent Chairman.

If a Director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the Nomination, Governance and Public Affairs Committee and to offer his or her resignation from the Board. The Nomination, Governance and Public Affairs Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board. If a Director assumes a significant role in a not-for-profit entity, he or she is asked to notify the Nomination, Governance and Public Affairs Committee.

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Directors are expected to attend Board meetings and meetings of the Committees on which they serve and the Annual Meeting of stockholders. All of the Directors then in office attended Citi’s 2012 Annual Meeting.

The Nomination, Governance and Public Affairs Committee nominates one of the members of the Board to serve as Chairman of the Board on an annual basis. The Nomination, Governance and Public Affairs Committee also conducts an annual review of Board performance, and each committee (except for the Executive Committee) conducts its own self-evaluation. The Board and committees may engage an outside consultant to assist in conducting the self-evaluations. The results of these evaluations are reported to the Board.

Directors have full and free access to senior management and other employees of Citi. New Directors are provided with an orientation program to familiarize them with Citi’s businesses and its legal, compliance, regulatory and risk profile. Citi provides educational sessions on a variety of topics, which all members of the Board are invited to attend. These sessions are designed to allow Directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

The Board reviews the Personnel and Compensation Committee’s report on the performance of senior executives in order to ensure that they are providing the highest quality leadership for Citi. The Board also works with the Nomination, Governance and Public Affairs and Personnel and Compensation Committees to evaluate potential successors to the Chief Executive Officer (CEO).

If a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee or executive officer of a foundation, university, or other not-for-profit organization and such entity receives contributions from Citi and/or the Citi Foundation, such contributions must be reported to the Nomination, Governance and Public Affairs Committee at least annually.

In addition, the Board has amended the Corporate Governance Guidelines to provide that members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and Directors, senior management and their immediate family members on the other. Personal loans to executive officers and Directors of Citi and its public issuer subsidiaries and the most senior executives of the Company, or immediate family members who share any such person’s household, are prohibited, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citi made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 16 of this Proxy Statement.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately held entity in which an outside Director is a principal or in a publicly traded company in which an outside Director owns or controls more than a 10% interest. Directors and those immediate family members who share the Director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by Directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its Directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a Director or an immediate family member of a Director and Citi and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Director under the categorical standards and no other

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relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent.

The Board and the Nomination, Governance and Public Affairs Committee reviewed certain information obtained from Directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships or arrangements between Citi on the one hand and a Director, immediate family member of a Director, or a primary business or charitable affiliation of a Director, on the other. The Board reviewed certain relationships or transactions between the Directors or immediate family members of the Directors or their primary business or charitable affiliations and Citi and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The Board also determined that, applying the guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, each of the following Directors standing for election are independent:

Franz B. Humer	Joan E. Spero
Michael E. O’Neill	Diana L. Taylor
Judith Rodin	William S. Thompson, Jr.
Robert L. Ryan	Ernesto Zedillo Ponce de Leon
Anthony M. Santomero

The Board has determined that Michael Corbat and Robert Joss are not independent. Mr. Corbat is our Chief Executive Officer. Mr. Joss is party to a consulting agreement with Citi, as described on page 17 of this Proxy Statement.

Independence Standards
To be considered independent, a Director must meet the following categorical standards as adopted by our Board and reflected in our Corporate Governance Guidelines. In addition, there are other independence standards under NYSE corporate governance rules that apply to all directors and certain independence standards under SEC and FDIC rules that apply to specific committees.

Categorical Standards

  Advisory, Consulting and Employment Arrangements
➢	During any 12-month period within the last three years, neither a Director nor any immediate family member of a Director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an immediate family member of a Director who is a non-executive employee of the Company or another entity.

➢	In addition, no member of the Audit Committee, nor any immediate family member who shares such individual’s household, nor any entity in which an Audit Committee member is a partner, member or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.
  Business Relationships
➢	All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where an immediate family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

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➢	Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (SARBANES-OXLEY), Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectability or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.
  Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a charitable organization of which a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee or executive officer (other than the Citi Foundation and other charitable organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue.

  Employment/Affiliations
➢	A Director shall not:

(i)	be or have been an employee of the Company within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

(iii)	be or have been affiliated with or employed by (a) the Company’s present or former primary outside auditor or (b) any other outside auditor of the Company and personally worked on the Company’s audit, in each case within the three-year period following the auditing relationship.

➢	A Director may not have an immediate family member who:

(i)	is an executive officer of the Company or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or

(iii)	(A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

  Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between the Company and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

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  Definitions

For purposes of the Corporate Governance Guidelines, (i) the term “immediate family member” means a Director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “primary business affiliation” means an entity of which the Director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the Director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “related party transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any related person (any Director, any executive officer of the Company, any nominee for Director, any shareholder owning in excess of 5% of the total equity of the Company, and any immediate family member of any such person) has or will have a direct or indirect material interest.

Meetings of the Board of Directors and Committees

The Board of Directors met 22 times in 2012. During 2012, the Audit Committee met 12 times, the Personnel and Compensation Committee met 13 times, the Nomination, Governance and Public Affairs Committee met 9 times, the Risk Management and Finance Committee met 8 times and the Executive Committee met 3 times.

In addition, Dr. Rodin, Ms. Taylor and Messrs. Joss, O’Neill, Ryan, Santomero, Thompson and Zedillo have served on and/or chaired a number of ad hoc committees throughout the year.

Each Director attended at least 75% of the total number of meetings of the Citigroup Board of Directors and Citigroup Board Committees of which he or she was a member in 2012.

Meetings of Non-Management Directors

Citi’s non-management Directors meet in executive session without any management Directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually eight times each year, and, if the Board convenes a special meeting, the non-management Directors ordinarily meet in executive session. During 2012, Richard Parsons, as Chairman until April 2012, and Michael O’Neill, as Chairman from April to the present, presided at each executive session of the non-management Directors occurring during the respective period he was serving as Chairman. The independent Directors met in executive session during 2012.

Board Leadership Structure

Citi currently has an independent Chairman separate from the CEO. The Board believes it is important to maintain flexibility in its Board leadership structure and has had in place different leadership structures over the past few years, depending on the Company’s needs at the time, but firmly supports having an independent Director in a Board leadership position at all times. Accordingly, Citi’s Board, on December 15, 2009, adopted a By-law amendment which provides that, if Citi does not have an independent Chairman, the Board shall elect a lead independent Director, having similar duties to an independent Chairman, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Chairman provides independent leadership of the Board. Having an independent Chairman or lead Director enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman or Lead Director also serves as a liaison between the Board and senior management. Citi’s Board has determined that the current structure, an Independent Chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position.

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Board Diversity

Diversity is among the critical factors that the Nomination, Governance and Public Affairs Committee considers when evaluating the composition of the Board. For a company like Citi, which operates in over 100 countries around the globe, diversity includes race, ethnicity and gender as well as the diversity of the communities and geographies in which Citi operates. Included in the qualifications for Directors listed in the Company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.” Citi’s Board is committed to ensuring that it comprises individuals whose backgrounds reflect the diversity represented by our employees, customers and stakeholders. The candidates nominated for election at Citi’s 2013 Annual Meeting exemplify that diversity: three nominees are women (27%) and two nominees (18%) are African-American or Hispanic. In addition, each Director candidate contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences and backgrounds, as well as other characteristics, such as global and international business experience. The Board believes that the current nominees reflect an appropriate diversity of gender, age, race, geographical background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

Board’s Role in Risk Oversight

The Board oversees Citi’s global risk management framework. At each regularly scheduled Board meeting, the Risk Management and Finance Committee of the Board receives a risk report from the Chief Risk Officer with respect to the Company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Global Risk Management, led by the Chief Risk Officer, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect Citi’s ability to execute on its corporate strategy and fulfill its business objectives. The Board’s role is to oversee this effort. The Risk Management and Finance Committee enhances the Board’s oversight of risk management. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies. The Committee’s responsibilities include reviewing risk management and compliance policies and programs for, and reports on, Citi and its subsidiaries; approving and adjusting risk limits subject to ratification by the Board; and consulting with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the Nomination, Governance and Public Affairs Committee reviews reputational issues and the Personnel and Compensation Committee reviews compensation programs to ensure that they do not, among other things, encourage imprudent risk-taking.

Committees of the Board of Directors

The standing committees of the Board of Directors are:

The Audit Committee, which assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citi’s consolidated financial statements and financial reporting process and Citi’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of Citi’s consolidated financial statements and effectiveness of Citi’s internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the Independent Auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citi with legal and regulatory requirements, including Citi’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter, as adopted by the Board. The report of the Committee required by the rules of the SEC is included in this Proxy Statement.

The Board has determined that each of Messrs. Ricciardi, Ryan and Santomero qualifies as an “audit committee financial expert” as defined by the SEC and each such director as well as Ms. Spero are considered “financially literate“ under NYSE rules, and, in addition to being independent according to the

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Board’s independence standards as set out in its Corporate Governance Guidelines, each is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

The Audit Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The Executive Committee, which acts on behalf of the Board if a matter requires Board action before a meeting of the full Board can be held.

The Nomination, Governance and Public Affairs Committee, which is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for the next Annual Meeting of stockholders. It leads the Board in its annual review of the Board’s performance and makes recommendations as to the composition of the committees for appointment by the Board. The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and practices and the Guidelines. The Committee is responsible for reviewing and approving all related party transactions involving a Director or an immediate family member of a Director and any related party transaction involving an executive officer or immediate family member of an executive officer if the transaction is valued at $50 million or more, in each case, other than certain enumerated ordinary course transactions. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 16 of this Proxy Statement for a complete description of the Policy on Related Party Transactions. The Committee, as part of the Board’s executive succession planning process, in conjunction with the Personnel and Compensation Committee evaluates and nominates potential successors to the CEO and provides an annual report to the Board on CEO succession. The Committee also reviews Director Compensation and benefits, Citi’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citi’s culture and business practices. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The Committee also has responsibility for reviewing public policy and reputational issues facing Citi; reviewing political and charitable contributions made by Citi and the Citi Foundation, and payments to trade associations made by Citi; reviewing Citi’s policies and practices regarding supplier diversity; reviewing Citi’s business practices, and reviewing Citi’s sustainability policies and programs, including environmental policies and human rights. The Committee’s focus is global, reflecting Citi’s global footprint.

With respect to regular succession of the CEO and senior management, Citi’s Board evaluates internal, and, when appropriate, external, candidates. To find external candidates, Citi seeks input from the members of the Board and senior management and/or from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the Board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the Board studies the most promising members of senior management. The Board learns about each person’s experience, skills, areas of expertise, accomplishments and goals. This review is conducted at a regularly scheduled Board meeting on an annual basis. In addition, members of senior management are periodically asked to make presentations to the Board at Board meetings and at the Board strategy sessions. These presentations are made by senior managers at the various business units as well as those who serve in corporate functions. The purpose of the formal review and other interaction is to ensure that Board members are familiar with the talent pool inside Citi from which the Board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Nomination, Governance and Public Affairs Committee is independent according to the corporate governance rules of the NYSE.

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The Nomination, Governance and Public Affairs Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The Personnel and Compensation Committee, has been delegated broad authority to oversee compensation of employees of the Company and its subsidiaries and affiliates. The Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. The Committee is also responsible for approving the incentive compensation structure for other members of senior management and certain highly compensated employees (including discretionary incentive awards to covered employees as defined in applicable bank regulatory guidance), in accordance with guidelines established by the Committee from time to time. The Committee also has broad oversight over compliance with applicable legal authority governing Citi’s incentive compensation.

The Committee annually reviews and discusses the Compensation Discussion and Analysis required to be included in the Company’s proxy statement with management, and, if appropriate, recommends to the Board that the Compensation Discussion and Analysis be included. Additionally, the Committee reviews and approves the overall goals of Citi’s material incentive compensation programs, including as expressed through Citi’s Compensation Philosophy and provides oversight for Citi’s incentive compensation programs so that they both (a) appropriately balance risk and financial results in a manner that does not encourage employees to expose Citi to imprudent risks, and (b) are consistent with bank safety and soundness. Towards that end, the Committee meets periodically with Citi’s senior risk officers to discuss the risk attributes of Citi’s incentive compensation programs.

The Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors (each, a “Compensation Advisor”) as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of senior management of the Company in advance. The Committee has retained Frederic W. Cook & Co. (Cook & Co.) to provide the Committee with advice on Citi’s compensation programs for senior management. The amount paid to Cook & Co. in 2012 is disclosed in the Compensation Discussion and Analysis on page 66 of this Proxy Statement.

The Board has determined that in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Personnel and Compensation Committee is independent according to the corporate governance rules of the NYSE. Each of such Directors is a “non-employee Director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside Director,” as defined by Section 162(m) of the Internal Revenue Code (IRC).

The Personnel and Compensation Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The Risk Management and Finance Committee, which has the primary responsibility for (1) oversight of Citigroup’s risk management framework, including the significant policies and practices used in managing credit, market, operational and certain other risks and (2) oversight of Citigroup’s policies and practices relating to Treasury matters, including capital, liquidity and financing, as well as to merger, acquisition, and divestiture activity (M&A). The Committee reports to the Board regarding Citigroup’s risk profile, as well as its risk management framework, including the significant policies and practices employed to manage risks in Citigroup’s businesses, as well as the overall adequacy of the Risk Management function. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citigroup’s risk management, Treasury and M&A policies.

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The Risk Management and Finance Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The following table shows the current membership of each of the foregoing Committees.

Committees	Current Members
Audit Committee	Lawrence R. Ricciardi (Chair)
Robert L. Ryan
Anthony M. Santomero
Joan Spero
Executive Committee	Robert L. Joss
Michael E. O’Neill (Chair)
Lawrence R. Ricciardi
Anthony M. Santomero
Diana L. Taylor
Nomination, Governance and Public Affairs	Michael E. O’Neill
Committee	Judith Rodin
Diana L. Taylor (Chair)
William S. Thompson, Jr.
Ernesto Zedillo Ponce de Leon
Personnel and Compensation Committee	Michael E. O’Neill (Chair)
Joan Spero
Diana L. Taylor
William S. Thompson, Jr.
Ernesto Zedillo Ponce de Leon
Risk Management and Finance Committee	Franz B. Humer
Robert L. Joss
Anthony M. Santomero (Chair)
Ernesto Zedillo Ponce de Leon

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any Director, officer or principal shareholder, or any affiliate thereof, is a party adverse to Citi or has a material interest adverse to Citi.

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation

The Board has adopted a policy setting forth procedures for the review, approval and monitoring of transactions involving Citi and related persons (Directors and executive officers or their immediate family members). A copy of Citi’s Policy on Related Party Transactions is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citi Policies.” Under the policy, the Nomination, Governance and Public Affairs Committee is responsible for reviewing and approving all related party transactions involving Directors or an immediate family member of a Director. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the Director must provide all material information concerning the related party transaction to the Nomination, Governance and Public Affairs Committee. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an immediate

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family member of an executive officer. The Transaction Review Committee, comprised of the Chief Financial Officer, Chief Risk Officer, General Counsel, Chief Compliance Officer, and the Head of Corporate Affairs, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an immediate family member of an executive officer. The policy also contains a list of categories of transactions involving Directors or executive officers, or their immediate family members that are pre-approved under the policy, and therefore need not be brought to the Nomination, Governance and Public Affairs Committee or Transaction Review Committee for approval.

The Nomination, Governance and Public Affairs Committee and the Transaction Review Committee will review the following information when assessing a related party transaction:

  the terms of such transaction;

  the related person’s interest in the transaction;

  the purpose and timing of the transaction;

  whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;

  if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;

  information concerning potential counterparties in the transaction;

  the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;

  a description of any provisions or limitations imposed as a result of entering into the proposed transaction;

  whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction; and

  any other relevant information regarding the transaction.

In accordance with Citi’s Policy on Related Party Transactions, the Nomination, Governance and Public Affairs Committee approved the renewal of a consulting agreement with Robert L. Joss, who serves as a Director of Citi. Pursuant to the agreement, Mr. Joss will receive $350,000, payable quarterly in arrears, to provide consulting services during 2013 to the Company and its subsidiaries and affiliates.

Citi has established funds in which employees have invested. In addition, certain of our Directors and executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our Directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citi Corporate Governance Guidelines, executive officers may invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

In 2012, Citi performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our Directors are officers or directors, or in which immediate family members of some of our executive officers are employees. Citi may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our Directors are officers or directors, or in which immediate family members of some of our executive officers are employees.

The persons listed on page 42 are the current members of the Personnel and Compensation Committee. In addition, the following Directors served on the Personnel and Compensation Committee in 2012: Alain J.P. Belda and Richard D. Parsons. No current or former member of the Personnel and Compensation Committee was a part of a “compensation committee interlock” during fiscal year 2012 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the Personnel and Compensation Committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the Personnel and Compensation Committee is a current employee of Citi or any of its subsidiaries. In addition, no member of the Board, or any immediate family member of the Board, engaged Cook & Co. or Independent Compensation Committee Adviser, LLC for any compensation-related services in 2012.

2013 PROXY STATEMENT	17

A Director and an Executive Officer each have an immediate family member who is employed by Citi or a subsidiary. The compensation of each such family member was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Neither the Director nor the Executive Officer has a material interest in the respective employment relationships nor do either of them share a household with these employees. An adult spouse of an adult child of Manuel Medina-Mora, an executive officer, was employed by Citi and received 2012 compensation of $124,524. As of June 15, 2012, this individual was no longer an employee of Citi. An adult child of Mr. Humer, a Director, is employed by Citi’s Institutional Clients Group and received 2012 compensation of $410,077. These individuals are two of the approximately 259,000 employees of Citi.

Indebtedness

Other than certain “grandfathered” margin loans, in accordance with SARBANES-OXLEY and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2012 between Citibank and other Citi banking subsidiaries on the one hand and certain Directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the Directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Personal loans made to any Director or an executive officer must comply with SARBANES-OXLEY, Regulation O and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citigroup Employee Fund of Funds I, L.P., Citigroup Capital Partners II, L.P. and Citigroup Venture Capital International Growth Partnership II, L.P. are funds that were formed in 2000, 2006 and 2007, respectively. They invest either directly or via a master fund in private equity investments. Citi matches each dollar invested by an employee with an additional two-dollar commitment to each fund, or feeder fund, in which an employee has invested. Citi’s match is made by a loan to the fund. Each eligible employee, subject to vesting, receives the benefit of any increase in the value of the fund attributable to the loan made by Citi, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. In accordance with the funds’ offering memoranda, executive officers are not eligible to participate in the funds on a leveraged basis. James Cowles, who participates in the Citigroup Venture Capital International Growth Partnership II, L.P. and Citigroup Capital Partners II, L.P. Funds, became an executive officer in 2013 and, pursuant to the funds’ offering memorandum and in compliance with SARBANES-OXLEY, was required to repay his outstanding leverage and associated interest. He reimbursed Citi $1,442,640 for leverage and interest outstanding under the Funds.

2013 PROXY STATEMENT	18

The following distributions exceeding $120,000 with respect to investments in Citigroup Employee Fund of Funds I, L.P. and Citigroup Capital Partners II, L.P. were made to current and former executive officers in 2012:

Citigroup
Employee
Fund of
Funds I, L.P.
Cash
Distributions
James Forese	$167,500

Citigroup Capital
Partners II, L.P.
Cash
Distributions
Shirish Apte	$208,889
Michael Corbat	$294,088
James Forese	$588,177
Manuel Medina-Mora	$418,801
Alberto Verme	$599,195

Business Practices

Citi’s business practices committees, at the corporate level and in each of its businesses, review business activities, sales practices, product design, potential conflicts of interest, complex transactions, suitability and other reputational concerns providing guidance so that Citi’s business practices meet the highest standards of ethics, integrity and professional behavior. These committees, comprised of our most senior executives, focus on reputational risk while our businesses are responsible for ensuring that our policies are adhered to and affirm our commitment to the principles of responsible finance and protecting the franchise.

Business practices concerns may be surfaced by a variety of sources, including business practices working groups, other in-business committees or the control functions. The business practices committees guide the development of business practices and may change them when necessary or appropriate. These issues are reported on a regular basis to the Citi Business Practices Committee and the Nomination, Governance and Public Affairs Committee of the Board.

Code of Ethics for Financial Professionals

Citi has adopted a Code of Ethics for Financial Professionals governing the principal executive officer, principal financial officer, and principal accounting officer of Citi and all Citi professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “About Us“ then “Corporate Governance,” and then “Code of Ethics for Financial Professionals.” We will disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

2013 PROXY STATEMENT	19

Ethics Hotline

Citi strongly encourages employees to raise concerns or questions regarding ethics, discrimination or harassment matters, and to report suspected violations of these and other applicable laws, regulations and policies. Citi offers several channels by which employees and others may report ethical concerns, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide a global Ethics Hotline, a toll-free number that is available 24 hours a day, seven days a week with live operators who can connect to translators in multiple languages. Calls to the Ethics Hotline are received by a third-party vendor, located in the United States, which reports the calls to the Citi Ethics Office for handling. Ethical concerns may also be reported through a dedicated e-mail address, multi-lingual website submission, fax line, and conventional mailing address. Individuals may choose to remain anonymous to the extent permitted by applicable laws and regulations. We prohibit retaliatory actions against anyone for raising concerns or questions in good faith regarding ethics, discrimination or harassment matters, or who reports suspected violations of other applicable laws, regulations or policies, or who participates in a subsequent investigation of such concerns.

Code of Conduct

The Board of Directors has adopted a Code of Conduct, which provides an overview of the laws, regulations and Citi policies and procedures applicable to the activities of Citi, and sets forth the standards of ethics and professional behavior expected of employees and representatives of Citi. The Code of Conduct applies to every Director, officer and employee of Citi and its consolidated subsidiaries. All Citi employees, directors and officers are required to read and comply with the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or other agreement. The Code of Conduct is available in multiple languages at www.citigroup.com. Click on “About Us,” then “Corporate Governance” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the Board of Directors, including the Chairman or the non-management Directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The Board of Directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

2013 PROXY STATEMENT	20

Stock Ownership

Citi has long encouraged stock ownership by its Directors, officers and employees to align their interests with the long-term interests of stockholders.

The Board and executive officers are subject to a Stock Ownership Commitment, which requires these individuals to maintain a minimum ownership level of Citigroup stock. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices) as long as they are executive officers. In addition, a new stock holding period effective as of January 2013 applies after the executive officer leaves Citi or is no longer an executive officer. He or she must retain, for one year after ending executive officer status, 50% of the shares previously subject to the stock ownership commitment. This change is responsive to proposals Citi has received in recent years from shareholders and further aligns the interests of executive officers with those of shareholders. Directors are similarly required to retain at least 75% of the net equity awarded to them. The Board may revise the terms of the Stock Ownership Commitment from time to time to reflect legal and business developments warranting a change. In addition, Directors and executive officers may not enter into hedging transactions in respect of the Company’s common stock or other securities issued by Citi, including securities granted by the Company to the Director or executive officer as part of his or her compensation and securities purchased or acquired by the Director or executive officer in a non-compensatory transaction.

The following table shows the beneficial ownership of Citi common stock by our Directors, and certain executive officers at February 25, 2013.

		Common	Stock
		Stock	Options	Total
		Beneficially	Exercisable	Common
Directors		Owned	Within 60	Stock
and		Excluding	Days of	Beneficially
Officers:	Position	Options	Record Date	Owned
Don Callahan	Head of Operations & Technology	297,238	138,972	436,210
Michael Corbat	Chief Executive Officer & Director	321,668	99,990	421,658
John Gerspach	Chief Financial Officer	279,913	99,990	379,903
Franz B. Humer	Director	7,602	—	7,602
Robert L. Joss	Director	19,796	—	19,796
Gene McQuade	Chief Executive Officer, Citibank, N.A.	245,997	66,660	312,657
Manuel Medina-Mora	Co-President, Citi; Chief Executive	967,875	213,618	1,181,493
	Officer, Global Consumer Banking;
	Chairman, Mexico
Michael E. O’Neill	Chairman of the Board	59,518	—	59,518
Lawrence R. Ricciardi	Director	16,662	—	16,662
Judith Rodin	Director	23,134	1,840	24,974
Robert L. Ryan	Director	20,871	—	20,871
Anthony M. Santomero	Director	23,560	—	23,560
Joan E. Spero	Director	10,394	—	10,394
Diana L. Taylor	Director	17,238	—	17,238
William S. Thompson, Jr.	Director	59,226	—	59,226
Ernesto Zedillo Ponce de Leon	Director	14,262	—	14,262
All Directors & executive officers
as a group (25 persons)		4,461,302	1,288,161	5,749,463

At February 25, 2013, no Director or executive officer owned as much as 1% of Citi’s common stock.

At February 25, 2013, all of the Directors and executive officers as a group beneficially owned approximately 0.19% of Citi’s common stock.

2013 PROXY STATEMENT	21

Of the shares shown on the preceding page, all of which are deemed to be beneficially owned under SEC rules, some portion may not be held directly by the Director or executive officer. The following table details the various forms in which Directors or executive officers indirectly hold shares. Such indirectly-held shares may be shares:

  for which receipt has been deferred under certain deferred compensation plans,

  held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the Director or executive officer is a trustee but not a beneficiary or held by a mutual fund which invests substantially all of its assets in Citi stock, for which the Director or executive officer has direct or indirect voting power but not dispositive power, or for which the Director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition, as shown in the following table:
		Owned by or		Restricted or
		Tenant in Common	Voting Power,	Deferred Shares
		with Family	but not	Subject to
	Receipt	Member, Trust or	Dispositive	Restriction on
Director/Officer	Deferred	Mutual Fund	Power	Disposition
Don Callahan	—	—	—	172,501
Michael Corbat	—	1,781	—	196,466
John Gerspach	—	—	—	133,523
Franz B. Humer	7,602	—	—	—
Robert L. Joss	8,326	1,700	—	—
Gene McQuade	—	100,150	—	118,656
Manuel Medina-Mora	—	—	—	227,370
Michael E. O’Neill	31,321	28,200	—	—
Lawrence R. Ricciardi	5,771	—	—	—
Judith Rodin	23,098	36	—	—
Robert L. Ryan	19,361	—	—	—
Anthony M. Santomero	23,560	—	—	—
Joan E. Spero	9,395	—	—	—
Diana L. Taylor	15,603	—	—	—
William S. Thompson, Jr.	8,332	50,896	—	—
Ernesto Zedillo Ponce de Leon	14,262	—	—	—
All Directors & executive officers
as a group (25 persons)	166,631	186,253	—	1,995,772

Owners of More than 5% of Our Common Stock(a)

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock Inc.
40 East 52nd Street, New York, New York 10022
Amount beneficially owned	191,708,393(a)	6.54%
(a)	Based on the Schedule 13G filed with the SEC on 2/6/13 by BlackRock, Inc. and certain subsidiaries (BlackRock). BlackRock reported that it had sole voting and dispositive power over all shares beneficially owned. The Schedule 13G states that the shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Citi.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citi’s officers and Directors, and persons who own more than ten percent of a registered class of Citi’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citi with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citi believes that, during 2012, each of its officers and Directors complied with all such filing requirements.

2013 PROXY STATEMENT	22

Proposal 1: Election of Directors

The Board of Directors has nominated all of the current Directors for re-election at the 2013 Annual Meeting, except for Lawrence Ricciardi who will not stand for re-election to the Board having reached the retirement age under Citi’s Corporate Governance Guidelines. Directors are not eligible to stand for reelection after reaching the age of 72.

The one-year term of all of Citi’s Directors expires at the Annual Meeting.

Director Criteria and Nomination Process

The Nomination, Governance and Public Affairs Committee considers all qualified candidates identified by members of the Nomination, Governance and Public Affairs Committee, by other members of the Board of Directors, by senior management and by security holders. During 2012, the Committee engaged Korn/Ferry International to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a Director candidate for consideration by the Nomination, Governance and Public Affairs Committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nominations received by the Corporate Secretary will be presented to the Committee for its consideration.

The Nomination, Governance and Public Affairs Committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the Nomination, Governance and Public Affairs Committee and approved by the Board:

  Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

  Whether the candidate has had business, governmental, non-profit or professional experience at the chairman, chief executive officer, chief operating officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

  Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.

  Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

  Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

  Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

  Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

  Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

2013 PROXY STATEMENT	23

Application of these factors involves the exercise of judgment by the Nomination, Governance and Public Affairs Committee and the Board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nomination, Governance and Public Affairs Committee will make recommendations regarding potential Director candidates to the Board.

The Nomination, Governance and Public Affairs Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors and members of senior management.

For the 2013 Annual Meeting, we received timely notice from one stockholder who proposed himself for consideration to be nominated by the Nomination, Governance and Public Affairs Committee to stand for election at the Annual Meeting. The qualifications of the individual were discussed at a meeting of the Nomination, Governance and Public Affairs Committee and the views of Korn/Ferry International were considered. After deliberation, the Committee decided not to include this individual on the slate of candidates it proposed to the full Board for consideration. The Nomination, Governance and Public Affairs Committee used the above-mentioned criteria to evaluate the candidate.

Director Qualifications

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy and to oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills, experience and backgrounds necessary to oversee Citi’s efforts toward continued growth and profitability while mitigating risk and operating within a complex financial and regulatory environment.

The nominees listed below are leaders in business, the financial community and academia because of their intellectual acumen and analytic skills, strategic vision, their ability to lead and inspire others to work with them, and their records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations, the ability to maintain a collegial environment, and the experience of having served as a Board member of a sophisticated global company.

Many of our nominees are either current or former Chief Executive Officers or Chairmen of other large international corporations or have experience operating large, complex academic, governmental or philanthropic institutions or departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that are outlined below as being of critical importance to Citi’s proper operation and success. For the purposes of its analysis, the Board has determined that nominees who have served as Chief Executive Officer or Chairman of a major corporation or large, complex institution have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs and legal matters.

In evaluating the composition of the Board, the Nomination, Governance and Public Affairs Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations in the corporate and consumer business within the United States and over 100 countries around the globe. The Committee has determined it is critically important to Citi’s proper operation and success that its Board of Directors has, in addition to the qualities described above, expertise and experience in the following areas:

  International Business: As a company with a broad international reach, Citi’s Board values the perspectives of Directors with international business or governmental experience. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve U.S. and foreign businesses and individual clients whose activities span the globe.

2013 PROXY STATEMENT	24

Directors with international business experience can use the experience and relationships that they have developed through their own business dealings to assist Citi’s Board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does, or seeks to do, business.

  Financial Services Industry: Citi is a global diversified banking company whose businesses provide a broad range of financial services to consumer and corporate customers, making it critically important that its Board include members who have deep financial services backgrounds. To deepen the financial services strength on its Board, Citi announced on January 21, 2009 that it would ask experienced industry leaders with strong, proven financial and banking sector expertise to join its Board of Directors. We have done so and the nominees include many individuals with extensive financial institution experience.

  Risk Management: Risk management is a critical function of a complex global financial services company and its proper supervision requires Board members with sophisticated risk management skills and experience. Directors provide oversight of the Company’s risk management framework, including the significant policies, procedures and practices used in managing credit, market and certain other risks and review recommendations by management regarding risk mitigation. Citi’s Board must include members with risk expertise to assist Citi in its efforts to properly identify, measure, monitor, report, analyze and control or mitigate risk.

  Regulatory Compliance: Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Consumer Financial Protection Bureau, state banking and insurance departments, and international financial services authorities. Having Directors with experience serving at, or interacting with, regulators, or operating businesses subject to extensive regulation, is important to ensuring Citi’s continued compliance with its many regulatory requirements and ensuring ongoing productive relationships with its regulators.

  Consumer Business: With more than 200 million accounts, Citi provides services to its retail customers in connection with its retail banking, credit card, consumer finance, real estate lending, personal loans, investment services, auto loans, small and middle market commercial banking and other financial services businesses. Citi looks to its Board members with extensive consumer experience to assist it in evaluating its business model and strategies for reaching and servicing its retail customers domestically and around the world.

  Corporate Business: Citi provides a wide variety of services to its corporate clients including strategic and financial advisory services, such as mergers, acquisitions, financial restructurings, loans, foreign exchange, cash management, underwriting and distributing equity, and debt and derivative services; global transaction services, including treasury and trade solutions and securities and fund services; and an alternative asset management platform. With a corporate business as extensive and complex as Citi’s, it is crucial that members of the Board have the depth of understanding and experience necessary to guide management’s conduct of these lines of business.

  Corporate Affairs: Citi’s reputation is a vital asset in building trust with its clients and Citi makes every effort to communicate its corporate values to its shareholders and clients, its achievements in the areas of corporate social responsibility and philanthropy, and its efforts to improve the communities in which we live and work. Members of the Board with experience in the areas of corporate affairs, philanthropy, communications, and corporate social responsibility assist management by reviewing Citi’s policies and programs that relate to significant public issues as well as by reviewing Citi’s relationships with external stakeholders and issues that impact Citi’s reputation.

  Financial Reporting: Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the Board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to shareholder ratification. The Board must include members with direct or supervising experience in the preparation of financial statements, as well as finance and accounting expertise.

2013 PROXY STATEMENT	25

  Compensation: Citi’s Personnel and Compensation Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. In order to properly carry out its responsibilities with respect to compensation, Citi’s Board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance while not encouraging imprudent risk or simply short-term goals.

  Corporate Governance: Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining compliance with the laws, rules and regulations that govern the Company’s businesses. The Board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the Company and monitoring the Company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the Board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues and the impact that governance policies have on the functioning of a company.

  Legal Matters: In addition to the regulatory supervision described above, Citi is subject to myriad laws and regulations, and is party to many lawsuits and regulatory proceedings. Citi’s Board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings and evaluates major settlements. Citi’s Board must include members with experience in complying with regulatory requirements as well as understanding complex litigation and litigation strategies.

2013 PROXY STATEMENT	26

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

Each nominee’s biography highlights his or her particular skills, qualifications and experience that support the conclusion of the Nomination, Governance and Public Affairs Committee that the nominee is extremely qualified to serve on Citi’s Board.

The Board of Directors recommends that you vote for each of
the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Michael L. Corbat 52	Chief Executive Officer Citigroup Inc.

  Chief Executive Officer, Citigroup Inc. – October 2012 to Present
  Chief Executive Officer, Europe, Middle East and Africa – December 2011 to October 2012
  Chief Executive Officer, Citi Holdings – January 2009 to December 2011
  Chief Executive Officer, Citi’s Global Wealth Management – September 2008 to January 2009
  Head of Global Corporate Bank and Global Commercial Bank – March 2008 to September 2008
  Head of Global Corporate Bank – April 2007 to March 2008
  Head of Global Relationship Bank – March 2004 to April 2007
  Head of EM Sales & Trading and Capital Markets, FICC – October 2001 to March 2004
  Head of EM Sales & Fixed Income Origination – March 1998 to October 2001
  Employee of Citigroup (or its Predecessor) Since 1983
  Previous Directorships within the last five years: EMI
  Other Activities: British/American Business, Inc. (Director), New York City Partnership (Director), The U.S. Ski & Snowboard Team Foundation (Director), The Clearing House Association (Member of the Supervisory Board), Financial Services Forum (Member), Institute of International Finance (Board Member), International Business Council of WEF (Member)

SKILLS AND QUALIFICATIONS

Mr. Corbat is an experienced financial services executive and finance professional and has been nominated to serve on the Board because of his extensive experience and expertise in the areas of Financial Services, Risk Management, Financial Reporting, International Business, Corporate and Consumer Business, Regulatory Compliance and Corporate Affairs. In his role as Chief Executive Officer of Citigroup Inc., his prior experience as Citi’s CEO of Europe, Middle East and Africa, and his extensive career at Citi he has gained experience in all of Citi’s business operations, including consumer banking, corporate and investment banking, securities and trading and private banking services. In these roles, Mr. Corbat has gained extensive financial services, financial reporting, corporate business and risk management experience. Additionally, in his role as CEO of Citi Holdings, Citi’s portfolio of non-core businesses and assets he oversaw the divestiture of more than 40 businesses, including the IPO and sale of Citi’s remaining stake in Primerica. Mr. Corbat also successfully oversaw the restructuring of Citi’s consumer finance and retail partner cards businesses and divested more than $500 billion in assets, reducing risk on the Company’s balance sheet and freeing up capital to invest in Citi’s core banking business.

2013 PROXY STATEMENT	27

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Franz B. Humer 66	Chairman Roche Holding Ltd

  Chairman, Roche Holding Ltd – 2008 to Present
  Chairman & Chief Executive Officer, Roche Group – 2001 to 2008
  Chief Executive Officer, Roche Group – 1998 to 2001
  Chief Operating Officer, F. Hoffmann-La Roche Ltd – 1996 to 1998
  Head of Pharmaceuticals, F. Hoffmann-La Roche Ltd – 1995 to 1996
  Director of Citigroup since 2012
  Director of Citibank, N.A. since 2012
  Other Directorship: Diageo plc (Chairman)
  Previous Directorships within the last five years: Allianz SE
  Other Activities: Friends of Phelophepa Foundation (Chairman), INSEAD (Chairman), International Centre for Missing and Exploited Children (Chairman), Salzburg University (Member of the Board) and Jacobs Holding AG (Member of the Board)

SKILLS AND QUALIFICATIONS

Mr. Humer is an experienced executive and has been nominated to serve on the Board because of his extensive experience in the areas of International and Consumer Business, Risk Management, Financial Reporting, Compensation, Regulatory Compliance and Corporate Governance. Mr. Humer gained extensive experience in international and consumer business, risk management, compensation, regulatory compliance, financial reporting and corporate governance in his roles as CEO and Chair of Roche Holding and other executive positions at Roche, his roles as an executive at GlaxoSmithKline Plc and Schering Plough as well as in his service as Chair of Diageo plc. With his many years of experience leading large complex organizations in the U.S. and in Europe in an extensively regulated industry, Mr. Humer is able to offer insights in the implementation of business strategies in major global markets, advice on regulatory compliance, and to provide strategic guidance on the development and expansion of important franchises and brands. As a member of the International Advisory Board of Allianz, and as a member of several philanthropic organizations he is able to provide important perspectives on international and consumer business and corporate affairs.

2013 PROXY STATEMENT	28

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert L. Joss 71	Philip H. Knight Professor and Dean, Emeritus Stanford University Graduate School of Business

  Professor of Finance Emeritus — 2010 to present
  Dean of Stanford University Graduate School of Business — 1999 to 2009
  CEO and Managing Director, Westpac Banking Corporation — 1993 to 1999
  Vice Chairman, Wells Fargo Bank — 1986 to 1993
  Executive Vice President — 1981 to 1986
  Senior Vice President — 1975 to 1981
  Vice President — 1972 to 1975
  Assistant Vice President — 1971 to 1972
  Deputy to the Assistant Secretary for Economic Policy, U.S. Treasury Department — 1969 to 1971
  White House Fellow — 1968 to 1969
  Director of Citigroup since 2009
  Director of Citibank, N.A. since 2010
  Other Directorships: Bechtel Group, Inc., Makena Capital Management
  Previous Directorships within the last five years: Agilent Technologies, Inc., Wells Fargo & Co., and Macquarie DDR Management Ltd.
  Other Activities: Committee for Economic Development (Trustee); SRI International (Director)

SKILLS AND QUALIFICATIONS

Dr. Joss is an experienced financial services executive and academic expert and has been nominated to serve as a member of the Board because of his extensive experience in the areas of International Business, Financial Services, Financial Reporting, Compensation, Corporate and Consumer Business, Risk Management and Corporate Governance. Through his experience as Chief Executive Officer and Managing Director of Westpac Banking Corporation Ltd., one of the largest banking organizations in Australia and New Zealand, his executive positions at Wells Fargo & Company, including Vice Chairman, as well as his 10-year service as Philip H. Knight Professor and Dean, of the Graduate School of Business at Stanford University, and previous service as Deputy to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury, he has gained wide-ranging experience and expertise in the areas of financial services, financial reporting, compensation, corporate and consumer business, risk management and corporate governance. Through his prior service on the Boards of Directors of Westpac, Shanghai Commercial Bank Ltd., Wells Fargo, where he served as chair of the Credit Committee and as member of the Audit, Compliance, Nominating and Governance and Finance Committees, and Sallie Mae, as well as his current service on the Board of Bechtel Group, Inc., Dr. Joss has deepened his understanding of international business, financial services, compensation, financial reporting, corporate governance and risk management.

2013 PROXY STATEMENT	29

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Michael E. O’Neill 66	Chairman Citigroup Inc.

  Chairman, Citigroup Inc. – 2012 to Present
  Chairman, Chief Executive Officer and Director, Bank of Hawaii Corporation —2000 to 2004
  Elected Chief Executive Officer, Barclay’s PLC — 1999
  Vice Chairman and Chief Financial Officer, Bank of America — 1995 to 1998
  Chief Financial Officer, Continental Bank — 1993 to 1995
  Director of Citigroup since 2009
  Director of Citibank, N.A. from 2009 to April 2012
  Other Directorships: FT Ventures (Advisory Board)
  Previous Directorships within the last five years: N/A
  Other Activities: The Honolulu Museum of Arts (Trustee), University of Virginia, Darden Graduate School of Business Foundation (Trustee) and The Export-Import Bank of the United States (Member of Advisory Board)

SKILLS AND QUALIFICATIONS

Mr. O’Neill is an experienced financial services executive and has been nominated to serve on the Board because of his extensive experience in the areas of Financial Services, International Business, Corporate and Consumer Business, Regulatory Compliance, Risk Management and Financial Reporting. As the former Chairman and Chief Executive Officer of the Bank of Hawaii, Vice Chairman and Chief Financial Officer at Bank of America and Chief Financial Officer of Continental Bank, Mr. O’Neill has had extensive experience and developed his expertise in the areas of financial services, international, corporate and consumer business, regulatory compliance, risk management and financial reporting. Under his leadership, Bank of Hawaii executed a successful three-year strategic turnaround and risk management procedures were overhauled. Furthering his regulatory compliance expertise, while at the Bank of Hawaii, Mr. O’Neill served as district member of the Federal Reserve Advisory Council. During his tenure at Continental Bank and while he was an independent financial consultant, Mr. O’Neill gained extensive international financial services experience.

2013 PROXY STATEMENT	30

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Judith Rodin 68	President Rockefeller Foundation

  President, Rockefeller Foundation — 2005 to present
  President Emerita, University of Pennsylvania — 2004 to present
  President, University of Pennsylvania — 1994 to 2004
  Provost, Yale University — 1992 to 1994
  Director of Citigroup since 2004
  Other Directorships: Comcast Corporation and AMR Corporation
  Previous Directorships within the last five years: Aetna Inc.
  Other Activities: World Trade Memorial Foundation (Director), Carnegie Hall (Director), White House Project (Member), Council on Foreign Relations (Member), and National Academy of Sciences Institute of Medicine (Member)

SKILLS AND QUALIFICATIONS

Dr. Rodin is an experienced leader in the not-for-profit sector and has been nominated to serve on the Board because of her skills and experience in the areas of Corporate Affairs, Corporate Governance, Compensation, Financial Reporting, Risk Management and Legal Matters. Through her current role as the President of the Rockefeller Foundation, and her previous positions as President of the University of Pennsylvania from 1994 until her retirement in 2004, and as Provost of Yale University from 1992 to 1994, together with her previous service on Citi’s Audit and Risk Management Committee and her service as a member of the Comcast Audit Committee, Dr. Rodin has had extensive experience in the areas of corporate affairs, financial reporting, risk management and legal matters. As the President of the University of Pennsylvania, which was the largest private employer in Philadelphia, as a member of the compensation committees of both AMR Corporation and Comcast Corporation and as a Director of Comcast Corporation, AMR Corporation and Aetna Inc., Dr. Rodin has had extensive experience with compensation matters. Her service as a Director of the World Trade Memorial Foundation, and of Carnegie Hall, as an honorary Director of the Brookings Institution, a member of the Council on Foreign Relations, a member of the Institute of Medicine and a member of the New York City Commission for Economic Opportunity have deepened her understanding of corporate affairs issues.

2013 PROXY STATEMENT	31

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert L. Ryan 69	Chief Financial Officer, Retired Medtronic Inc.

  Senior Vice President and Chief Financial Officer, Medtronic Inc. — 1993 to 2005
  Vice President, Finance and Chief Financial Officer, Union Texas Petroleum Corporation — 1984 to 1993
  Controller — 1983 to 1984
  Treasurer — 1982 to 1983
  Joined Union Texas Petroleum Corporation — 1982
  Vice President, Citibank, N.A. — 1975 to 1982
  Management Consultant, McKinsey & Co. — 1970 to 1975
  Director of Citigroup since 2007
  Director of Citibank, N.A. since 2009
  Other Directorships: General Mills and Stanley Black & Decker
  Previous Directorships within the last five years: Hewlett-Packard and United Health Group
  Other Activities: Cornell University (Trustee)

SKILLS AND QUALIFICATIONS

Mr. Ryan is an experienced finance executive and has been nominated to serve on the Board because of his extensive skills and experience in the areas of Financial Reporting, Risk Management and Corporate Affairs. Mr. Ryan has developed extensive expertise in financial reporting and risk management through his roles as Senior Vice President and Chief Financial Officer of Medtronic from 1993 to 2005, Vice President, Finance and Chief Financial Officer of Union Texas Petroleum Corporation from 1984 to 1993, its Controller from 1983 to 1984, and its Treasurer from 1982 to 1983, as well as through his service on Citi’s Audit Committee, and his service on the Audit Committees of General Mills and Hewlett-Packard. Through his service on the Boards of Citi, Stanley Black & Decker, General Mills, and Hewlett-Packard and his roles as a Trustee of Cornell University and a member of the Visiting Committee of Harvard Business School, Mr. Ryan has gained valuable corporate affairs expertise and experience.

2013 PROXY STATEMENT	32

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Anthony M. Santomero 66	Former President Federal Reserve Bank of Philadelphia

  Senior Advisor, McKinsey & Company — 2006 to 2008
  President, Federal Reserve Bank of Philadelphia — 2000 to 2006
  Richard K. Mellon Professor, Finance, The Wharton School at the University of Pennsylvania — 1984 to 2002
  Director of Citigroup since 2009
  Director of Citibank, N.A. since 2009
  Other Directorships: RenaissanceRe Holdings, Ltd., Penn Mutual Life Insurance Company and Columbia Funds
  Previous Directorships within the last five years: B of A Fund Series Trust
  Other Activities: Ben Franklin Technology Partners of Southeast Pennsylvania (Director)

SKILLS AND QUALIFICATIONS

Dr. Santomero is a seasoned economist and economic policy adviser and has been nominated to serve on the Board of Directors because of his extensive experience in the areas of Risk Management, Regulatory Compliance, and Financial Reporting. Among many other distinguished positions at which he had wide-ranging risk and regulatory experience, Dr. Santomero was most recently a Senior Advisor at McKinsey & Company, served as the President of the Federal Reserve Bank of Philadelphia from 2000 to 2006, and was Chair of the System’s Committee on Credit and Risk Management, and was a member of the Financial Services Policy Committee and the Payments System Policy Advisory Committee. As the Richard K. Mellon Professor of Finance at The Wharton School of the University of Pennsylvania and Deputy Dean of the School, Dr. Santomero’s particular focus was on issues related to managing risk at the firm level as well as ways to improve productivity and performance, while working closely with industry executives and practitioners to ensure that the research was informed by the operating realities and competitive demands facing industry participants as they pursue competitive excellence. Through his service on Citi’s Risk Management and Finance and Audit Committees as well as the Investment and Risk Management Committee of RennaissanceRe Holdings, he has deepened his risk management experience.

2013 PROXY STATEMENT	33

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Joan E. Spero 68	Senior Research Scholar Columbia University School of International and Public Affairs

  Senior Research Scholar, Columbia University School of International and Public Affairs - 2010 to present
  Visiting Fellow at the Foundation Center – 2009 to 2010
  President and CEO, Doris Duke Charitable Foundation – 1997 to 2008
  Under Secretary of State, Economics, Business and Agricultural Affairs – 1993 to 1996
  Executive Vice President, American Express Company, Corporate Affairs and Communications – 1991 to 1993
  Senior Vice President and Treasurer – 1989 to 1991
  Vice President, Corporate Affairs – 1983 to 1989
  Vice President, Corporate Strategic Planning – 1981 to 1983
  Ambassador to the United Nations for Economic and Social Affairs – 1980 to 1981
  Assistant Professor, Columbia University – 1973 to 1979
  Director of Citigroup since 2012
  Director of Citibank, N.A. since 2012
  Other Directorships: IBM and International Paper
  Previous Directorships within the last five years: First Data Corporation and ING Groep N.V.
  Other Activities: Council of American Ambassadors (Member), Academy of Diplomacy (Member), American Philosophical Society (Member), Wisconsin Alumni Research Foundation (Trustee), International Center for Transitional Justice (Trustee), Columbia University (Trustee Emeritus), Amherst College (Trustee Emeritus), Council on Foreign Relations (Trustee Emeritus) and Brookings Institution (Trustee Emeritus)

SKILLS AND QUALIFICATIONS

Ms. Spero is a person of wide ranging experience, having served as a senior Government official, a financial services executive, an academic, a seasoned Board member and as a leader in the not-for-profit sector. She has been nominated to serve on the Board because of her Corporate Governance, Regulatory Compliance, International and Consumer Business, Financial Services, Corporate Affairs, Compensation and Financial Reporting experience. Ms. Spero gained extensive regulatory compliance and international business experience during her tenure as U.S. Under Secretary of State for Economic, Business and Agricultural Affairs and U.S. Ambassador to the United Nations for Economic and Social Affairs. As an executive at American Express Company, including her roles as Executive Vice President of Corporate Affairs and Communications and as Senior Vice President and Treasurer, she developed expertise in financial services, consumer business and corporate affairs. As a current or former member of the Boards of Directors of IBM, International Paper, ING, Delta Airlines and First Data Corporation, including her service on the Compensation and Audit Committees of IBM, the Governance Committee of International Paper and the Public Policy and Environment Committee of International Paper, she gained extensive experience in corporate governance, consumer business, financial reporting, compensation, and corporate affairs. Her roles as the former President of the Doris Duke Foundation; her former position as the visiting fellow at the Foundation Center, where she conducted research on the role of American Private Foundations in U.S. foreign policy and in the global system; and her current role as senior research scholar at Columbia University School of International and Public Affairs where she researches and writes about international philanthropy and its role in the global system; as well as her other service in the non-profit sector, have given her extensive insights into corporate affairs matters.

2013 PROXY STATEMENT	34

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Diana L. Taylor 58	Managing Director Wolfensohn Fund Management, L.P.

  Managing Director, Wolfensohn Fund Management, L.P. — 2007 to present
  Superintendent of Banks, State of New York — 2003 to 2007
  Deputy Secretary, Governor Pataki, State of New York — 2002 to 2003
  Chief Financial Officer, Long Island Power Authority — 2001 to 2002
  Vice President, KeySpan Energy — 1999 to 2001
  Assistant Secretary, Governor Pataki, State of New York — 1996 to 1999
  Executive Vice President, Muriel Siebert & Company — 1993 to 1994
  President, M.R. Beal & Company — 1988 to 1993 and 1995 to 1996
  Senior Vice President, Donaldson Lufkin & Jenrette — 1984 to 1988
  Vice President, Lehman Brothers Kuhn Loeb — 1982 to 1984
  Associate, Smith Barney Harris Upham — 1980 to 1982
  Director of Citigroup since 2009
  Other Directorships: Brookfield Asset Management and Sotheby’s
  Previous Directorships within the last five years: Allianz Global Investors, Brookfield Office Properties and FNMA
  Other Activities: Accion International (Chair), AMFAR (Secretary), Columbia Business School (Board of Overseers), Dartmouth College (Trustee), GEMs Hudson River Park Trust (Chair), International Women’s Health Coalition (Treasurer), Mailman School of Public Health (Board of Overseers), New York Women’s Foundation (Chair), The After School Corporation (Member), Economic Club of New York, Council on Foreign Relations (Member) and YMCA of Greater New York (Chair)

SKILLS AND QUALIFICATIONS

Ms. Taylor is an experienced financial services executive and regulator and has been nominated to serve on the Board of Directors because of her wide-ranging experience in the areas of Financial Services, Corporate Business, Regulatory Compliance, Risk Management, Corporate Affairs, Compensation, Corporate Governance, Financial Reporting and Legal Matters. Ms. Taylor has extensive bank regulatory and risk management experience having served as the Superintendent of Banks for the New York State Banking Department. Her financial services and corporate business experience includes in-depth private equity, fund management and investment banking experience as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager, Founding Partner and President of M.R. Beal & Company, a full service investment banking firm, and through various executive positions with Donaldson, Lufkin & Jenrette, Lehman Brothers Kuhn Loeb, Inc., and Smith Barney, Harris Upham & Co. Earlier in her career, Ms. Taylor served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s Compensation Committee, the Brookfield Properties Governance Committee, on the Compensation Committee of, and as a member of the Audit Committee of, the Dartmouth Board of Trustees, and as chair of Accion International, the New York Women’s Foundation, the YMCA of Greater New York and the Hudson River Park Trust, Ms. Taylor has gained additional experience in corporate affairs, corporate governance, financial reporting, compensation and legal matters.

2013 PROXY STATEMENT	35

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
William S. Thompson, Jr. 67	Chief Executive Officer, Retired Pacific Investment Management Company (PIMCO)

  Chief Executive Officer, PIMCO — 1993 to 2009
  Salomon Brothers Inc. — 1975 to 1993
  Chairman, Salomon Brothers Asia Ltd. — 1991 to 1993
  Head of Corporate Finance, Western Region — 1988 to 1991
  Managing Director and Head of Institutional Sales, Western Region — 1981 to 1988
  Director of Citigroup since 2009
  Other Directorships: Pacific Life Corporation
  Previous Directorships within the last five years: N/A
  Other Activities: Pacific Symphony Orchestra (Life Director), Thompson Foundation for Autism (Chair), Thompson Family Foundation (President), University of Missouri (President’s Financial Advisory Council) and Orange County Community Foundation (Advisory Director)

SKILLS AND QUALIFICATIONS

Mr. Thompson is an experienced financial services executive and has been nominated to serve on the Board of Directors because of his extensive experience in the areas of Financial Services, Corporate Governance, Financial Reporting, Compensation, Legal Matters, International Business, Corporate and Consumer Business and Risk Management. As Chief Executive Officer of PIMCO from 1993 to 2009, Chairman of Salomon Brothers Asia Ltd. in Tokyo from 1991 to 1993, and head of Corporate Finance, Western Region and Head of Institutional Sales, Western Region, at Salomon Brothers, Mr. Thompson gained extensive financial services, and corporate, consumer and international business, skills and experience. As a Chief Executive Officer, and through his service as Chairman of the Risk and Finance Committee, member of the Compensation and Personnel Committee and Lead Director of Pacific Life Corporation, Mr. Thompson developed extensive skills and experience in corporate governance, financial reporting, compensation and legal matters.

2013 PROXY STATEMENT	36

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Ernesto Zedillo Ponce de Leon	Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University
61
  Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University — 2002 to present
  President of Mexico — 1994 to 2000
  Secretary of Education, Government of Mexico — 1992 to 1993
  Secretary of Economic Programming and the Budget, Government of Mexico — 1988 to 1992
  Undersecretary of the Budget, Government of Mexico — 1987 to 1988
  Banco de Mexico — Economist, Deputy Manager of Economic Research, Director General of FICORCA, Deputy Director — 1978 to 1987
  Director of Citigroup since 2010
  Director of Citibank, N.A. since 2010
  Other Directorships: Alcoa Inc., Procter & Gamble Company and Grupo Prisa
  Previous Directorships within the last five years: Electronic Data Systems Corporation and Union Pacific Corporation
  Other Activities: Rolls-Royce (Member of International Advisory Board), BP (Member of International Advisory Board), Credit Suisse Research Institute (Advisor), World Economic Forum (Foundation Board), The Group of Thirty (Member) and Inter-American Dialogue (Member)

SKILLS AND QUALIFICATIONS

Mr. Zedillo Ponce de Leon is the former President of Mexico, a seasoned economist and academic expert and has been nominated to serve on the Board of Directors because of his extensive experience in the areas of International Business, Financial Services, Regulatory Compliance, Corporate Affairs, Financial Reporting, Risk Management and Corporate Governance. Through his extensive governmental experience, including his service from 1978 to 1987 at the Central Bank of Mexico, as Undersecretary of Budget for the Mexican government from 1987 to 1988, as Secretary of Economic Programming and the Budget from 1988 to 1992 and as President of Mexico from 1994 to 2000, as well as his academic experience, including his roles as the Director of the Center for the Study of Globalization at Yale and as Professor in the Field of International Economics and Politics and Professor of International and Area Studies at Yale, he has had extensive experience in the areas of international business, financial services, regulatory compliance and risk management. His service as Chair of the Global Development Network, Chair of the High Level Commission on Modernization of World Bank Group Governance; on the Group of Thirty, and on the International Advisory Boards of ACE Limited, Rolls-Royce, BP and the Coca-Cola Company have given him extensive international business, financial services and corporate affairs experience. As a member of the Boards of Alcoa Inc., where he is on the Audit Committee and Public Issues Committee, and Procter & Gamble Company, where he is Chair of the Governance and Public Responsibility Committee, a member of the Innovation and Technology Committee and a past member of that Board’s finance committee, Grupo Prisa of Spain and as a past Director of the Union Pacific Corporation, where he served on the Audit and Finance Committees, and as a Director of EDS, where he served on the Governance Committee, Mr. Zedillo Ponce de Leon has gained experience in financial reporting, risk management, corporate governance and corporate affairs.

2013 PROXY STATEMENT	37

Directors’ Compensation

Directors’ compensation is determined by the Board. Since its initial public offering in 1986, Citi has paid outside Directors all or a portion of their compensation in common stock, to ensure that the Directors have an ownership interest in common with other stockholders. The Nomination, Governance and Public Affairs Committee makes recommendations to the Board with respect to compensation of Directors. The Committee periodically reviews benchmarking assessments in order to determine the level of compensation to attract qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our Directors. In 2012, the Committee received benchmarking assessments of peer company director compensation from a consulting firm. After reviewing the current compensation program against the assessment, the Committee determined not to recommend any changes.

The Board last adjusted the non-employee directors’ annual retainer and deferred stock grant in 2005.

Key features of our non-employee Director Compensation Program:

  Non-employee Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is generally granted on the same date that annual incentives are granted to the senior executives. The deferred stock award generally becomes distributable on the second anniversary of the date of the grant, and Directors may elect to defer receipt of the award beyond that date. Starting with the 2011 deferred stock award grant, in the event a Director leaves the Board for personal reasons prior to the conclusion of the deferral period and before age 72, the Director will not forfeit the deferred stock and the pro-rated award will be distributed as scheduled. Directors may elect to receive all or a portion of their cash retainer in the form of common stock, and Directors may elect to defer receipt of this common stock.

  Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as Directors.

  Citi’s Chairman receives annual compensation in the form of a $500,000 Chairman’s Fee, payable 75% in deferred shares of Citi common stock and 25% in cash or deferred shares of Citi common stock.

  Except as described below, Directors receive no additional compensation for participation on Board committees. Committee chairs, including chairs of ad hoc committees, receive additional compensation of $35,000 per year. Additional compensation for special assignments may be determined on a case by case basis.

  Citibank, N.A. (Citibank) is a wholly-owned subsidiary of Citi. Ms. Spero and Messrs. Humer, Joss, Ricciardi, Ryan, and Santomero serve on Citibank’s Board of Directors. Each non-employee Director of Citibank is entitled to receive $50,000 as an annual cash retainer; the Chairman is entitled to receive an additional $50,000 in cash. Citibank’s Committee Chairs receive additional compensation of $15,000 per year in cash.

  All annual retainers and chair fees are paid in cash or stock in four equal quarterly installments per annum. These fees are reported in the Non-Employee Director Compensation Table below.

  Citi reimburses its Board members for expenses incurred in attending Board and committee meetings or performing other services for Citi in their capacities as Directors. Such expenses include food, lodging and transportation.

2013 PROXY STATEMENT	38

The following table provides information on 2012 compensation for non-employee Directors.

Director Compensation

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All other
Name	Cash (a)	(a)(b)	( c )	Compensation	Earnings	Compensation	Total
Alain J.P. Belda (d)	$27,500	$37,500	$0	$0	$0	$0	$65,000
Timothy C. Collins (d)	$31,250	$37,500	$0	$0	$0	$0	$68,750
Franz B. Humer	$81,250	$112,500	$0	$0	$0	$0	$193,750
Robert L. Joss (e)	$162,500	$150,000	$0	$0	$0	$350,000	$662,500
Michael E. O’Neill (f)	$225,000	$150,000	$0	$0	$0	$0	$375,000
Richard D. Parsons (d)	$18,750	$37,500	$0	$0	$0	$0	$56,250
Lawrence R. Ricciardi	$175,000	$150,000	$0	$0	$0	$0	$325,000
Judith Rodin	$75,000	$150,000	$0	$0	$0	$0	$225,000
Robert L. Ryan	$175,000	$150,000	$0	$0	$0	$0	$325,000
Anthony M. Santomero	$225,000	$150,000	$0	$0	$0	$0	$375,000
Joan E. Spero	$93,750	$112,500	$0	$0	$0	$0	$206,250
Diana L. Taylor	$221,250	$150,000	$0	$0	$0	$0	$371,250
William S. Thompson	$75,000	$150,000	$0	$0	$0	$0	$225,000
Ernesto Zedillo
Ponce de Leon	$148,750	$150,000	$0	$0	$0	$0	$298,750

  Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000.
  Citi’s Chairman receives a $500,000 Chairman’s Fee, payable 75% in deferred stock and 25% in cash or deferred stock.
  Citi’s Committee Chairs receive additional compensation of $35,000 per year.
  Each independent Director of Citibank is entitled to receive $50,000 as an annual cash retainer.
  Citibank’s Chairman receives a $50,000 Chairman’s Fee in cash.
  Citibank’s Committee Chairs receive additional compensation of $15,000 per year in cash.

(a)	Directors may elect to receive all or a portion of the cash retainer in the form of common stock and may elect to defer receipt of common stock. Certain directors elected to defer receipt of the shares. Ms. Spero and Messrs. Belda, O’Neill and Parsons elected to receive all or a portion of their Citigroup 2012 cash retainer and/or Chair fee in deferred stock as represented in the below chart. Mr. Thompson elected to receive all of his cash retainer in stock (100%). Mr. Thompson did not elect to defer his retainer; therefore, his shares (2,340) were distributed to him quarterly.

		Deferred Fees
		To be Paid in Stock
Fees Paid
Currently		Number of	Value of
in Cash		Units	Units
Alain J.P. Belda	$0	805	$27,500
Timothy C. Collins	$31,250	—	—
Franz B. Humer	$81,250	—	—
Robert L. Joss	$162,500	—	—
Michael E. O'Neill	$25,000	7,125	$200,000
Richard D. Parsons	$0	549	$18,750
Lawrence R. Ricciardi	$175,000	—	—
Judith Rodin	$75,000	—	—
Robert L. Ryan	$175,000	—	—
Anthony M. Santomero	$225,000	—	—
Joan E. Spero	$37,500	1,792	$56,250
Diana L. Taylor	$221,250	—	—
William S. Thompson	$75,000	—	—
Ernesto Zedillo Ponce de Leon	$148,750	—	—

2013 PROXY STATEMENT	39

(b)	The values in this column represent the aggregate grant date fair values of the 2012 deferred stock awards. The grant date fair value is based on a grant date of January 17, 2012 and a grant price determined by the average NYSE closing price of Citi’s common stock for the 5 trading days from January 9, 2012 to January 13, 2012 (except for Mr. Humer and Ms. Spero, for whom the grant date was July 1 and the 5 trading days were June 25 to June 29). The amounts in the below chart represent deferred stock awards only and not shares awarded in lieu of the cash retainer and/or Chairman or Committee Chair fees. The grant date fair value of the deferred stock awards are set forth below:

	Deferred Stock	Grant Date
Name	Granted in 2012 (#)*	Fair Value
Alain J.P. Belda*	1,228.0587	$37,500
Timothy C. Collins*	1,228.0587	$37,500
Franz B. Humer	4,185.8908	$112,500
Robert L.Joss	4,912.2347	$150,000
Michael E. O’Neill	4,912.2347	$150,000
Richard D. Parsons*	1,228.0587	$37,500
Lawrence R. Ricciardi	4,912.2347	$150,000
Judith Rodin	4,912.2347	$150,000
Robert L. Ryan	4,912.2347	$150,000
Anthony M. Santomero	4,912.2347	$150,000
Joan E. Spero	4,185.8908	$112,500
Diana L. Taylor	4,912.2347	$150,000
William S. Thompson	4,912.2347	$150,000
Ernesto Zedillo Ponce de Leon	4,912.2347	$150,000

*	Messrs. Belda, Collins, and Parsons’ Deferred Stock Awards were pro-rated because their service on the Board terminated on April 17, 2012.

The aggregate number of shares of deferred stock outstanding at the end of 2012 was:

Number of
Name	Shares
Alain J.P. Belda	4,224
Timothy C. Collins	4,216
Franz B. Humer	4,188
Robert L. Joss	7,900
Michael E. O’Neill	31,321
Richard D. Parsons	20,574
Lawrence R. Ricciardi	7,913
Judith Rodin	19,683
Robert L. Ryan	15,946
Anthony M. Santomero	20,145
Joan E. Spero	5,981
Diana L. Taylor	12,188
William S. Thompson	7,913
Ernesto Zedillo Ponce de Leon	10,847

(c)	Beginning in 2009, Directors were no longer able to elect to receive any of their compensation in the form of options to purchase shares of common stock. Information regarding the number of stock options held by non-employee Directors can be found in the Director Stock Option Holdings Table on page 41.

(d)	Messrs. Belda, Collins, and Parsons retired from the Board on April 17, 2012.

(e)	Robert L. Joss earned $350,000 for consulting services provided to the Company during 2012.

(f)	The Board determined to pay Mr. O’Neill a Chairman’s Fee of $500,000 annually for his service as Citi’s Chairman, beginning on April 17, 2012. Mr. O’Neill declined to receive any other compensation to which he was otherwise entitled, including as a Director or a Committee Chair. After prorating his fee for the portion of the year during which he served as Chairman, Mr. O’Neill’s aggregate compensation for 2012 was $375,000.

2013 PROXY STATEMENT	40

The following chart shows the amount of dividend equivalents and interest paid to the non-employee Directors in 2012 with respect to shares of Citi common stock held in their deferred stock accounts.

Dividend Equivalents and
Interest Paid on
Director	Deferred Stock Account(1)
Alain J.P. Belda	$608
Timothy C. Collins	$205
Franz B. Humer	$84
Robert L. Joss	$316
Michael E. O’Neill	$1,111
Richard D. Parsons	$935
Lawrence R. Ricciardi	$316
Judith Rodin	$787
Robert L. Ryan	$638
Anthony M. Santomero	$806
Joan E. Spero	$104
Diana L. Taylor	$487
William S. Thompson	$316
Ernesto Zedillo Ponce de Leon	$434

(1)	Dividend equivalents are paid quarterly, in the same amount per share and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the Director in cash or reinvested in additional shares of deferred stock. Citi resumed paying quarterly dividends in June, 2011. Differences in the amounts paid to Directors can be attributed to a variety of factors including length of service and elections made by individual Board members with respect to the form in which they receive their cash retainers or deferred stock awards. Generally, Directors who have served on the Board for longer periods of time have accumulated more shares in their deferred stock accounts than Directors with a shorter tenure and as a result receive higher dividend equivalent payments. The number of shares owned by each Director is reported on page 21.

Director Stock Option Holdings Table

		Number of
		Shares
		Outstanding
	Date of	and	Expiration
Director	Grant	Exercisable	Date
Alain J.P. Belda	1/22/2008	1,840	1/22/2014
Judith Rodin	1/22/2008	1,840	1/22/2014

2013 PROXY STATEMENT	41

The Personnel and Compensation Committee Report

The Personnel and Compensation Committee (the Committee) evaluated the performance of and determined the compensation for the CEO, approved the compensation of executive officers, and approved the compensation structure for other members of senior management and certain highly compensated employees. The Committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Citi's annual report on Form 10-K and proxy statement on Schedule 14A filed with the SEC.

THE PERSONNEL AND COMPENSATION COMMITTEE:
Michael E. O’Neill (Chair)
Joan E. Spero
Diana L. Taylor
William S. Thompson, Jr.
Ernesto Zedillo Ponce de Leon

March 8, 2013

Compensation Discussion and Analysis

In the Executive Summary, you will learn about our:

  Outreach to investors;

  Total shareholder return and 2012 business performance, each as compared to peers;

  2012 CEO pay;

  New executive compensation structure;

  Continued focus on risk and incentive compensation plans; and

  Checklist of changes we made to our executive compensation programs.

Our Compensation Discussion and Analysis then reviews:

  Our awards to named executive officers for 2012, including new performance share units;

  Compensation of our former CEO, Vikram Pandit;

  Payouts under Key Employee Profit Sharing Plan awards granted in prior years;

  Full information on our executive compensation policies; and

  Our 2012 Summary Compensation Table and related compensation information.
I. Executive Summary

We are adopting a new executive compensation program that uses a scorecard-based structure preferred by many of our investors. This program replaces the prior executive compensation structure, which, as is common practice in the financial services industry, involved a high degree of discretion.

Commencing in 2013, incentive compensation awards will be determined based on pre-defined performance goals established at the beginning of the year for each executive officer. At year-end, the Committee will evaluate performance against the pre-defined goals. In addition, as is standard practice, we will also be guided by reported changes in market compensation levels and other factors considered to be relevant. The Committee will then determine the amount of actual variable incentives to be delivered to Citi’s CEO and review and approve awards for other executive officers, reflecting recommendations made by the CEO.

2013 PROXY STATEMENT	42

In addition, as a component of this new program, we have introduced performance share unit awards that will account for a portion of annual incentive compensation, in an effort to strengthen the existing links between pay and performance. This structure is in effect for Citi’s 2013 named executive officers for performance in 2012, as described below. The target value of each executive’s performance share unit award is based on prior year performance, with the actual number of performance share units earned at the end of a three-year period based on pre-set financial metrics. Performance share unit awards will be a key element of Citi’s executive compensation program going forward, and for 2012 represent 30% of the total incentive award as described below.

Because the newly adopted approach was developed throughout 2012 and therefore was not in place at the beginning of the year, the Committee used a hybrid approach with respect to the determination of the amount of incentive compensation delivered in 2013 for 2012 performance. Under this approach, the Committee made decisions to approve the incentive awards for the named executive officers based on a review of the scorecard metrics that are expected to play a role for 2013. The resulting incentive awards for 2012 were delivered to the 2013 named executive officers as follows: 40% in immediate bonus, 30% in deferred stock awards with four-year vesting that also results in cancellation of nonvested amounts in the event of Citi losses, and 30% in performance share units. These performance share units will be earned at the end of 2015 based on relative total shareholder return compared to peers and return on assets, each as measured over a three-year period covering 2013 through 2015. Performance goals established for performance share units granted in later years will be re-evaluated annually to reflect changing business objectives.

Investor Feedback — We Heard You. We Took Action.

As a result of last year’s say-on-pay vote, we immediately enhanced our efforts to solicit feedback from shareholders to better understand their concerns. In meetings with nearly 20 shareholders led by Board and Committee Chairman Michael O’Neill, members of the Board and/or management talked with investors who collectively held more than 30% of Citi’s common shares. We also held meetings with proxy advisory firms to determine whether the views of the proxy advisors regarding Citi’s pay practices were similar to the views of Citi shareholders as expressed during our meetings with them.

The Committee, with assistance from its newly appointed independent compensation consultant, Cook & Co., considered the opinions heard during these meetings and reviewed the results of the meetings with the full Board and management over several months. While investors had varying perspectives, a few common themes emerged from the discussions. All investors asked that the existing connection between pay and performance be enhanced. In response, we enhanced the formal set of guiding principles reflected in our Compensation Philosophy and have taken multiple steps to address investor concerns, as explained in the chart below.

Under these guiding principles, our executive compensation programs are intended to achieve four equally important major objectives: 1) enhance shareholder value, 2) attract and retain the best executive talent, 3) manage risks to Citi through sound incentive compensation practices, and 4) implement evolving regulatory guidance. These objectives are the foundation of Citi’s Compensation Philosophy, which is available on Citi’s public website at www.citigroup.com/citi/investor/corporate_governance.html.

2013 PROXY STATEMENT	43

Here are the highlights of what we heard and how we responded:

What we heard …	How we responded …
The program needs more objective metrics and a framework for discretion. Shareholders prefer awards based on measurable improvements in performance against objective metrics considered to be key drivers of sustainable value creation, such as return on assets, return on equity, efficiency ratio, earnings per share, reductions in the assets of Citi Holdings, or Basel III capital accumulation. Relative total shareholder return was identified as a preferred long-term metric. However, investors generally opposed a purely formulaic approach, recognizing that mechanical calculations can (1) have unintended results, (2) be especially troublesome in the financial services industry where significant movements in capital markets affecting performance are outside the control of management, and (3) cause concerns from a risk management perspective.	We designed a new program effective for 2013, structured around a more objective performance evaluation process, which was implemented in important respects for 2012. Incentive awards will be based on a scorecard of specific financial metrics and nonfinancial objectives, including risk and control metrics, for both Citi and its major lines of business. The Committee followed the principles embedded in the 2013 program when making decisions about 2012 incentive pay, including a review of 2012 revenue, profitability, return on assets, operating efficiency, as well as, in order to recognize the importance of strong risk-adjusted capital levels, the strengthening of our Basel III Tier 1 Common ratio. In addition, 30% of the overall incentive award for 2012 was granted in performance share units, which will only be earned at the end of 2015 based on relative total shareholder return versus peers and return on assets over a three-year period.
CEO compensation was too high relative to performance, especially in light of returns to shareholders. In particular, investors expressed concerns about the size of the former CEO’s long-term retention award package from 2011.

CEO pay declined and returns to shareholders improved. Citi’s total shareholder return substantially improved in 2012. Our one-year total shareholder return for 2012 was 50.6% and our cumulative total shareholder return over the three years ending on December 31, 2012 was 19.8%.

Mr. Corbat’s total annual pay for 2012 is $11.5 million, which is $3.5 million below Mr. Pandit’s annual 2011 pay of $15 million (a decrease of 23%). Upon the appointment of Mr. Corbat as our new CEO, no special awards were granted. In addition, 30% of Mr. Corbat’s incentive compensation for 2012 has been delivered in performance share units, which are directly tied to Citi’s future performance. The departure of our former CEO, Mr. Pandit, resulted in the forfeiture of $26.6 million in retention awards and did not result in the vesting of any additional awards. Full information on Mr. Pandit’s compensation is discussed on pages 61-62.

2013 PROXY STATEMENT	44

What we heard …	How we responded …
Our performance goals are not rigorous enough. Specifically, investors expressed the view that the thresholds for a minimum payout under the Key Employee Profit Sharing Plan were too low.

There are new minimum standards for payouts under our new programs. As described above, the amount of variable incentives for each year will be determined based on performance versus a pre-determined objective scorecard, and a large portion of the resulting amount will be delivered in performance share units that have thresholds that are more aligned with investor expectations. With regard to the performance share units, no awards will occur if the minimum threshold goals for relative total shareholder return and return on assets are not met. With regard to the deferred stock component, these awards are subject to reduction or full forfeiture in the event of losses over the four-year vesting schedule.

Although payments were made to the named executive officers under Key Employee Profit Sharing Plan grants made in 2010 or 2011, no new awards were made in 2012 under that plan. No new awards will be made in future years, as the one-time award program has achieved its objectives. Because the Key Employee Profit Sharing Plan was a retention program, no participant who left Citi before the Key Employee Profit Sharing Plan vesting date received a payout. As we explain on pages 62-63, the Key Employee Profit Sharing Plan addressed a critical need to Citi at a time when its return to sustained profitability was less certain.

Communications are not transparent enough. Shareholders expect an explicit and easily understood explanation of our program and its outcomes in the Compensation Discussion and Analysis, including clarification of the Committee’s decision-making process.	We restructured our Compensation Discussion and Analysis. The presentation of how we deliver pay and make pay decisions has been overhauled. In addition, our new compensation framework is designed to be easier to understand and more transparent.
Shareholders like robust share ownership or share holding requirements.	We added a post-termination holding requirement. In addition to our long-standing stock ownership requirement under which executive officers are generally required to hold 75% of the net shares acquired under Citi’s incentive plans for the duration of their career, we implemented a one-year post-employment holding requirement on half of the shares covered by this policy.

2013 PROXY STATEMENT	45

2012 Performance Results: A Year of Sustained Progress

In 2012, we were able to deliver meaningful returns to shareholders. Although we recognize that dilutive capital raises in 2009 will result in Citi’s longer-term total shareholder return1 continuing to lag the performance of our peers for a period of time, Citi’s total shareholder return of 50.6% for one year and 19.8% for three years on a cumulative basis ranks #3 and #2, respectively, among our peers as shown below.

Source: third-party public databases reflecting NYSE listings for all companies.

As demonstrated below, we are competitive with our peers on important 2012 metrics despite the challenging year. The results below are shown as reported for all companies. Citigroup results are also shown excluding the $2.9 billion after-tax loss related to the Morgan Stanley Smith Barney joint venture (MSSB) during 2012.2 Citi believes that this presentation provides a meaningful depiction of the underlying performance of its businesses and enhances the comparison across its peers.
____________________

1	Total shareholder return is the increase in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period.

2	Presentation of Citi’s metrics excluding the impact of MSSB are non-GAAP financial measures. For a reconciliation of these metrics to the most directly comparable GAAP measures, please see Annex B.

2013 PROXY STATEMENT	46

Efficiency Ratio[1]

Wells Fargo 59%
HSBC 63%
JPMorgan Chase 67%
Goldman Sachs 67%
Citigroup - ex MSSB 67%
Citigroup 72%
Barclays 85%
Bank of America 87%
Deutsche Bank 91%
Morgan Stanley 98%

Net Income to Common Shareholders[2]

JPMorgan Chase $19.9
Wells Fargo $18.0
HSBC $13.5
Citigroup - ex MSSB $10.4
Citigroup $7.5
Goldman Sachs $7.3
Bank of America $2.8
Deutsche Bank $0.8
Morgan Stanley $(0.0)
Barclays $(1.7)

Return on Assets[3]

Wells Fargo 1.4%
JPMorgan Chase 0.9%
Goldman Sachs 0.8%
Citigroup - ex MSSB 0.5%
Citigroup 0.4%
Bank of America 0.2%
Morgan Stanley 0.0%
Barclays NM
Deutsche Bank NM
HSBC NM

Return on Common Equity[4]

Wells Fargo 13%
JPMorgan Chase 11%
Goldman Sachs 11%
HSBC 8%
Citigroup - ex MSSB 6%
Citigroup 4%
Bank of America 1%
Deutsche Bank 1%
Morgan Stanley NM
Barclays NM

____________________

1	Efficiency ratio is total operating expenses divided by total revenues (net of interest expense). As a result, a smaller efficiency ratio is generally better than a larger efficiency ratio.

2	Amounts shown are in USD billions. Barclays and Deutsche Bank results are converted to U.S. dollars at the 2012 average exchange rate.

3	Return on assets is net income divided by average total assets. Return on assets calculations are not included for the international peer group companies that report utilizing International Financial Reporting Standards (IFRS). Reported assets on financial institutions’ balance sheets prepared in accordance with U.S. GAAP standards are not comparable to the reported assets on financial institutions’ balance sheets prepared in accordance with IFRS. Therefore, the return on assets calculations are not comparable.

4	Return on common equity is net income to common shareholders divided by average common equity. Return on common equity for some peers is not meaningful where they had net losses (i.e., no returns).

2013 PROXY STATEMENT	47

We also made considerable progress against our strategic priorities, which are critical to the ongoing transformation of our business. In particular, our senior management team made significant contributions to our repositioning initiative — an important step in the rationalization and simplification of our core operations. This included streamlining offices and reducing capacity, realigning certain businesses to better reflect our global strategy and consolidating low-impact branches, as well as exiting existing geographies with low return potential.

Citi Holdings continues to depress Citi net income and precludes more productive uses of a significant amount of capital. We continue to reduce the size of Citi Holdings; in 2012 alone, Citi Holdings assets were reduced by an additional 31%. As of the end of 2012, Citi Holdings comprised just 8% of our balance sheet, down from a peak of about 40%. However, it still comprises a disproportionate 23% of our risk weighted assets under Basel III.1 While we intend to take advantage of all reasonable opportunities to reduce Citi Holdings assets quickly, we must manage these assets and our associated expenses in an economically rational way and we will not take imprudent decisions to sell assets at unreasonable price levels merely to impact risk weighted metrics.

CEO Pay Overview

The leadership transition last fall led to the following Committee decisions on annual CEO pay for 2012:

  Michael Corbat. Prior to his appointment as Citi CEO in October 2012, Mr. Corbat was the CEO of the Europe, Middle East and Africa region. His 2012 pay was based on his substantial contributions in his CEO role for the region, his impact as a senior executive on Citi’s overall performance, and his immediate impact as the new Citi CEO. Mr. Corbat’s total annual pay for 2012 is $11.5 million, which is 44% higher than his 2011 pay of $8 million and is $3.5 million below Mr. Pandit’s 2011 pay of $15 million.

  Vikram Pandit. Mr. Pandit, Citi’s CEO since 2007, resigned as CEO on October 15, 2012. Mr. Pandit had significant responsibility for Citi’s performance in 2012 — via the impact of his long-term decisions throughout his tenure and actions he took during 2012. Based on his 2012 performance, the Committee granted Mr. Pandit a $6.7 million annual incentive award for 2012, which was 50% lower than his incentive award for 2011. Together with the $1.7 million salary he was paid in 2012, his 2012 total pay was $8.4 million, which was 44% lower than his 2011 pay of $15 million.

In addition to these annual awards made for 2012, Mr. Corbat received payments under the Key Employee Profit Sharing Plan pursuant to a grant made in 2010. He was paid approximately $4.6 million under that 2010 award in February 2013 and may receive up to approximately $2.3 million in February 2014 under the same 2010 grant if conditions to payment are satisfied. Mr. Pandit did not receive any payment under that plan because he left Citi before the applicable vesting dates.

New Executive Compensation Program Structure

We are changing our executive compensation program to an approach with more structure — an evolution that began immediately after our 2012 annual shareholders’ meeting. During 2012, we made substantial progress in strengthening the existing links between pay and performance by developing a balanced scorecard approach with financial metrics and nonfinancial objectives that, in combination, are expected to improve returns to shareholders within acceptable risk-taking parameters. Our approach delivers 60% of a named executive officer’s incentive compensation in equity-based incentives that vest over multiple-year periods. The awards are split equally between deferred stock that vests over four years and can be cancelled in the event of Citi losses and performance share units that are paid out at the end of a three-year performance cycle based on relative total shareholder return versus peers and return on assets. The new structure will be fully implemented in evaluating 2013 performance.
____________________

1	Estimates of Basel III risk-weighted assets have been calculated based on the proposed "advanced approaches" for determining risk-weighted assets under the U.S. regulators’ proposed rules relating to Basel III, as well as the final U.S. market risk capital rules (Basel II.5). The estimates are based on Citi’s current interpretation, expectations, and understanding of the respective Basel III requirements and are necessarily subject to final regulatory clarity and rulemaking, model calibration, and other implementation guidance in the U.S.

2013 PROXY STATEMENT	48

Year	How the Committee Decides	How Awards Are Paid (Incentive Vehicles)
2011	Discretionary	40% Cash	30% Deferred Stock	30% Deferred Cash
2012	Decisions guided by 2013 scorecard metrics	40% Cash*	30% Deferred Stock	30% Performance Share Units
2013	Structured framework

  70%: Based on pre-set financial metrics
  30%: Based on pre-set nonfinancial metrics
  Weighted average score applied to target pay opportunity set at the beginning of the year, with final award to reflect anticipated changes in market pay levels and other factors deemed relevant by the Committee

*	Mr. Corbat’s bonus for 2012, constituting 40% of his annual incentive award, was delivered half in cash and half in a fully vested equity instrument that is sale restricted for six months, in accordance with guidance from the U.K. Financial Services Authority. Mr. Corbat’s compensation for 2012 is subject to Financial Services Authority regulation, as he was based in London for the first 9½ months of 2012.

Citi will periodically re-evaluate the proportions of incentive compensation awarded as cash-based and equity-based awards.

Risk Continues to Be a Primary Consideration

Citi fully appreciates its responsibility to assume risks which are prudent and well-understood, and to effectively manage those risks to protect the franchise. We have adopted numerous features of our incentive compensation programs to reduce the potential for imprudent risk-taking that may undermine our business objectives.

  Our Compensation Philosophy, approved by the Committee and available on Citi’s public website, describes our commitment to managing risk, and management has received clear direction from the Committee to use discretion in awarding incentive compensation consistently with risk mitigation principles.

  The Chief Risk Officer meets twice per year with the Committee to review risk levels and trends across the firm, as well as incentive compensation frameworks at the senior executive level and throughout the firm. The Chief Risk Officer has reviewed the key terms of Citi’s overall compensation framework, including the performance share units, to help ensure that, consistent with Citi’s Compensation Philosophy, compensation is aligned with long-term performance in a manner that does not encourage imprudent risk-taking.

  Risk is taken into account in determining the aggregate amount of annual incentive compensation through the annual performance evaluation process, which includes assessment of risk management behaviors.
  The new structured framework for determining senior management incentive compensation takes risk into account through the use of risk adjusted financial metrics, such as Basel III regulatory capital ratios, as financial goals set forth on an executive’s scorecard. Risk management performance, including effectiveness of the control environment, will also be incorporated into nonfinancial goals. Performance against these goals, which are defined at the beginning of the year, will be weighted and included in the overall score, which then guides the determination of the amount of incentive compensation. Discretion may be applied at the end of the process to reflect adverse risk outcomes or other risk-related factors.

  For individual covered employees (several hundred of the most senior employees at Citi), Citi established an annual control function review process pursuant to which the control functions (Compliance, Finance, Independent Risk, Internal Audit, and Legal) provide an evaluation of risk behaviors. The rating from the independent review process is included in the performance evaluation system to inform the performance review conducted by the executive’s manager. The performance evaluation system includes formal risk goals for covered senior managers as well as a formal manager-provided risk rating. We believe that

2013 PROXY STATEMENT	49

over the three years this process has been in effect, the process has been instrumental in increasing awareness of the importance of risk-taking behaviors, and has facilitated the strengthening of Citi’s risk culture.

  Our current general annual performance evaluation process also explicitly takes risk into account in a number of ways, and will continue to be applicable in 2013 broadly throughout Citi. The performance evaluation system generally includes a risk behavior goal for all employees.
  Citi enhanced its ability to cancel compensation if there are adverse risk outcomes. Citi adopted a new provision allowing cancellation of deferred incentive compensation awarded for 2012. Unearned performance share units, or unvested deferred cash awards granted to senior executives other than the named executive officers, may be cancelled if the executive has significant responsibility for a material adverse outcome. This provision is intended to allow for cancellation of deferred compensation in the event of serious financial or reputational harm to Citi, and can allow for cancellation if a failure to supervise or monitor conduct or risks results in such significant responsibility.

  The performance share units are designed to avoid incentives to take imprudent risks. The use of relative total shareholder return as a metric is balanced by the use of another core business metric, return on assets, to avoid the potential for conduct that benefits short-term stock price increases at the expense of other important variables. In addition, the performance share units have the material adverse outcome condition just described.

  The structure of annual incentive awards made to executives discourages imprudent risk-taking. The risk mitigants include substantial deferrals, vesting periods, broad-based clawbacks, and Committee and management discretion to clawback nonvested deferred compensation for improper risk-taking behavior. In addition, performance-based vesting criteria are a part of all deferred incentive compensation awarded to “covered employees,” as defined in applicable bank regulatory guidance.

  Management has developed a robust process for risk-adjusting the annual incentive compensation pools from which annual incentive awards are made.

Citi’s compensation practices are important components of its approach to risk management but they are not the exclusive or the primary framework for managing risks. At Citi, business managers and their in-business risk teams bear primary responsibility for managing risk within parameters defined by the independent control functions. Citi’s independent control functions also provide oversight and serve to further identify, control, manage and mitigate risks that may be imprudent, excessive or not well-understood.

A Checklist of Changes

Citi’s changes to its executive compensation program include the following:

  Performance share units that deliver value to executives according to pre-determined financial metrics, replacing deferred cash awards;

  A structured, formulaic process for determining the amount of annual incentive compensation, effective for 2013, replacing a more discretionary approach;

  No new Key Employee Profit Sharing Plan awards in 2012 or future years;

  Under our long-standing stock ownership commitment, executive officers are generally required to hold 75% of the net shares acquired through Citi’s incentive compensation programs. Going forward, executive officers will also be required to hold half of these accumulated shares for a full year after ceasing to be an executive officer, even if they are no longer employed by Citi;

  An enhanced performance-based vesting feature, which would permit the cancellation of incentive compensation if an executive is found to have significant responsibility for a material adverse outcome causing significant financial or reputational harm to Citi; and

  A blanket prohibition against hedging and pledging of Citi stock by executive officers.

2013 PROXY STATEMENT	50

These enhancements are in addition to the various other best practices that have historically been embedded in our compensation program, including:

  Clawbacks;

  Limits on perquisites and no special benefits or supplemental retirement plans;

  No change-in-control agreements or severance agreements;

  Limited employment agreements; and

  Use of independent compensation consultants.

For details about our practices and policies, please see pages 64 – 67.

2013 PROXY STATEMENT	51

II. Overview of Compensation

The compensation described in this Compensation Discussion and Analysis includes both awards approved by the Committee in February 2013 for performance in 2012, and payouts under grants made in 2010 or 2011 under the Key Employee Profit Sharing Plan that were earned over multi-year periods ending on December 31, 2012. The following is a summary of the compensation approved by the Committee for performance in 2012:

1	2	3	4	5	6	7
		Cash Bonus	Deferred	Performance	Deferred
	Base Salary	(Reported in	Stock	Share Units	Cash Award	Total
	(Reported in the	the Summary	(Reported in	(Reported in	(Reportable in	Compensation
	Summary	Compensation	the Summary	the Summary	Future Summary	for 2012
	Compensation	Table for 2012	Compensation	Compensation	Compensation	(sum of
Name	Table for 2012)	or 2013)	Table for 2013)	Table for 2013)	Tables)	columns 2 -6)
Michael Corbat	$1,049,188	$4,180,324 *	$3,135,244	$3,135,244	$0	$11,500,000
John Gerspach	$500,000	$2,600,000	$1,950,000	$1,950,000	$0	$7,000,000
Don Callahan	$500,000	$2,800,000	$2,100,000	$2,100,000	$0	$7,500,000
Gene McQuade	$500,000	$2,800,000	$2,100,000	$2,100,000	$0	$7,500,000
Manuel Medina-Mora	$546,966	$4,181,214	$3,135,910	$3,135,910	$0	$11,000,000
Vikram Pandit**	$1,750,000	$2,661,333	$0	$0	$3,992,000	$8,403,333

Like other multi-year deferred compensation awards, the payments made in 2013 under the Key Employee Profit Sharing Plan were made under the terms of award decisions made by the Committee in past years. Each named executive officer received one Key Employee Profit Sharing Plan grant, either in 2010 or 2011. Under the Key Employee Profit Sharing Plan, two-thirds of each award was paid as of January 20, 2013, and one-third may be paid as of January 20, 2014 (holdback payment) if specified service and/or performance conditions are met. Set forth below is a chart showing the estimated maximum Key Employee Profit Sharing Plan award payable to each named executive officer, including the amount paid as of January 20, 2013, the holdback payment to be made in 2014, and projected notional interest that may be due on the holdback payment. Due to SEC requirements, only the initial 2013 payment appears in this year’s Summary Compensation Table; the holdback payment plus any interest on the holdback payment will appear in next year’s Summary Compensation Table, if such amount is actually paid and the recipient is a named executive officer for 2013.

1	2	3	4	5
		Initial Payment
		Made as of
		January 20,	Estimated Maximum Holdback	Total Potential
		2013 (Reported	Payment (Including Interest)	Maximum Key Employee
		in the Summary	Payable as of January 20, 2014	Profit Sharing Plan
	Year Award	Compensation	(Reported in the Summary	Award Payment
Name	was Granted	Table for 2012)	Compensation Table for 2013)	(sum of columns 3 and 4)
Michael Corbat	2010	$4,581,695	$2,297,857	$6,879,552
John Gerspach	2011	$3,330,181	$1,670,186	$5,000,367
Don Callahan	2010	$4,581,695	$2,297,857	$6,879,552
Gene McQuade	2010	$3,690,822	$1,851,058	$5,541,880
Manuel Medina-Mora	2011	$5,123,354	$2,569,516	$7,692,870
Vikram Pandit**	2011	$0	$0	$0

*	50% of Mr. Corbat’s bonus is delivered through a cash-settled equity instrument, in accordance with U.K. regulatory requirements. That portion will be disclosed in next year’s Summary Compensation Table.

**	Resigned as CEO October 15, 2012.

These tables are not intended to be substitutes for the reporting of compensation in accordance with SEC rules as shown in the 2012 Summary Compensation Table.

This Compensation Discussion and Analysis discusses each element of the charts shown above in detail:

  The awards for 2012 to the named executive officers who are current executives: Mr. Corbat, Mr. Gerspach, Mr. Callahan, Mr. McQuade, and Mr. Medina-Mora;

  The awards for 2012 to our former CEO, Mr. Pandit; and

  The Key Employee Profit Sharing Plan payments that reflect awards granted in prior years.

2013 PROXY STATEMENT	52

A. Structured Framework for Determining the Amount of the Incentive Awards

1. Framework for 2013

For 2013 and future years, we intend to make compensation decisions within a more structured framework. Accordingly, we expect to establish specific financial and nonfinancial targets for each executive officer for performance in 2013. The financial targets will be specific levels of pre-defined metrics such as pre-tax earnings, operating efficiency, Basel III capital accumulation, Basel III regulatory capital ratios, liquidity metrics, and return on assets, while the nonfinancial targets will be specified qualitative achievements, such as specific improvements in controls. The targets will be based on Citi’s annual business plan and will be a combination of Citi-wide and business-specific objectives, depending on the executive’s role. At the end of the year, the performance of the executive against each target will be assessed on an objective scale (1 through 5). Performance scores for the financial and nonfinancial targets will be averaged separately then weighted, such that the average financial target score may be weighted 70% while the average nonfinancial target score may be weighted 30%, to arrive at an overall performance rating. This rating will be used to guide the direction of the executive’s compensation when compared to market compensation for his role (e.g., a stronger performance rating should generally result in compensation that is above the 50th percentile for the role while a lower performance rating should generally result in compensation that is below the 50th percentile). The final award will be subject to adjustment to reflect unexpected events occurring during the year (such as disappointing control failures) that were not otherwise considered at the start of the year in setting the targets. In addition, executives’ risk behaviors will continue to be reviewed through Citi’s well-established independent annual control function review process, which may result in downward adjustments to compensation in appropriate circumstances, as described on page 56.

2. Framework for 2012

The framework described above was designed during 2012 and as such, could not be implemented fully for 2012 because an integral part of the framework is the establishment of targets early in the year. Nonetheless, in evaluating 2012 performance, the Committee reviewed metrics that are consistent with the 2013 framework, and followed a structured four-step process in awarding incentive compensation to Mr. Corbat, Mr. Gerspach, Mr. Callahan, Mr. McQuade, and Mr. Medina-Mora for performance in 2012.

  First, the Committee evaluated overall Citi performance for 2012 and the performance of specific businesses and regions where necessary to understand the performance of individual executives. The metrics reviewed were generally consistent with the framework for 2013.

  Next, it reviewed the individual performance of the named executive officers and the CEO’s recommended awards for each of them (other than himself). Risk-taking and failure to comply with risk management guidelines (none were identified) were considered for possible downward adjustments to pay.

  The Committee considered benchmarking information to understand market compensation for the role of each named executive officer, as explained in more detail on page 57.

  Finally, to arrive at the total compensation for 2012, each named executive officer’s prior year annual incentive compensation was adjusted in a consistent manner that was objectively calibrated to Citi and individual performance and market compensation levels. This reflected studies conducted by Cook & Co. of historic market rates and predictions with regard to year-over-year changes in industry pay levels prepared by multiple third-party survey firms. The Committee approved awards after certifying that the awards were permitted under the terms of the 2011 Executive Performance Plan, pursuant to which Citi may obtain a tax deduction for performance-based incentive compensation to covered executives, as described on page 66.

2013 PROXY STATEMENT	53

i.	Overall company performance. In awarding incentive compensation to the named executive officers and other senior executives for 2012, the Committee took into account Citi’s financial results and the progress made against Citi’s strategic priorities. Performance for 2012 for Citi included the following strengths and areas for improvement:

  We delivered value to shareholders in 2012, with total shareholder return up 50.6% over year-end 2011, and our three-year cumulative total shareholder return is 19.8%.

  During 2012, Citi continued to build on the significant transformation of the firm that has occurred over the last several years. Despite a challenging operating environment, Citi’s 2012 results showed ongoing momentum in most of our core businesses, as we continued to simplify our business model and focus resources on our core Citicorp franchise while continuing to wind down Citi Holdings.

  Citi’s strategy is built upon our position as a leading global bank for both institutions and individuals. With this long-term strategy in mind, in December 2012, Citi announced a number of repositioning efforts to optimize our footprint, re-size and re-align certain businesses and improve efficiencies, while at the same time maintaining our unique competitive advantages.

  In general, our operating results reflect the global operating environment, including the interest rate environment and regulatory changes, as well as charges attributable to resolving legacy issues.

  Our capital levels and book value per share increased during 2012. At the end of 2012, book value per share was $61.57 and tangible book value per share was $51.19, 1% and 3% increases respectively versus the prior year period.[1]
  Citi’s Tier 1 Capital and Tier 1 Common ratios were 14.1% and 12.7% as of December 31, 2012, respectively, compared to 13.6% and 11.8% in the prior year. Citi’s estimated Tier 1 Common ratio under Basel III was 8.7% at December 31, 2012, which was our target.[1]

ii.	Individual performance and significance of role. The Committee considered the scope of each executive’s responsibilities during 2012 and the individual contributions of each of them to Citi’s results.

  Mr. Corbat: Mr. Corbat was CEO of the Europe, Middle East and Africa region before his promotion to Citi CEO in October 2012. Mr. Corbat’s 2012 pay was based on his substantial contributions in his CEO role for the region, his impact as a senior executive on Citi’s overall performance and the immediate contributions he made upon assuming the Citi CEO role in October.

    Mr. Corbat’s 2012 scorecard in the Citi CEO role included: total Citi revenue, expense, net income, operating efficiency, Basel III Tier 1 Common ratio, return on Basel III assets, and return on assets. His individual performance on risk measures was also assessed. Mr. Corbat’s 2012 scorecard in the regional CEO role included the same metrics, but as determined for the region, and included regional client and other metrics. Improvements over 2011 were shown in nearly all metrics.

    The Committee noted that since becoming CEO in October, Mr. Corbat moved quickly to finalize a budget for 2013, which included the repositioning effort. He also formed a management team and realigned certain functions to make the organization more responsive to clients and more efficient.

    The Committee also noted that progress was made on key regional initiatives, such as improved controls and regulatory ratings.

____________________

1	Tangible book value per share and estimated Basel III Tier 1 Common ratio are non-GAAP financial measures. For a reconciliation of these metrics to the most directly comparable GAAP measures, please see pages 45 and 44, respectively, of Citigroup’s 2012 Annual Report on Form 10-K filed with the SEC on March 1, 2013.

2013 PROXY STATEMENT	54

  Mr. Gerspach: Mr. Gerspach was CFO throughout 2012. He is responsible for the financial management of Citi and leads the Citi Finance function, which is responsible for decisions on capital planning, liquidity, budgeting, tax, financial strategic direction and important elements of investor relations. Mr. Gerspach continues to engage the investor community through the regular quarterly briefings and other public discussions of Citi’s results.

    Mr. Gerspach’s scorecard for 2012 included the following financial metrics: total Citi expense, Finance function direct expense, Citi net income, Citi operating efficiency, Basel III Tier 1 Common ratio, return on Basel III assets, return on assets, liquidity ratios, and reductions in the Citi Holdings balance sheet. The nonfinancial goals included risk and control metrics, such as ensuring strong controls through reductions in operational losses. Improvements over 2011 were shown in most financial and nonfinancial metrics.

    Key 2012 accomplishments included the following:

      Citi continued to maintain a strong and liquid balance sheet and an excellent capital position.

      The Finance function implemented a robust budgeting/forecasting process that integrates balance sheet, income statement, and capital planning.

      Mr. Gerspach has provided leadership for Citi’s firm-wide plans for implementing the repositioning charges and regulatory reform, including Basel III capital requirements.

  Mr. Callahan: Mr. Callahan was Chief Administrative Officer and Chief Operations & Technology Officer of Citi during 2012. He was responsible for managing our network infrastructure security and for ensuring that Citi’s systems are compliant with applicable regulatory requirements.

    Mr. Callahan’s scorecard for 2012 included the following financial metrics: Operations & Technology direct and third-party expenses, Operations & Technology expense/revenue ratio, direct staff counts, regulatory capital used, productivity metrics, problem resolution effectiveness in the credit cards and mortgages businesses and retail net promoter scores. The nonfinancial goals included risk and control metrics, such as ensuring strong controls through reductions in operational losses. Improvements over 2011 were shown in several financial and nonfinancial metrics.

    Key 2012 accomplishments included the following:

      Operations & Technology helped advance Citi’s mobile and digital capabilities as well as continuing the rollout of new business platforms in Global Consumer Banking and the Institutional Clients Group.

      The Operations & Technology unit was a significant driver of expense savings in 2012, leading company-wide reengineering efforts.

      Operations & Technology activated Citi’s full continuity of business plan in response to Hurricane Sandy, maintaining operational effectiveness throughout the period.

  Mr. McQuade: Mr. McQuade was CEO, Citibank, N.A. during 2012. Mr. McQuade was responsible for the oversight and controls of our largest depository legal vehicle and of Citi Holdings. In 2012 the Compliance function reported to him for part of the year and he had day-to-day responsibility for the Internal Audit function (with the Internal Audit function also reporting to the CEO and the Audit Committee of the Board). He was also responsible for International Franchise Management, including Citi’s network of Chief Country Officers, who are responsible for all franchise issues in their countries.

    Mr. McQuade’s scorecard for 2012 included the following financial metrics: Citibank, N.A. revenue, expense, core earnings before taxes, operating efficiency, Basel III Tier 1 Common ratio, return on Basel III assets, revenue growth in each of the Institutional Clients Group and Global Consumer Banking, and net credit loss metrics. The nonfinancial goals were focused on risk and control metrics such as reductions in operational losses. Improvements over 2011 were shown in most financial and nonfinancial metrics.

2013 PROXY STATEMENT	55

  Key 2012 accomplishments included the following:

    Oversight of Citi Holdings, which reduced its assets by 31% last year.

    Ensuring strong governance of Citibank, N.A. consistent with what is expected from our regulators in the U.S. and around the world, including regulators in Japan, by providing clear communications and driving change to address regulators’ concerns.

    Strengthening the operating framework for International Franchise Management.

    Implementing controls and governance frameworks that enhance the safety and soundness of Citibank, N.A., including focused talent management and executive succession plans.

    Providing oversight for Citibank, N.A.’s compliance with key aspects of the Dodd-Frank Act.

    Strengthening the liquidity and capitalization of Citibank, N.A., and generally advancing its safety and soundness.

  Mr. Medina-Mora: Mr. Medina-Mora was CEO, Global Consumer Banking; Chairman, Latin America and Mexico during 2012. He was responsible for all Consumer and Commercial Banking businesses globally, including Retail Banking and Wealth Management, Credit Cards, and Mortgages, and he provided oversight for the entire Citi franchise in Mexico and Latin America.

    Mr. Medina-Mora’s scorecard for 2012 included the following financial metrics: Global Consumer Banking revenue, expense, core earnings before taxes, operating efficiency, return on Basel III assets, return on assets, revenue growth, net promoter scores, and customer growth. The nonfinancial goals included risk and control metrics, such as ensuring strong controls through reductions in operational losses. Improvements over 2011 were shown in nearly all areas.

    Key 2012 accomplishments included the following:

      Strong performance in Global Consumer Banking resulted from a clearly defined strategy and an established management process, which allowed a successful reaction to the greater than expected headwinds in some areas (such as North America Consumer and Asia) by redeploying resources to the most attractive opportunities in the year (Mexico, North America Mortgage).

      Global Consumer Banking met or exceeded its 2012 financial goals in all key areas.

      Global Consumer Banking showed strong results on key risk metrics and strong quality controls were implemented across the Consumer businesses.

The named executive officers other than Mr. Corbat were evaluated on risk behaviors by Citi’s control functions (Compliance, Finance, Independent Risk, Internal Audit and Legal), and Mr. Corbat was assessed on risk behaviors by the Committee. This evaluation process is common to all Citi employees who are considered individual “covered employees” under applicable bank regulatory guidance, and is focused on identifying instances where covered employees did not demonstrate prudent risk-taking behaviors or did not provide appropriate leadership on risk-related issues. These reviews resulted in positive ratings or assessments for the named executive officers. The positive ratings were not determinative of the size of the annual incentive awards for 2012, as a positive risk rating is an expected element of job performance in senior executive roles. A negative risk rating would have resulted in the reduction or elimination of incentive compensation awarded for 2012.

2013 PROXY STATEMENT	56

iii.	Market data. The Committee reviewed general market data regarding compensation in the financial services industry and, where available, market compensation for an executive’s role in a major financial services institution. The market information reviewed by the Committee indicated that compensation broadly throughout the financial services industry was expected to be the same as 2011 or show a slight increase.

In addition, the Committee reviewed benchmarking information as it considered the market level of compensation for senior executive roles. The companies included in the peer group for this purpose were the same as the companies considered to be the peer group for the performance share units (discussed below): Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley and Wells Fargo. Adjustments were made in the peer group from 2011 to focus on firms with similar lines of business to those of Citi.

	2011 Peer Group for Other Named	2012 Peer Group for All Named Executive
2011 Peer Group For CEO	Executive Officers	Officers (including the CEO)
American Express	American Express	Bank of America
Bank of America	Bank of America	Barclays
Barclays	Capital One	Deutsche Bank
Credit Suisse	Credit Suisse	Goldman Sachs
Deutsche Bank	Deutsche Bank	HSBC
Goldman Sachs	Goldman Sachs	JP Morgan Chase
JP Morgan Chase	JP Morgan Chase	Morgan Stanley
Morgan Stanley	Morgan Stanley	Wells Fargo
UBS	U.S. Bancorp
Wells Fargo	Wells Fargo

The market information on total annual compensation provided background and context for Committee decisions; the information regarding pay practices of the peer group informed but did not govern the Committee’s award determination for any individual named executive officer or any other executive.

iv.	Calibration of individual incentive awards. The Committee made its decisions within the framework of the 2011 Executive Performance Plan, certifying that the performance goals under that plan had been met. The Committee exercised its discretion to pay less than the maximum amount to each named executive officer covered by the plan.

Management played specific roles in the determination of incentive compensation. In the case of Mr. Gerspach, Mr. Callahan, Mr. McQuade and Mr. Medina-Mora, the Committee considered the recommendations made by the CEO in making its decisions to approve the awards. Management did not determine or decide the compensation of Mr. Corbat, but as with the decisions regarding the other named executive officers, management provided information as needed to inform the applicable recommendations and decisions.

2013 PROXY STATEMENT	57

The Committee took into account all of the foregoing in approving the following adjustments from 2011 pay for the following named executive officers.

	2011 Total Annual	2012 Total Annual			Summary Rationale Derived
Name	Compensation	Compensation	Difference		from Scorecard
Michael Corbat	$8,000,000	$11,500,000		$3,500,000 (+43.8%)	Very strong Europe, Middle East and Africa results and new role as Citi CEO
John Gerspach	$6,000,000	$7,000,000		$1,000,000 (+16.7%)	Market adjustment combined with strong Finance results
Don Callahan	$8,000,000	$7,500,000	-$	500,000 (-6.3%)	Market adjustment
Gene McQuade	$7,500,000	$7,500,000		$0	Continuing to ensure strong Citibank, N.A. governance globally as expected by regulators
Manuel Medina-Mora	$11,000,000	$11,000,000		$0	Stable results in Global Consumer Banking in difficult environment

The total compensation amounts shown above, which differ from the amounts of total compensation shown in the 2012 Summary Compensation Table, reflect each executive’s base salary and awards approved by the Committee for performance in 2012 and 2011. They are not intended as a substitute for the reporting of compensation in accordance with SEC rules as shown in the 2012 Summary Compensation Table.

B. Form and Structure of Incentive Awards for Performance in 2012

The Committee awarded 40% of eligible named executive officer incentive compensation for performance in 2012 as an immediately payable bonus, 30% in deferred stock under Citi’s Capital Accumulation Program, and 30% in performance share units (for a total deferral of 60%).

In determining the percentages to award as current and deferred compensation, the Committee considered applicable regulatory requirements and guidelines for deferral, noting that a 60% deferral rate for senior executives is required in many countries outside the U.S. Our structure links 100% of each named executive officer’s deferral to the value of Citi common stock, providing strong alignment with long-term shareholder interests. Each element of named executive officer incentive compensation for 2012 is explained below.

1. Bonus

The Committee awarded an immediately payable bonus to the named executive officers as 40% of their incentive award for 2012; for named executive officers other than Mr. Corbat, the bonus was paid in cash. Because Mr. Corbat was CEO of the Europe, Middle East and Africa region based in London for most of 2012, his compensation for 2012 is subject to the structure required by the Financial Services Authority. Under this required structure, half of his immediate bonus was delivered in a fully vested stock equivalent instrument subject to transfer restrictions until August 19, 2013, and will be shown in next year’s 2013 Summary Compensation Table in accordance with SEC rules, as the grant date for this instrument is in 2013. The other half of his bonus was paid in cash.

2. Deferred Stock Awards

The Committee awarded deferred stock under Citi’s Capital Accumulation Program to the eligible named executive officers as 30% of their incentive compensation for 2012. The awards have the same terms as the deferred stock awards made to other senior employees, and accordingly, align the named executive officers not only with the interests of shareholders, but also with the incentives for other senior executives. The awards vest ratably over a four-year period, and an additional vesting condition also applies to these awards that allows for cancellation of future vestings in the event of losses. If Citigroup has pre-tax losses in any year of the deferral period, the portion of the deferred stock award that is scheduled to vest in the year following the loss year will be reduced by 20%, or if greater, by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the highest level of annual pre-tax profit for

2013 PROXY STATEMENT	58

Citigroup in the three years immediately prior to the loss year. This provision of Citi’s Capital Accumulation Program is new for 2012. Other provisions of these deferred stock awards are the same as or similar to provisions of awards made under this program in prior years.

EXAMPLE: The following example illustrates a deferred stock award made in February 2013 of 10,000 shares to a named executive officer. The example shows how the portion of this award that is scheduled to vest in January 2014 – 2,500 shares – would be affected, assuming the following pre-tax profit (loss) history for Citigroup.

Scheduled	Pre-tax profit (loss) for Citigroup (in millions)				Highest pre-tax profit in
vesting date	2013	2012	2011	2010	prior three years
January 2014	($500)	$7,936	$14,624	$13,184	$14,624

Please note: The profit amounts for 2010, 2011, and 2012 in the example are derived from current publicly reported financial information. The pre-tax loss amount for 2013 in the example is a hypothetical assumption for illustrative purposes only.

Because of the hypothetical pre-tax loss in 2013, the portion scheduled to vest in January 2014 would be reduced by 20%. As a result, 500 shares of the 2,500 that were scheduled to vest would be canceled (500 = 20% of 2,500).

Under the generally applicable provisions of the Capital Accumulation Program, the deferred stock awards continue to vest on schedule in the event of involuntary termination not for gross misconduct or termination by reason of disability, and vest and are delivered in full in the event of death. In the event of voluntary resignation, the awards continue to vest on schedule if an executive has combined age and years of service that total at least 60 and does not compete (Citi’s equity program retirement provisions, also known as the Rule of 60). Because all of the named executive officers meet the Rule of 60, forfeiture of the awards will occur upon resignation only in the event that the executives compete with Citi. More detail on the Rule of 60 appears on pages 71-72.

These awards, like all deferred incentive awards granted by Citi, remain subject to cancellation pursuant to the Citi Clawbacks. In general, the Citi Clawbacks provide for the forfeiture or cancellation of nonvested incentive compensation if the Committee determines that the employee (a) received an award based on materially inaccurate publicly reported financial statements, (b) knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (c) materially violated any risk limits established or revised by senior management and/or risk management, or (d) engaged in gross misconduct.

In accordance with Financial Services Authority requirements, Mr. Corbat’s deferred stock award will be subject to transfer restrictions for six months after each vesting date. In addition, Mr. Corbat’s deferred stock award will be subject to the “EU Clawback” as described on page 65.

3. Performance Share Unit Awards

In February 2013, Citi introduced performance share units as part of its multiple enhancements to the objective elements of Citi’s compensation framework. These awards represent 30% of the eligible named executive officers’ annual incentive compensation for 2012 and are expected to continue to be an element of Citi’s incentive award structure in future years. The performance share units will be delivered at the end of a three-year performance period only to the extent that Citi achieves pre-determined objective goals over that period. These goals – return on assets and relative total shareholder return – were selected because they measure improvement in Citi’s operating performance and relative returns delivered to shareholders, respectively. The Committee believes that these metrics are the most relevant objective measures of overall improvements in performance at this point in Citi’s evolution.

Performance share units are performance-sensitive in a variety of ways. First, the initial award opportunity is based on prior-year performance. Once granted, the number of performance share units earned, if any, is based on performance against the objective metrics over the three-year performance period. Finally, the value of the earned performance share units is based on changes in Citi’s common stock price that occur over the three-year period.

2013 PROXY STATEMENT	59

The target number of performance share units awarded to each executive is the amount of his annual incentive allocated to the performance share unit program divided by the average of the closing Citi stock prices for the five trading days immediately preceding the grant date. The performance share units will be earned according to the following schedule relating to Citi’s average return on assets and relative total shareholder return over the three-year period.

Metric: average return on assets	Less than 0.60%	0.60%	0.85%	1.0% or more
Metric: relative total shareholder
return (percentile)	Lower than 25th	25th	50th	75th or greater
% of target performance share	No award regardless of
units earned	outcome of other metric	0%	100%	150%*

*	Mr. Corbat’s performance share unit award cannot deliver more than 100% of the target award due to Financial Services Authority requirements, as explained below.

Performance against each metric will be weighted equally to provide a balanced focus on each metric; however, the program has a minimum performance threshold. If Citi’s average return on assets is less than 0.6% or Citi’s total shareholder return is lower than the 25th percentile, then no performance share units will be earned at the end of the three-year performance period, regardless of the outcome of the other metric. Citi’s current return on assets is meaningfully below the average return on assets target of 0.85%, thereby requiring management to improve performance significantly to earn the full award.

In order to protect against the possibility of artificial cliffs driving inappropriate behavior and risk taking, performance between the thresholds in the table above will be determined by straight-line interpolation, based on equal weighting of each metric.

Example: If Citi has an average return on assets of 0.725% and is at the 50th percentile in relative total shareholder return, the executives will receive 75% of the performance share units initially awarded, which assigns equal weight to performance against the return on assets metric (50% performance) and the total shareholder return metric (100% performance).

Final results under the performance share unit metrics are determined after the end of the three-year performance period. Return on assets for this purpose is generally defined as the average, for 2013, 2014 and 2015, of Citigroup’s net income (loss) excluding credit valuation adjustments/debt valuation

Citi had $1.865 trillion in assets at the end of 2012. Therefore, if Citi has an average return on assets of 0.85%, under that asset base it would have $15.85 billion in net income.

adjustments divided by Citigroup average assets. Relative total shareholder return under the program will be determined at the end of 2015 by comparing Citi’s total shareholder return from January 1, 2013 through December 31, 2015 to those of its peers. The peer group for determining relative total shareholder return is Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, and Wells Fargo. The peer group was selected because the group includes Citi’s principal global business competitors and competitors for investor capital. In the event of extraordinary items such as corporate restructurings, the Committee has the authority to make adjustments in return on assets, relative total shareholder return, and the peer group, only to the extent required to implement the intent of the awards.

The performance share units are subject to an additional performance-based vesting condition, which is intended to balance any possible incentives created by the program for the executives to take imprudent risks. Specifically, if the Committee determines that an executive has significant responsibility for a material adverse outcome before or during the performance period, unearned performance share units may be cancelled. The performance-based vesting provision is intended to allow Citi to cancel unearned compensation where executives are responsible for material financial or reputational harm to Citi, either through their actions or through failure to supervise others. Unearned performance share units are also subject to the Citi Clawbacks as described on pages 64-65 for violations of risk limits, gross misconduct, and other negative circumstances.

2013 PROXY STATEMENT	60

After the end of the performance period, the Committee will determine the number of earned performance share units for each executive. The earned performance share units will be multiplied by the average of the high and low Citi common stock prices determined as of the vesting date in 2016, and the resulting value will be paid in cash. This feature has the effect of rewarding executives based on changes in the price of Citi common stock, which is another element of alignment with shareholder returns, while limiting shareholder dilution. The averaging approach is the same approach Citi uses to determine the taxable value of the awards.

Dividend equivalents will be accrued and paid on the number of earned performance share units at the end of the three-year performance period; dividend equivalents on performance share units that are not earned will be forfeited.

Performance share units have the same termination provisions applicable to Citi’s incentive programs generally. Because all of the named executive officers meet the Rule of 60 as described on page 71, the executives will receive their earned performance share units unless: (a) the executive voluntarily resigns during the performance period and performs services for a competitor, or (b) the executive is terminated for gross misconduct (in which case the undelivered award is cancelled). If a named executive officer resigns and competes, at the end of the performance period he will receive a pro-rated award, based on his service during the performance period. For example, if a named executive officer resigns after the first year of the performance period to work for a competitor, he will receive one-third of the earned performance share units after the end of the performance share unit performance period in 2015.

Mr. Corbat’s performance share unit award for 2012 varies from the general program structure to conform to guidance from the Financial Services Authority, due to the fact that he was based in London for a substantial portion of 2012, as follows. Mr. Corbat will be eligible to earn no more than 100% of his target performance share unit award even if return on assets exceeds 0.85% or relative total shareholder return is higher than the 50th percentile. His award will also be subject to the “EU Clawback” as described on page 65. Finally, a portion of his award delivered in 2016 will be subject to transfer restrictions for six months. Other terms of his performance share unit award are the same as those provided under the general program terms.

C. Compensation for Mr. Pandit

Outstanding Awards
When our former CEO Mr. Pandit left Citi in 2012, his outstanding, previously granted awards totaling $35.4 million were affected in accordance with the terms of those awards, as follows:

  He forfeited his Key Employee Profit Sharing Plan award and deferred stock retention award, totaling $26.6 million, because his departure occurred before the applicable vesting dates of those awards.

  The awards he retained, totaling $8.8 million, were deferred stock or deferred cash awards that he earned in years prior to 2012 as part of his normal pay; these awards continued to vest on schedule after employment in accordance with their terms. Mr. Pandit met the applicable retirement-eligibility requirements (the Rule of 60) applicable to all eligible employees, and under those provisions, employees may continue to vest on schedule after leaving employment if they meet certain conditions, such as not competing with Citi.

  All of his forfeited and previously vested stock options were “under water” (i.e., had no intrinsic value). Complete details on Mr. Pandit’s forfeited and previously vested stock options are provided on page 70 and in the table on page 73.

  Mr. Pandit did not receive a severance payment or special treatment of his outstanding awards as part of his separation from Citi.

Annual Awards Granted for 2012
The Committee determined that it was appropriate to award incentive compensation to Mr. Pandit on the basis of Citi’s operating performance in 2012 and Mr. Pandit’s contributions to Citi through realignment of strategy and bolstering its risk management processes, all of which resulted in stronger performance in

2013 PROXY STATEMENT	61

2012. Mr. Pandit’s incentive compensation for 2012 was half of his 2011 annual incentive award ($6.7 million for 2012 compared to $13.3 million for 2011). The reduction reflected his partial year of service as CEO (9 ½ months) and the view of market compensation in the fourth quarter of 2012 when the award was granted. In keeping with historical and current practice, 40% of his award amount was paid immediately in cash ($2.7 million), while the remainder ($4.0 million) was a deferred cash award which vests ratably over four years, subject to clawbacks. Mr. Pandit did not receive equity awards as part of his incentive awards for 2012 because he was not an employee of Citi on the general equity grant date in February 2013, and as such was not permitted to receive any equity award on the general award date under the terms of Citi’s plans.

Mr. Pandit’s deferred cash award was structured to be similar to deferred cash awards made to executive officers for 2012 who were not named executive officers and also has important risk mitigation features. Undelivered portions of the deferred cash award may be cancelled if Mr. Pandit had significant responsibility for a material adverse outcome for Citi, as determined by the Committee. These awards are also subject to the Citi Clawbacks as described on pages 64-65 applicable in the event of circumstances such as gross misconduct during employment or awards based on materially inaccurate financial statements.

As a condition to the granting of the incentive compensation, Mr. Pandit agreed that for a period of 12 months following his departure, he will not become affiliated or associated with the 13 financial firms listed in the agreement, and will not solicit Citi employees or clients to terminate their relationship with Citi.

D.Key Employee Profit Sharing Plan

Rationale for Key Employee Profit Sharing Plan
In 2010 and 2011, the Committee authorized awards under the Key Employee Profit Sharing Plan to a group of key senior executives, including the named executive officers. Each eligible executive received one award, either in 2010 with a performance period of January 1, 2010 through December 31, 2012, or in 2011 with a performance period of January 1, 2011 through December 31, 2012.

The Key Employee Profit Sharing Plan was designed starting in 2009 and formally announced in mid-2010 as a critically necessary program to retain key members of the Citi management team in a time of substantial uncertainty, as demonstrated by Citi’s acceptance of extraordinary governmental assistance. At the time, the Committee and management believed that a retention program such as the Key Employee Profit Sharing Plan covering a group of executives and offering substantial forward-looking incentives was essential to the survival of the Citi franchise, as important executives were resigning from Citi to work at competitors.

Although a key concern of shareholders regarding the Key Employee Profit Sharing Plan award granted to Mr. Pandit was the size of the award, the threshold for payment was also criticized by shareholders and the proxy advisory firms as being too low. For payouts to be made under the Key Employee Profit Sharing Plan, minimum levels of cumulative pre-tax Citicorp income were required to be achieved during the performance period. These minimum earnings amounts were $17.5 billion for the

The Key Employee Profit Sharing Plan Achieved
Its Goals

The Key Employee Profit Sharing Plan helped retain Citi’s key leaders; the new CEO, his leadership team, and other key executives remained with the firm and enabled Citi to return to sustained profitability. The program design, by focusing on profits of Citicorp, drove behaviors that restored progress against the most fundamental metrics. The Key Employee Profit Sharing Plan was based on profits of Citicorp and not Citigroup for a specific reason – to focus executives on delivering value through the part of the franchise that could be most affected by their business decisions made during the performance period.

Citi made no new awards under the Key Employee Profit Sharing Plan in 2012 and will make no new Key Employee Profit Sharing Plan awards in the future, as the Key Employee Profit Sharing Plan has accomplished its original purpose. Mr. Pandit received a Key Employee Profit Sharing Plan award in 2011 as part of his long-term retention award, but forfeited his opportunity in its entirety upon his departure. Any Key Employee Profit Sharing Plan participant who was not employed by Citi on January 20, 2013, the first award payment date, did not receive any Key Employee Profit Sharing Plan payout.

2013 PROXY STATEMENT	62

2010 awards (which had a three-year performance period of 2010 through 2012) and $12 billion for the 2011 awards (which had a two-year performance period of 2011 and 2012). These minimum earnings levels initially set under the Key Employee Profit Sharing Plan were developed during a period of uncertainty with regard to Citi’s future profitability and were not designed to be target performance levels. Rather, they were viewed as downside protection for Citi, so that Citi would not be required to make payments if Citicorp earnings were below specified thresholds. This approach was consistent with the primary intent of the program, which was to stabilize the management team during a period of uncertainty while simultaneously ensuring that payouts would occur only in the event that Citi returned to sustained profitability.

Summary of Other Key Employee Profit Sharing Plan Terms
In addition to retaining key talent, the Key Employee Profit Sharing Plan awards were intended to focus participants on enhancing the earnings of Citicorp, and therefore, were in the form of a share of pre-tax Citicorp earnings. Each participant received payments based on a specified percentage of the cumulative pre-tax income of Citicorp for the applicable performance period. “Cumulative pre-tax income” was generally defined as the income (loss) from continuing operations before taxes of Citigroup Inc. minus the income (loss) from continuing operations before taxes of Citi Holdings for the applicable performance period. However, Citi Retail Services results remained in Citi Holdings and were not credited to Citicorp, as the division started the performance period in Citi Holdings although it moved to Citicorp for most purposes as of January 1, 2012. The initial two-thirds of each participant award was payable as of January 20, 2013 when the conditions to vesting were satisfied, and the remaining one-third (the holdback payment) will be payable as of January 20, 2014 if the conditions to vesting are satisfied.

The percentages awarded to each participant were intended to deliver, over the multi-year performance periods, an amount that varied by individual executive, but in many cases could have been an amount equal to one year’s annual incentive award, had Citicorp earned $71.3 billion in cumulative pre-tax income in 2010-2012 (in the case of the 2010 awards) and $45.1 billion in 2011-2012 (in the case of the 2011 awards). Citicorp ultimately earned $54.5 billion and $34.6 billion over those periods, respectively, such that the Key Employee Profit Sharing Plan awards delivered less to executives than could have been anticipated. The Key Employee Profit Sharing Plan delivered about 76% of the total value that could have been delivered had Citicorp produced earnings at the planned levels.

The holdback payment is intended to discourage actions during the performance period that could have resulted in artificial short-term earnings increases and therefore, will be reduced pro rata to the extent of any Citicorp pre-tax losses for 2013. If paid, holdback payments will be credited with notional interest equal to the 90-day, U.S. dollar-based LIBOR from January 1, 2013 through December 31, 2013.

Both the initial payment and the holdback payment were or are subject to cancellation if the Committee, in consultation with Citi’s Chief Risk Officer, determines that there has been a material adverse change in the risk profile of Citigroup or Citibank, N.A. during the performance periods ending in 2012, or during 2013 before the distribution of the holdback payment. As part of the process of making the initial payments, the Committee and the Chief Risk Officer determined that there had not been a material adverse change in the risk profiles of Citigroup and Citibank, N.A. during the applicable performance periods ending in 2012. The Key Employee Profit Sharing Plan award is also subject to the Citi Clawbacks, as described on pages 64-65.

Independent Risk function employees were not eligible to participate in the Key Employee Profit Sharing Plan, as Independent Risk participated in the determination of whether payouts would be made under that plan. Instead, key employees in the Independent Risk function were eligible to receive deferred cash retention awards under the Key Risk Employee Plan, which vest two-thirds on January 20, 2013 and one-third on January 20, 2014. The Key Risk Employee Plan served the same purpose as the Key Employee Profit Sharing Plan – to retain executives who were crucial to the future success of Citi.

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III. Citi’s Additional Executive Compensation Policies

Citi continues to improve its already strong executive compensation governance practices. Set forth below is Citi’s current approach, with a focus on what has been enhanced this year.

Citi has a 75% stock ownership commitment. Citi has a long-standing stock ownership commitment, which provides alignment of executive and shareholder interests. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices) as long as they are executive officers.

Citi has adopted a post-employment stock holding requirement. In addition to the stock ownership commitment, commencing in January 2013 executive officers are required to retain, for one year after ceasing to be an executive officer as a result of leaving Citi employment or otherwise, 50% of the shares subject to the stock ownership commitment as of the transition date. This change is responsive to proposals Citi has received in recent years from shareholders and further aligns the interests of executive officers with those of shareholders.

Citi has adopted blanket anti-hedging and anti-pledging policies. Citi has long had a personal trading policy that limits trading by management and other employees in Citi stock and restricts covered employees from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures and stock ownership commitments. These policies are intended to align senior management’s interests with those of Citi’s shareholders and to motivate employees to act consistently with respect to risk mitigation principles. In 2012, Citi expanded its policies and adopted a blanket prohibition against hedging and pledging of Citi stock by executive officers, meaning that the hedging of any Citi security against the risk of economic loss and the pledging of any Citi security as collateral for a loan or other extension of credit is prohibited. The expanded policy is included in Citi’s Corporate Governance Guidelines. The executive officers have no outstanding pledges.

Clawbacks and performance-based vesting conditions are applicable to executive incentive compensation. As previously discussed, Citi adopted a new provision allowing cancellation of certain deferred incentive compensation awarded for 2012. Unearned performance share units awarded to the named executive officers may be cancelled if the Committee determines that the executive has significant responsibility for a material adverse outcome. This provision is intended to allow for cancellation of unearned performance share units in the event of serious financial or reputational harm to Citi, and can allow for cancellation if a failure to supervise or monitor conduct or risks results in such significant responsibility.

This provision allowing cancellation of nonvested awards in the event of significant responsibility for a material adverse outcome is also a term of all deferred cash awards for 2012 performance to “covered employees” as defined in U.S. bank regulatory guidance (generally, employees who, acting individually, control or have influence over Citi’s material risks and to such employees who, acting as a group, have such control or influence). This resulted in the potential application to awards for over 4,500 Citi employees worldwide. At a minimum Citi will consider the potential for impact on performance share units and deferred cash awards if there is an annual pre-tax loss at any of the following four reportable financial segments: Citigroup (the entire company), Securities and Banking, Citi Transaction Services, and Global Consumer Banking. Citi will also consider making public disclosures whenever a decision has been made to cancel deferred compensation payable to a senior executive because he or she had significant responsibility for a material adverse outcome.

In addition, all deferred incentive compensation awarded to any Citi employee, including the named executive officers, is subject to the Citi Clawbacks. As also discussed on page 59, the Citi Clawbacks provide for the forfeiture or cancellation of nonvested incentive compensation if the Committee determines that the employee (a) received an award based on materially inaccurate publicly reported financial statements, (b) knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (c) materially violated any risk limits established or revised by senior management and/or risk management, or (d) engaged in gross misconduct.

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Furthermore, and as part of the Citi Clawbacks, since 2002, the Board has had in effect a “clawback” policy based upon Sarbanes-Oxley. Citi’s Corporate Governance Guidelines require reimbursement, as sought by the Board, of any bonus or incentive compensation awarded to an executive officer or the cancellation of nonvested incentive awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Citi has also included the “EU Clawback” as a term of deferred incentive awards to Code Staff in the U.K. and certain other employees whose compensation is subject to regulation in the European Union. The EU Clawback provides that if the Committee determines (a) there is reasonable evidence that the employee engaged in misconduct or committed material error in connection with his or her employment, or (b) Citi or the employee’s business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that some or all of the employee’s unvested award will be cancelled.

Citi limits executive benefits and perquisites. Citi does not provide for special medical, dental, insurance or disability benefits for executives; in the U.S. executives pay more for these benefits than lower-paid employees. Citi does not allow tax gross-ups, either directly or indirectly, for any of the named executive officers or other executive officers, except through bona fide tax equalization programs for expatriates as provided under Citi’s Expatriate Program. None of the named executive officers received other perquisites, such as private club dues reimbursement or financial planning benefits.

Citi does not offer supplemental executive retirement plans. Citi does not have special pension credits or benefits for executives. Citi’s plans do not provide for current benefit accruals under nonqualified executive retirement programs except to specified grandfathered and expatriate populations. None of the named executive officers were eligible for additional benefit accruals under any of these supplemental plans in 2012, although Mr. Gerspach is eligible for certain grandfathered benefits that were frozen as of December 31, 2001.

A change in control of Citigroup Inc. does not accelerate vesting. Citi’s shareholder-approved 2009 Stock Incentive Plan, which is the only plan under which stock awards are currently made to executive officers, provides that no awards made under that plan may be paid solely as a result of a change in control of Citi; a related involuntary termination of employment must also occur (the “double trigger” provision). The Committee has a resolution affirming that no deferred incentive award to executive officers will vest solely by reason of a change in control of Citigroup Inc. The resolution applies to future awards, and to outstanding awards to the extent permissible. The intent of the resolution is for such a change in control to have no impact on the applicable awards.

Citi has no “golden parachutes.” The named executive officers are not entitled to any “golden parachutes” (i.e., severance pay) upon termination of employment in excess of any benefit that may be available under Citi’s broad-based separation pay plans or local law. Citi changed the Capital Accumulation Program effective in January 2011 to eliminate circumstances in which the vesting and/or delivery of awards could accelerate in the event of involuntary termination of employment. This change was made to keep terminated employees at risk for changes in Citi’s common stock price to the same extent as current employees and to facilitate clawbacks.

Citi has a specific policy limiting the terms of employment agreements with executive officers. Citi will enter into an employment agreement with an executive officer only when necessary to attract or retain exceptional personnel. Any employment agreement with an executive officer (a) must be approved by the Committee; (b) should be as short as possible and provide as few terms and conditions as are necessary to accomplish its purpose; and (c) if required by law to be available for public review, must be filed promptly with the appropriate regulatory authority. In addition, employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees, except with the express prior approval of the Board, and at the present time, Citi has no such agreements providing for post-retirement personal benefits with any executive officer.

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The Committee relies on independent compensation consultants. The Committee charter provides that its compensation determinations regarding the CEO and other members of senior management should reflect the advice of an independent compensation consultant. The Committee has retained an independent compensation consultant since 2006, and until 2012, such consultant was Independent Compensation Committee Adviser, LLC. The Committee appointed Cook & Co. in May 2012 as its new independent compensation consultant, on the basis of its broad experience advising compensation committees and its depth of understanding of investor perspectives on compensation. Cook & Co. provides no services to Citi other than its services to the Committee, has no other ties to management that could jeopardize its fully independent status, and has robust internal governance policies that help ensure that it maintains its independence. Accordingly, the Committee has determined that Cook & Co.’s work for the Committee has not raised any conflicts of interest. Cook & Co. advises the Committee on its decisions regarding executive compensation and other compensation matters as requested by the Committee; during 2012 Cook & Co. provided extensive guidance and analysis regarding the Committee’s and the Board’s response to the 2012 advisory say-on-pay vote, attended meetings with proxy advisory firms, offered market insights, attended Committee meetings, and provided advice to the Committee on changes to Citi’s executive compensation plan design and the presentation of its programs to shareholders. As needed, Cook & Co. meets separately with the Committee and its Chairman outside the presence of management. Cook & Co. was paid $432,049 for 2012. Independent Compensation Committee Advisor, LLC was paid $0 for 2012, and all of its fees for its services extending into 2012 were disclosed last year.

Dividend equivalents. Under the 2009 Stock Incentive Plan, performance vesting stock awards do not pay dividend equivalents on nonvested stock. We are seeking shareholder approval for an amendment that would allow the accrual of dividend equivalents during the vesting period of performance vesting stock, such that the dividend equivalents would be paid if and when the underlying shares vest (see Proposal 4). Where dividend equivalents are paid on equity awards, the dividend rate is the same for the named executive officers as for other shareholders. This practice is consistent with and furthers the goal of aligning the interests of employees with those of shareholders.

Tax deductibility of the named executive officers’ incentive compensation. In 2011, shareholders approved the 2011 Executive Performance Plan, a performance plan intended to preserve the deductibility of incentive compensation paid to the eligible named executive officers, that might otherwise not be deductible under Section 162(m) of the Internal Revenue Code. Annual incentive awards for 2012 are awarded under the 2011 Executive Performance Plan, which specifies a maximum amount that can be awarded to a participant for any year based on Citicorp earnings, i.e., Citigroup’s income from continuing operations before income taxes (net of any income or loss from continuing operations before income taxes of Citi Holdings). The amount of annual incentive actually awarded for the year, however, is determined by the Committee, which may exercise discretion to pay less (but not more) than the maximum. For 2012, the Committee certified the maximum amount payable under the 2011 Executive Performance Plan as $37.8 million per executive (0.2% of Citicorp earnings) and exercised its discretion to award lesser amounts under the plan. In addition, the new objective framework for determining senior executive compensation will be subject to the 2011 Executive Performance Plan, so that amounts determined under the new structure may not exceed the maximum amount that may be awarded in accordance with the 2011 Executive Performance Plan for the relevant year. While Citi seeks to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, Citi retains the flexibility to provide nondeductible compensation arrangements it believes are necessary to recruit, incentivize and retain its executives, and individuals may in some circumstances receive nondeductible payments resulting from awards made prior to becoming an executive officer.

Timing of awards. The incentive awards to the eligible named executive officers for performance in 2012 were made on February 19, 2013, which was the grant date for equity awards made to all eligible employees under Citi’s Capital Accumulation Program. While Citi awarded total incentive compensation in January 2013 to eligible employees other than the most senior managers, Citi did not make a general grant of equity or deferred cash awards until February 19, which was the award date for all incentive compensation to the senior managers, including the named executive officers. In prior years, Citi had awarded all incentive compensation and made all equity grants at the regular January Committee meeting. The change in grant date structure was approved by the Committee in the fall of 2012 and communicated

2013 PROXY STATEMENT	66

to employees in late November and early December. The change was made for several important reasons, including our interest in moving the equity grant date away from Citi’s fourth quarter earnings release and to provide the Committee with more time after annual results are known to consider the amount of annual incentive for the most senior executives, including the CEO. The number of shares of deferred stock awarded to each employee receiving a deferred stock award was determined consistently with Citi’s long-standing practice of dividing the nominal amount of the incentive to be awarded in stock by a five-day average stock price. The average of the closing prices of Citi common stock on the five trading days immediately prior to the February 19, 2013 grant date was used to determine the number of shares awarded to the named executive officers and all other eligible employees under the Capital Accumulation Program. The same pricing approach was also used to determine the target number of shares for the performance share units.

Policies and practices on base pay and other fixed compensation. Citi believes that most compensation payable to executive officers should be at risk to incentivize performance. At the same time, the payment of cash compensation reflects the need to provide some liquidity to attract and retain executives, and base pay should reflect market practice.

Like other senior executives who were Code Staff in the U.K., Mr. Corbat received a Code Staff allowance for a portion of 2012, when his compensation was subject to requirements imposed by the Financial Services Authority. The Code Staff allowance is paid in addition to base salary, reflecting an appropriate balance of fixed and variable pay. Mr. Corbat also participated in Citi’s formal Expatriate Program from January through October 2012 and received benefits in accordance with Citi’s generally applicable expatriate policy, as disclosed in the Summary Compensation Table.

Upon Mr. Corbat’s promotion to CEO, his annual base salary rate was increased to $1,500,000 to reflect the increase in his responsibilities and competitive market salary levels for the CEO role. When compared to the base salary and Code Staff allowance he received when based in London, this adjustment increased the annual rate of Mr. Corbat’s fixed compensation moderately from $1,400,000 to $1,500,000.

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IV. 2012 Summary Compensation Table and Compensation Information

The following table shows compensation for any person serving as CEO or CFO during 2012 and Citi’s three other most highly compensated executive officers, with their titles in effect on December 31, 2012. The form and content of the table are prescribed by SEC regulations.

										Change in
										Pension Value
									Non-Equity	and Non-qualified
					Stock		Stock		Incentive Plan	Deferred	All Other
Name and		Salary		Bonus	Awards		Options		Compensation	Compensation	Compensation
Principal Position(1)	Year(2)	($)		($)(3)	($)(4)		($)(5)		($)(6)	Earnings ($)(7)	($)(8)	Total ($)
Michael Corbat	2012	$1,049,188		$2,090,162	$2,250,000		$0		$5,217,414	$4,215	$1,766,529	$12,377,508
CEO	2011	$500,000		$3,000,000	$5,100,000		$2,039,836	(9)	$0	$4,116	$14,700	$10,658,652
	2010	$500,000		$3,400,000	$4,108,500	(10)	$0		$0	$4,460	$9,800	$8,022,760
John Gerspach	2012	$500,000		$2,600,000	$1,650,000		$0		$3,796,375	$79,033	$15,000	$8,640,408
CFO	2011	$500,000		$2,200,000	$2,333,333	(11)	$2,039,836	(9)	$0	$73,047	$14,700	$7,160,916
	2010	$500,000		$0	$4,166,667	(12)	$0		$0	$51,995	$9,800	$4,728,462
Don Callahan	2012	$500,000		$2,800,000	$2,250,000		$0		$5,217,414	$0	$15,000	$10,782,414
Chief Administrative
Officer and Chief
Operations &
Technology Officer,
Citigroup
Gene McQuade	2012	$500,000		$2,800,000	$2,100,000		$0		$4,284,159	$0	$15,000	$9,699,159
CEO, Citibank, N.A.
Manuel Medina-Mora	2012	$546,966	(13)	$4,181,214	$2,852,650		$0		$5,967,649	$1,583,395	$0	$15,131,874
CEO, Global Consumer	2011	$546,966		$4,181,214	$3,998,939	(11)	$2,719,781	(9)	$0	$0	$0	$11,446,900
Banking and Chairman,	2010	$546,966		$0	$7,450,911	(12)	$0		$0	$2,119,018	$0	$10,116,895
Latin America & Mexico
Vikram Pandit	2012	$1,750,000		$2,661,333	$3,998,589		$0		$1,129,768	$0	$15,000	$9,554,690
Former CEO	2011	$1,671,370		$5,331,452	$0		$7,839,581	(14)	$0	$0	$14,700	$14,857,103
	2010	$1		$0	$0		$0		$0	$0	$0	$1

(1)	The principal position for each named executive officer is the position he held on December 31, 2012.

(2)	Compensation for Mr. Callahan and Mr. McQuade is provided only for 2012, because they were not named executive officers in 2010 or 2011.

(3)	Amounts in this column show cash bonuses for service in the listed year. Half of Mr. Corbat’s bonus for 2012 is reported in next year’s Summary Compensation Table under SEC rules because it was awarded as an equity instrument in accordance with U.K. regulatory requirements.

(4)	The amounts in this column for 2012 are the aggregate grant date fair values of stock granted in January 2012 for performance in 2011. The values in this column represent the aggregate grant date fair values of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made, if any, when calculating the amounts in this column for the awards are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2012. Unless otherwise indicated, the stock is awarded pursuant to Citi’s Capital Accumulation Program.

(5)	The values in this column represent the aggregate grant date fair values of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made when calculating the amounts in this column for 2011 awards are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2012.

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(6)	Set forth below is a breakdown of the amount reported as Non-Equity Incentive Plan Compensation for 2012. The amount consists of three parts: a portion of the deferred cash award made in January 2012 for performance in 2011, notional interest on that deferred cash award, and the first of two payments due under the Key Employee Profit Sharing Plan:

				Total Non-Equity Incentive
	Reportable Portion of	Earnings on	Reportable Portion	Plan Amount Shown in
	January 2012 Deferred	January 2012 Deferred	of Key Employee Profit	Summary Compensation
Name	Cash Award	Cash Award	Sharing Plan Award	Table
Michael Corbat	$562,500	$73,219	$4,581,695	$5,217,414
John Gerspach	$412,500	$53,694	$3,330,181	$3,796,375
Don Callahan	$562,500	$73,219	$4,581,695	$5,217,414
Gene McQuade	$525,000	$68,337	$3,690,822	$4,284,159
Manuel Medina-Mora	$747,054	$97,241	$5,123,354	$5,967,649
Vikram Pandit	$999,647	$130,121	$0	$1,129,768

(7)	These amounts represent the increases in the present value of pension benefits for Mr. Corbat, Mr. Gerspach and Mr. Medina-Mora, as more fully described in the Pension Benefits Table. The value of Mr. Gerspach’s benefit under The Citigroup Pension Plan increased by $44,949 and the value of his benefit under the Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates increased by $34,084. The value of Mr. Medina-Mora’s benefit under the Banamex Pension Plan increased by $1,582,455 and the value of his statutory seniority premium increased by $940. The increase in the value of Mr. Medina-Mora’s benefit under the Banamex Pension Plan was mainly due to the following changes in actuarial assumptions used in determining the value of all benefits under the Banamex Pension Plan: (i) a decrease in the discount rate from 8.50% to 7.70% and (ii) a change in the applicable mortality table to reflect improved life expectancies. The Banamex Pension Plan amounts are converted from pesos to U.S. dollars as of year-end at the same conversion rate used to prepare Citi’s financial statements. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0. Mr. Callahan, Mr. McQuade, and Mr. Pandit are not eligible for pension benefits as they were hired after The Citigroup Pension Plan was closed to new members.

(8)	Set forth below is a breakdown of All Other Compensation (including personal benefits):

	Security				Medical
	Services/		Ground	Financial and	and Dental
	Systems	Aircraft	Transportation	Tax Planning	Benefits
Name	($)	($)	($)	($)	($)
Michael Corbat	$0	$0	$0	$0	$0
John Gerspach	$0	$0	$0	$0	$0
Don Callahan	$0	$0	$0	$0	$0
Gene McQuade	$0	$0	$0	$0	$0
Manuel Medina-Mora	$0	$0	$0	$0	$0
Vikram Pandit	$0	$0	$0	$0	$0

	401(k) Plan	Temporary	Housing/
	Matching	Living and	Cost of Living	Tax	Relocation
	Contributions	Home Leave	Allowance	Reimbursement	Expenses
Name	($)	($)	($)	Costs ($)	($)	Total ($)
Michael Corbat	$15,000	$223,177	$185,713	$1,216,848	$125,791	$1,766,529
John Gerspach	$15,000	$0	$0	$0	$0	$15,000
Don Callahan	$15,000	$0	$0	$0	$0	$15,000
Gene McQuade	$15,000	$0	$0	$0	$0	$15,000
Manuel Medina-Mora	$0	$0	$0	$0	$0	$0
Vikram Pandit	$15,000	$0	$0	$0	$0	$15,000

As CEO for the Europe, Middle East and Africa region, Mr. Corbat was assigned as an expatriate employee from New York to London pursuant to the terms of Citi’s Expatriate Program from January through October 2012. He therefore received all of the housing and other benefits shown above, including the tax equalization benefits shown above in the Tax Reimbursement Costs column, pursuant to the generally applicable terms of Citi’s formal Expatriate Program. The benefits under the Expatriate Program made available to Mr. Corbat are also generally available to all participants who are transferred from the U.S. on temporary assignments to other countries. In addition to providing developmental opportunities to employees and

2013 PROXY STATEMENT	69

filling specific business needs, the purpose of the Expatriate Program is to neutralize the tax and other financial advantages or disadvantages of accepting an assignment outside an employee’s home country, thereby removing personal financial considerations from the decision of whether to accept an assignment.

The tax equalization benefits shown above in the Tax Reimbursement Costs column are intended to limit Mr. Corbat’s tax liabilities and related expenses to what they would have been had he remained employed in the U.S. These amounts include the estimated tax equalization benefits made in respect of compensation attributed to 2012, and include U.S. federal, state and local taxes on compensation and certain benefits of the Expatriate Program, as well as amounts generally attributable to the higher 2012 U.K. tax rates as compared to U.S. tax rates. Expatriates are eligible for certain personal benefits intended to minimize the disruption of a temporary assignment, and under Citi’s tax equalization policies for expatriates, Citi pays all taxes on these benefits because they are unique to the expatriate assignment and would not be provided had the expatriate remained employed in his or her home country.

The amounts shown in the Relocation Expenses column cover two relocations in 2012, as Mr. Corbat moved both to and from London in 2012. Mr. Corbat is also expected to receive benefits under the Expatriate Program in future years to the extent that tax equalization and other benefits attributable to his assignment become due after 2012.

Mr. Corbat, Mr. Gerspach, Mr. Callahan, Mr. McQuade, and Mr. Pandit received 401(k) plan matching contributions pursuant to the formula applicable to all eligible U.S. employees. In accordance with applicable law, Mr. Corbat has entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) that allows him to reimburse Citi for the cost of his personal use of corporate aircraft based on the aggregate incremental cost of the flight to Citi. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service.

(9)	These options were part of the February 2011 Executive Option Grant. They have a six-year term and vest ratably over three years. The exercise price is $49.10, which was the fair market value of Citi common stock on the grant date. The options will only have value to the extent that the Citi common stock price exceeds the exercise price after the vesting of such options.

(10)	This amount was awarded for performance in 2009 and includes salary stock with a grant date fair value of $373,500 and an award under the Stock Incentive Payment Program of $3,735,000, which fully vested in January 2013. Salary stock payments are shares of immediately vested stock that were made in compliance with guidelines issued by the Special Master for TARP Executive Compensation (the Special Master). The Stock Incentive Payment Program is a discretionary award program consisting of awards of restricted or deferred shares of Citi common stock that contain terms prescribed by the Special Master. All vested Stock Incentive Payment Program shares are subject to a sale restriction and may not be sold or transferred prior to the later of January 20, 2013 or one year after the regularly scheduled vesting date of such shares. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan-Based Awards Table for a more detailed discussion of award terms.

(11)	These awards were made under the Long Term Restricted Stock program for performance in 2010. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan-Based Awards Table for a more detailed discussion of award terms.

(12)	This amount is a salary stock payment. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan-Based Awards Table for a more detailed discussion of award terms.

(13)	Mr. Medina-Mora’s base U.S. dollar salary is converted to pesos on a monthly basis using the exchange rate in effect at the time of payment.

(14)	Mr. Pandit’s options were awarded in May 2011 and two-thirds of the award forfeited in connection with his separation from service. He forfeited all of the following: 200,010 options with an exercise price of $41.54, 66,670 options with an exercise price of $52.50, and 66,670 options with an exercise price of $60.00. The vested options have a 10-year term. The exercise prices are at or above the market price of Citi common stock on the grant date, and the exercise prices of the vested options are as follows: $41.54 (99,990 options), $52.50 (33,330 options) and $60.00 (33,330 options). The options will only have value to the extent that the Citi common stock price exceeds each exercise price after the vesting of such options.

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2012 Grants of Plan-Based Awards

The table below provides information regarding awards made by the Committee in 2012. The values shown below for equity awards are each equity award’s grant date fair value as determined under applicable accounting standards.

								All Other	All Other
								Stock	Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant
		Under Non-Equity			Under Equity			Number of	Number of	or Base	Date Fair
		Incentive			Incentive			Shares of	Securities	Price of	Value of
		Plan Awards(1)			Plan Awards			Stock	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(2)	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)
Michael Corbat	1/17/2012	—	—	—	—	—	—	73,683	—	—	$2,250,000
	1/17/2012	$0	$2,456,903	$2,456,903	—	—	—	—	—	—	—
John Gerspach	1/17/2012	—	—	—	—	—	—	54,034	—	—	$1,650,000
	1/17/2012	$0	$1,801,729	$1,801,729	—	—	—	—	—	—	—
Don Callahan	1/17/2012	—	—	—	—	—	—	73,683	—	—	$2,250,000
	1/17/2012	$0	$2,456,903	$2,456,903	—	—	—	—	—	—	—
Gene McQuade	1/17/2012	—	—	—	—	—	—	68,771	—	—	$2,100,000
	1/17/2012	$0	$2,293,110	$2,293,110	—	—	—	—	—	—	—
Manuel Medina-Mora	1/17/2012	—	—	—	—	—	—	93,419	—	—	$2,852,650
	1/17/2012	$0	$3,263,000	$3,263,000	—	—	—	—	—	—	—
Vikram Pandit	1/17/2012	—	—	—	—	—	—	130,946	—	—	$3,998,589
	1/17/2012	$0	$4,366,287	$4,366,287	—	—	—	—	—	—	—
	11/9/2012	$0	$4,283,596	$4,283,596	—	—	—	—	—	—	—

(1)	These awards were made under the Citigroup Deferred Cash Award Plan. The amounts reported are the notional principal amount of the awards, plus the maximum notional interest payable under the terms of the award. The notional principal amounts of the awards are: Mr. Corbat, $2,250,000; Mr. Gerspach, $1,650,000; Mr. Callahan, $2,250,000; Mr. McQuade, $2,100,000; Mr. Medina-Mora, $2,852,650; Mr. Pandit, $3,998,589 (1/17/2012) and $3,992,000 (11/9/2012).

(2)	These awards were made under the 2009 Stock Incentive Plan as part of Citi’s Capital Accumulation Program.

General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Set forth below is a discussion of the awards disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table, to the extent not described in the Compensation Discussion and Analysis.

2011 Capital Accumulation Program; Rule of 60. Half of the deferred portion of the annual incentive award for 2011 was awarded to the named executive officers in January 2012 under the Capital Accumulation Program and is shown in the Grants of Plan-Based Awards Table. Shares of Citi common stock awarded under the Capital Accumulation Program vest in four equal annual installments beginning on January 20 of the year following the year of grant. In general, shares vest on schedule and therefore nonvested shares remain subject to fluctuations in Citi’s common stock price as well as the Citi Clawbacks. These awards have special provisions applicable to employees who meet the Rule of 60 at the time of termination of employment. Under the current Capital Accumulation Program terms, a participant meets the Rule of 60 if his or her age plus years of service equal at least 60 and he or she either (a) is at least age 50 with at least five years of service, or (b) is under age 50 with at least 20 years of service. If a participant meets the Rule of 60 and voluntarily terminates his or her employment, the participant’s Capital Accumulation Program shares will be distributed to the participant on the regularly scheduled vesting dates, provided that during the vesting period, he or she does not work for a “significant competitor” as defined under Capital Accumulation Program terms. In contrast, if a participant does not meet the Rule of 60, upon voluntary resignation, Capital Accumulation Program shares are forfeited. Capital Accumulation Program awards provide for accelerated vesting in the event of a participant’s death and vesting on schedule in all other cases (except termination for gross misconduct, in which case the awards are forfeited). All of the named executive officers have satisfied the Rule of 60; Mr. McQuade’s employment agreement provides him with the minimum number of years of service necessary to satisfy the Rule of 60

2013 PROXY STATEMENT	71

for incentive awards granted after February 2011. The Committee determined that this arrangement was necessary to induce Mr. McQuade, who joined Citi late in his career, to remain with Citi, and was a unique exception to Citi’s policy against such service grants.

2011 Deferred Cash Award Plan. Half of the deferred portion of the annual incentive award for 2011 was awarded to the named executive officers in January 2012 under the Deferred Cash Award Plan, also as shown in the Grants of Plan-Based Awards Table. Deferred Cash Award Plan awards also vest in four equal annual installments beginning on January 20 of the year following the year of grant and remain subject to the Citi Clawbacks during the vesting period. An additional performance-based vesting condition applies to the Deferred Cash Award Plan awards made in January 2012 for performance in 2011. If Citigroup has pre-tax losses in any year of the deferral period, the portion of the deferred cash award that is scheduled to vest in the year following the loss year will be reduced by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the highest level of annual pre-tax profit for Citigroup in the three years immediately prior to the loss year. The nonvested portion of the award earns notional interest at a rate of 3.55%, compounded annually. The treatment of Deferred Cash Award Plan awards upon termination of employment is the same as Capital Accumulation Program awards.

2010 Long Term Restricted Stock. Annual incentive awards for 2010 were made to Mr. Gerspach and Mr. Medina-Mora in January 2011 in the form of “long-term restricted stock,” as required by the Emergency Economic Stabilization Act of 2008, as amended. The Long Term Restricted Stock awards will not vest unless the executive remains employed until January 20, 2014 and are subject to an additional performance-based vesting condition applicable to 2010 Long Term Restricted Stock awards to executive officers. If Citi has pre-tax net losses during any of the years of the deferral period, the Committee may exercise its discretion to eliminate or reduce the number of shares that vest for that year. The Long Term Restricted Stock awards are subject to the Citi Clawbacks, as described on pages 64-65. Long Term Restricted Stock awards do not vest in the event of retirement, involuntary termination of employment or change in control, but vesting would occur upon death or disability. As it is no longer restricted by the Emergency Economic Stabilization Act of 2008, as amended, Citi does not intend to award Long Term Restricted Stock in the future.

2010 Salary Stock. The Committee paid salary stock to Mr. Corbat, Mr. Gerspach and Mr. Medina-Mora in 2010 as a component of compliance with the Emergency Economic Stabilization Act of 2008, as amended. Salary stock payments were made in accordance with the rulings of the Special Master, pursuant to which compensation in the form of stock was immediately vested but was subject to sale restrictions for periods of up to 36 months. There were no provisions for early release of these transfer restrictions in the event of retirement, involuntary termination of employment or change in control.

2013 PROXY STATEMENT	72

Outstanding Equity Awards at 2012 Fiscal Year-End

The market values in this table were computed using the closing price of a share of Citi common stock on December 31, 2012, which was $39.56. The numbers of securities and values in this table and throughout this proxy statement have been adjusted for the reverse stock split effective May 6, 2011. SEC rules require the disclosure of all outstanding awards, although they may have been granted under discontinued programs.

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market or
					Incentive					Awards:	Payout
					Plan					Number of	Value of
					Awards:			Number of		Unearned	Unearned
		Number of		Number of	Number of			Shares or		Shares,	Shares,
		Securities		Securities	Securities			Units of	Market Value	Units or	Units
		Underlying		Underlying	Underlying			Stock	of Shares or	Other	or Other
		Unexercised		Unexercised	Unexercised	Option	Option	That Have	Units of Stock	Rights That	Rights That
		Options (#)		Options (#)	Unearned	Exercise	Expiration	Not Vested	That Have	Have Not	Have Not
Name	Grant Date	Exercisable(1)		Unexercisable(2)	Options (#)	Price ($)	Date	(#)	Not Vested ($)	Vested (#)	Vested ($)
Michael Corbat	2/14/2011	49,995	(3)	100,005	—	$49.1000	2/14/2017	—	—	—	—
John Gerspach	12/30/2009	—		—	—	—	—	50,200 (4)	$1,985,912	—	—
	1/18/2011	—		—	—	—	—	48,611 (5)	$1,923,051	—	—
	2/14/2011	49,995	(3)	100,005	—	$49.1000	2/14/2017	—	—	—	—
Don Callahan	1/14/2009	—		—	—	—	—	—	—	36,922 (6)	$1,460,634
	1/14/2009	14,618	(7)	4,872	—	$106.1000	1/14/2019	—	—	—	—
	1/14/2009	14,618	(7)	4,872	—	$178.5000	1/14/2019	—	—	—	—
	2/14/2011	49,995	(3)	100,005	—	$49.1000	2/14/2017	—	—	—	—
Gene McQuade	1/19/2010	—		—	—	—	—	10,665 (8)	$421,907	—	—
	1/18/2011	—		—	—	—	—	20,916 (9)	$827,437	—	—
	2/14/2011	33,330	(3)	66,670	—	$49.1000	2/14/2017	—	—	—	—
Manuel Medina-
Mora	1/22/2008	29,452	(10)	—	—	$244.5000	1/22/2014	—	—	—	—
	1/14/2009	—		—	—	—	—	—	—	36,998 (6)	$1,463,641
	1/14/2009	19,067	(7)	6,355	—	$106.1000	1/14/2019	—	—	—	—
	1/14/2009	19,067	(7)	6,355	—	$178.5000	1/14/2019	—	—	—	—
	12/30/2009	—		—	—	—	—	67,771 (4)	$2,681,021	—	—
	1/18/2011	—		—	—	—	—	83,311 (5)	$3,295,783	—	—
	2/14/2011	66,660	(3)	133,340	—	$49.1000	2/14/2017	—	—	—	—
Vikram Pandit	1/22/2008	100,000	(11)	—	—	$244.0000	1/22/2018	—	—	—	—
	1/22/2008	100,000	(11)	—	—	$305.0000	1/22/2018	—	—	—	—
	1/22/2008	100,000	(11)	—	—	$366.0000	1/22/2018	—	—	—	—
	5/17/2011	99,990	(12)	—	—	$41.5400	5/17/2021	—	—	—	—
	5/17/2011	33,330	(12)	—	—	$52.5000	5/17/2021	—	—	—	—
	5/17/2011	33,330	(12)	—	—	$60.0000	5/17/2021	—	—	—	—

(1)	The options shown in this column are vested as of December 31, 2012.

(2)	The options shown in this column are nonvested as of December 31, 2012.

(3)	This option granted on February 14, 2011 vests in three equal annual installments beginning on February 14, 2012.

(4)	This stock award granted on December 30, 2009 vested on January 20, 2013.

(5)	This stock award granted on January 18, 2011 vests on January 20, 2014, subject to a performance-based vesting condition. See 2010 Long Term Restricted Stock above.

(6)	A fraction of this stock award granted on January 14, 2009 vested on January 14, 2013 in accordance with the provisions of the program. Mr. Callahan vested in $493,460 and Mr. Medina-Mora vested in $494,486.

2013 PROXY STATEMENT	73

(7)	This option granted on January 14, 2009 vested in four equal annual installments beginning on January 14, 2010.

(8)	This stock award granted on January 19, 2010 vests in four equal annual installments beginning on January 20, 2011.

(9)	This stock award granted on January 18, 2011 vests in four equal annual installments beginning on January 20, 2012.

(10)	This option granted on January 22, 2008 vested in four equal annual installments beginning on January 20, 2009.

(11)	This option granted on January 22, 2008 vested in four equal annual installments beginning January 22, 2009.

(12)	This option granted on May 17, 2011 was scheduled to vest in three equal annual installments beginning on May 17, 2012; all of the options that did not vest on May 17, 2012 have been forfeited.

Stock awards that are subject to a Rule of 60 provision and that are held by named executive officers who attained the Rule of 60 before December 31, 2012 are considered to be fully vested for purposes of these tables. Therefore, these awards are not shown as outstanding in the Outstanding Equity Awards at Fiscal Year-End Table because that table discloses only nonvested stock awards. Instead, these awards are included in the Nonqualified Deferred Compensation Table below with other vested but undelivered deferred compensation. For a full discussion of the Rule of 60, see the discussion of the “2011 Capital Accumulation Program” above.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael Corbat	0	$0	73,683	$2,141,612
John Gerspach	0	$0	54,414	$1,581,588
Don Callahan	0	$0	245,461	$7,886,867
Gene McQuade	0	$0	81,076	$2,357,586
Manuel Medina-Mora	0	$0	95,318	$2,770,595
Vikram Pandit	0	$0	130,946	$3,805,966

The values shown above reflect the market value of Citi stock as of the vesting dates occurring in 2012. These prices ranged from $29.06 to $33.14. For purposes of this table, stock is considered to vest in 2012 if the stock is subject to a Rule of 60 provision and the named executive officer met the Rule of 60 on the 2012 grant date or met the Rule of 60 during 2012. For a full discussion of the Rule of 60, see the discussion of the “2011 Capital Accumulation Program” above.

2012 Pension Benefits

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Michael Corbat	The Citigroup Pension Plan	24.4	$96,610	$0
John Gerspach(2)	The Citigroup Pension Plan	17.7	$405,874	$0
	Supplemental ERISA Compensation Plan of
	Citibank N.A. and Affiliates
	(Citibank Pay Cap Plan)	11.7	$269,521	$0
Don Callahan	N/A	N/A	$ N/A	$0
Gene McQuade	N/A	N/A	$ N/A	$0
Manuel Medina-Mora	Banco Nacional de Mexico, S.A. Pension
	Plan (Banamex Pension Plan)	41.2	$7,102,508	$0
	Statutory Seniority Premium	41.2	$7,399	$0
Vikram Pandit	N/A	N/A	$ N/A	$0

2013 PROXY STATEMENT	74

(1)	The material assumptions used in determining the present value of The Citigroup Pension Plan and Citibank Pay Cap Plan benefits are (a) the Internal Revenue Service 2013 annuitant mortality table, (b) a discount rate of 3.90%, and (c) an interest crediting rate on cash balance plan benefits of 2.90%. The material assumptions used in determining the present value of Banamex Pension Plan benefits are (a) the EMSSAH 97 mortality table (set back three years) and (b) a discount rate of 7.70%. The plan discount rates are the same as the year-end 2012 rates used to prepare footnote 9 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2012. The other assumptions are not required to be stated in that footnote 9. The Banamex Pension Plan amounts are converted from pesos to U.S. dollars as of year-end at the same conversion rate used to prepare Citi’s financial statements.

(2)	Mr. Gerspach has more years of credited service under The Citigroup Pension Plan than under the Citibank Pay Cap Plan because benefit accruals under the Citibank Pay Cap Plan ceased before benefit accruals under The Citigroup Pension Plan ceased.

Citi’s current general policy on pension plans is that executives should accrue retirement benefits on the same basis available to Citi employees generally under Citi’s broad-based, tax-qualified retirement plans. Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers. Mr. Callahan, Mr. McQuade, and Mr. Pandit are ineligible for pension benefits because they were hired after The Citigroup Pension Plan was closed to new members.

The following describes the pension plans listed in the Pension Benefits Table.

The Citigroup Pension Plan. The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. Mr. Corbat and Mr. Gerspach are the only named executive officers eligible for benefits under this plan and, like other plan participants, they continue to earn interest credits. Mr. Corbat’s entire benefit is a cash balance benefit and Mr. Gerspach accrued a cash balance benefit from 2000 through 2007.

Prior to January 1, 2008, the plan generally provided for a cash balance benefit formula for most of the covered population, including Mr. Corbat and Mr. Gerspach. This benefit was expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5% and 6% of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Eligible compensation generally included base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during the year, including any amount payable for such year but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock and/or stock options under the Capital Accumulation Program, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or a Section 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by the Internal Revenue Code to $225,000 for 2007 (the final year of cash balance benefit accrual).

Prior to 2000, Mr. Gerspach accrued a benefit under the Citibank Retirement Plan formula, which is a component of The Citigroup Pension Plan. That formula generally provided for an annual benefit of (2% times (years of credited service up to 30 years plus 0.75% times years of credited service up to five in excess of 30 years) times average annual compensation) minus (1.667% times years of credited service (up to 30 years) times the Estimated Social Security Benefit, as defined in the plan). Annual compensation includes base salary and excludes bonus and incentive pay, and average annual compensation means the average of the five highest years of annual compensation out of the last 10 annual computation periods. Annual compensation is also subject to limits imposed by the Internal Revenue Code. Mr. Gerspach is eligible for a frozen accrued benefit under the Citibank Retirement Plan formula but has not been eligible for ongoing benefits under that formula since 1999, and is therefore considered to be a “nongrandfathered” Citibank participant.

2013 PROXY STATEMENT	75

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance and the benefit accrued under the Citibank Retirement Plan for “nongrandfathered” participants such as Mr. Gerspach may also be payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is age 65. All optional forms of benefit under the cash balance benefit formula available to Mr. Corbat and Mr. Gerspach are actuarially equivalent to the normal form of benefit. Benefits are generally eligible for commencement under the cash balance benefit formula upon termination of employment at any age; however, a portion of Mr. Corbat’s benefit is not available as a lump sum unless his employment with Citi terminates after he attains age 55 with at least 10 years of service.

The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon the participant reaching early retirement. Early retirement is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan). The amount payable to a participant who terminates employment and elects to commence benefit payments early (before age 60 or 65, depending on his or her age at the time he or she separates from service) but after attaining age 55, is reduced by factors set forth in The Citigroup Pension Plan. These reduction factors reflect the longer payment period, and the factor that will be applied depends on whether the participant separates from service before or after he or she is eligible for early retirement. The reduction factors that apply to participants who incur a separation from service after attaining their early retirement date range from 70% for benefits commencing at age 55 to no reduction for benefits paid on or after age 60. Mr. Gerspach has attained eligibility for early retirement under the Citibank Retirement Plan formula.

Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates. The Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates (Citibank Pay Cap Plan) is an unfunded, nonqualified deferred compensation plan that limits participation to a select group of management or highly compensated employees (commonly referred to as a “top hat plan”). Benefit accruals under the Citibank Pay Cap Plan were frozen effective January 1, 2002 for most participants in the plan, including Mr. Gerspach. The purpose of the plan was to provide a participant with supplemental retirement benefits equal to the retirement benefit he or she would have received under The Citigroup Pension Plan but without regard to the limits imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code. To the extent that a participant’s benefit is determined under the cash balance formula in The Citigroup Pension Plan, eligible plan compensation was limited to $500,000 beginning January 1, 2000. The benefit payable under the plan is reduced by the actual amounts payable under The Citigroup Pension Plan and the Supplemental ERISA Excess Plan of Citibank, N.A. and Affiliates, if any. Benefits under the plan are payable at the same time as benefits are payable under The Citigroup Pension Plan and, accordingly, Mr. Gerspach is eligible for early retirement and immediate commencement under the Citibank Pay Cap Plan. The plan provides that at the time a participant becomes eligible to commence benefit payments, the participant and Citi will enter into a contract that will stipulate the amount and the terms of the payments to be made to the participant.

Banco Nacional de Mexico, S.A. Pension Plan. Mr. Medina-Mora participates in the Banco Nacional de Mexico, S.A. Pension Plan (the Banamex Pension Plan), which provides benefits to all Mexico permanent full-time employees. Participants such as Mr. Medina-Mora who met age and service criteria at December 31, 2001 may choose, at retirement, benefits under one of two benefit formulas under the Banamex Pension Plan: (a) a traditional benefit or (b) a hybrid benefit. The traditional pension plan benefit provides for a life annuity at normal retirement age equal to 2.5% times eligible compensation times years of credited service, where eligible compensation is annual base earnings, including the year-end salary-based bonus, averaged over the final 24 months preceding retirement. The benefit is subject to a maximum monthly pension equal to the employee’s pre-tax final 12-month average salary, including the year-end salary-based bonus. Pensions are increased annually in line with inflation. The hybrid defined benefit/defined contribution formula provides for a traditional pension of 1.0% of eligible compensation times years of credited service plus an account balance. Under the account balance feature, employees may contribute up to 8.0% of eligible compensation on a pre-tax basis, with the employer providing a notional matching contribution of 50% of the amount contributed by the employee (i.e., for a total notional match of up to 4% of eligible compensation). If

2013 PROXY STATEMENT	76

an employee elects the traditional benefit, all employer-provided benefits under the hybrid formula, including the matching contribution, are forfeited. The portion of the account balance relating to the accumulated employee contributions is not forfeited.

Mr. Medina-Mora’s benefit under the traditional formula is substantially larger than his benefit under the hybrid formula, so only the traditional benefit is shown in the Pension Benefits Table. He is eligible for immediate commencement of benefits under the Banamex Pension Plan, which does not have early retirement factors or eligibility. The normal retirement eligibility under the traditional formula is the earliest of (a) attainment of age 55 with 35 years of service, or (b) attainment of age 60 with five years of service. The only form of benefit available under the Banamex Pension Plan is a single life annuity.

Statutory Seniority Premium. Mr. Medina-Mora is eligible for a seniority premium generally available to all Mexico permanent full-time employees and required under Mexico law, payable as a single sum from employer assets upon retirement. The benefit corresponds to 12 days’ salary, up to three times the mandatory minimum local wage, for each year of service.

2012 Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year($)	Year($)	Year($)	Distributions($)	Year End($)
Michael Corbat
Capital Accumulation Program	$0	$2,250,000	$1,750,125	$774,919	$5,929,203
Stock Incentive Payment Program	$0	$0	$570,001	$1,032,263	$1,401,082
John Gerspach
Citicorp Deferred Compensation Plan	$0	$0	$134,112	$0	$960,163
Capital Accumulation Program	$0	$1,650,000	$490,417	$28,789	$2,137,608
Don Callahan
Deferred Cash Award	$0	$0	$1,419	$291,501	$292,708
Capital Accumulation Program	$0	$4,967,731	$961,472	$0	$5,929,203
Stock Incentive Payment Program	$0	$1,100,025	$212,903	$0	$1,312,928
Gene McQuade
Deferred Cash Award	$0	$0	$590	$62,922	$126,365
Capital Accumulation Program	$0	$2,100,000	$620,592	$0	$2,720,592
Manuel Medina-Mora
Deferred Cash Award	$0	$0	$1,850	$380,219	$381,793
Capital Accumulation Program	$0	$2,852,650	$848,252	$53,667	$3,695,665
Vikram Pandit
Capital Accumulation Program	$0	$3,998,589	$1,181,663	$0	$5,180,252

The amounts shown in the “Registrant Contributions in Last Fiscal Year” column are reported in the 2012 Summary Compensation Table, except that for Mr. Callahan, some of the contributions in the column are attributable to awards made in prior years that became “nonqualified deferred compensation” subject to reporting in this table when Mr. Callahan attained the Rule of 60 in 2012. The amounts shown in the “Aggregate Balance at Last Fiscal Year End” column for Mr. Callahan and Mr. McQuade were not shown in prior year Summary Compensation Tables as they are named executive officers for the first time this year. The amounts in that column for the other named executive officers were disclosed to the extent required under SEC rules in effect at the time.

2013 PROXY STATEMENT	77

Set forth below is additional information on awards shown in the Nonqualified Deferred Compensation Table.

Capital Accumulation Program. For many years, Citi has provided that a percentage of annual incentive awards must be made in the form of restricted or deferred stock under the Capital Accumulation Program. Under current Capital Accumulation Program rules, the shares are delivered in four equal annual installments beginning on January 20 of the year following the year of grant. These awards have special provisions applicable to employees who meet the Rule of 60 at the time of termination of employment as described on page 71, such that awards held by employees who meet the Rule of 60 are considered to be vested in their awards for purposes of these tables. All of the named executive officers met the Rule of 60 prior to December 31, 2012, so their Capital Accumulation Program awards made in 2012 are reported in the column “Registrant Contributions in the Last Fiscal Year.” Also shown in that column for Mr. Callahan are awards for prior years, as he first met the Rule of 60 during 2012. The table also shows the aggregate realized or unrealized gains and losses on all shares held by the participant and subject to the Rule of 60 in the “Aggregate Earnings” column. The “Aggregate Withdrawals/Distributions” column shows Capital Accumulation Program shares subject to the Rule of 60 that were delivered to the participant during 2012. The “Aggregate Balance at Last Fiscal Year End” column shows the year-end value of all the executive’s undelivered equity awards that are subject to the Rule of 60.

Stock Incentive Payment Program. Mr. Corbat and Mr. Callahan received a Stock Incentive Payment Program award in January 2010 for performance in 2009. The Stock Incentive Payment Program is a discretionary award program consisting of awards of restricted or deferred shares of Citi common stock that contain terms prescribed by the Special Master. Stock Incentive Payment Program shares vest ratably over three years and are subject to the Rule of 60. The table reports Stock Incentive Payment Program awards in the same way as Capital Accumulation Program awards. As a result, Mr. Callahan’s January 2010 Stock Incentive Payment Program award appears as a registrant contribution for 2012 because Mr. Callahan attained the Rule of 60 in 2012.

Citicorp Deferred Compensation Plan. Mr. Gerspach participates in the Citicorp Deferred Compensation Plan, which was closed in 2001, and provided for mandatory and voluntary deferrals of compensation from 1996 through 2000 for employees of Citicorp. All mandatory deferrals under the Deferred Compensation Plan have been distributed to participants, but voluntary deferrals are notionally invested at the participant’s election in one of six pre-determined investment alternatives. Participants may change investment elections up to four times per year. All amounts deferred under the Citicorp Deferred Compensation Plan are fully vested and are distributed in a lump sum upon termination before age 55, or in a lump sum or installments at the participant’s election upon termination at or after the attainment of age 55.

Deferred Cash Award Plan. In January 2009, Mr. Callahan and Mr. Medina-Mora each received a deferred cash award under the Deferred Cash Award Plan as a component of his annual incentive award earned for 2008. In January 2010, Mr. McQuade received a deferred cash award under the Deferred Cash Award Plan as a component of his annual incentive award earned for 2009. The awards were deferred on a mandatory basis. These Deferred Cash Award Plan awards vest ratably over a four-year period and are credited with a notional interest rate based on the 90-day, U.S. dollar-based LIBOR.

Potential Payments upon Termination or Change in Control

General policies. Citi does not routinely provide guaranteed levels of severance or change in control agreements, and none of the named executive officers have individually negotiated separation arrangements.

2013 PROXY STATEMENT	78

Mr. Pandit. When Mr. Pandit left Citi, some of his outstanding awards were forfeited by their terms and others continued to vest on schedule, in accordance with the original terms of the awards. For a complete discussion of Mr. Pandit’s compensation in connection with his departure from Citi, please see pages 61-62.

Equity awards. The equity awards described below were disclosed in the Summary Compensation Tables of prior proxy statements as long-term or other equity compensation awards, except to the extent that executives were not named in prior proxy statements. No executive is entitled to a grant of any additional equity awards in connection with his termination of employment. In developing the estimates in this section, the closing price of Citi’s common stock on December 31, 2012 ($39.56) was used, and it was assumed that all events took place on December 31, 2012. The tables disclose the maximum amount that may become vested upon the applicable event, and do not reflect program terms that could reduce the values of the awards.

Set forth below is a table showing the value of equity awards on December 31, 2012 upon the occurrence of the applicable event for each named executive officer under the circumstances described below. Each of the equity awards reflected in this table is described in more detail in the discussion following the Grants of Plan-Based Awards Table. All outstanding options were assigned a zero value as of December 31, 2012 because the exercise prices were above the Citi stock closing price on that date.

Citi’s 2009 Stock Incentive Plan is the only plan from which equity awards to executive officers are currently made. The 2009 Stock Incentive Plan has a “double trigger” requirement; it provides that an involuntary termination of employment must occur as a result of a change in control of Citi before any vesting of equity awards may occur in connection with the change in control. In addition, the Committee has a policy that equity awards granted to executive officers under the 2009 Stock Incentive Plan will not be accelerated solely by reason of a change in control of Citigroup Inc.

The equity awards shown in the table below that vest upon a change in control of Citigroup Inc. were granted in January 2009 before the foregoing plan provisions and policies became effective. These awards have vested in full on January 20, 2013 and will not be shown in future tables. They are shown in the table below because SEC rules require disclosures as of December 31, 2012.

				Involuntary
	Termination for			Termination
	Gross Misconduct or	Death or	Upon Change	Not for Gross
Name	Voluntary Resignation	Disability	in Control	Misconduct
Michael Corbat	$0	$0	$0	$0
John Gerspach	$0	$3,908,999	$0	$0
Don Callahan	$0	$1,460,638	$1,460,638	$0
Gene McQuade	$0	$1,249,379	$421,928	$1,249,379
Manuel Medina-Mora	$0	$7,440,490	$1,463,673	$0

Some equity awards to the named executive officers are not reflected in this table because each of them had met the Rule of 60 by December 31, 2012, and therefore they are expected to receive those amounts whether or not they remain employed (although the awards are subject to forfeiture for competition in certain cases and remain subject to clawbacks). These vested equity awards are instead shown in the Aggregate Balance at Last Fiscal Year End column in the Nonqualified Deferred Compensation Table. In addition to the values shown in the above table and in the Nonqualified Deferred Compensation Table, had Mr. Callahan or Mr. Medina-Mora resigned or been terminated not for gross misconduct as of December 31, 2012, a portion of the performance-vesting stock awarded in January 2009 to each of them would have vested. On January 14, 2013, Mr. Callahan received $493,460 and Mr. Medina-Mora received $494,486 in accordance with the terms of those awards when such awards vested.

2013 PROXY STATEMENT	79

In general, the named executive officers’ nonvested stock options may vest upon death or disability and the named executive officer (or his estate) may exercise the options for periods up to the original option expiration date. In general, vested options held by the named executive officers may be exercisable up to the option expiration date. As stated above, all outstanding options were assigned a zero value as of December 31, 2012 because the exercise prices were above the Citi stock closing price on that date.

Cash awards. Set forth below is a table showing the maximum values of cash payments that would have vested on December 31, 2012 as a result of the applicable event occurring for each named executive officer under the circumstances described below. The tables disclose the maximum amount that may become vested upon the applicable event, and do not reflect holdback provisions or other terms that could reduce the values of the awards.

			Qualifying
	Termination for Gross Misconduct	Death or	Termination/	Involuntary Termination
Name	or Voluntary Resignation	Disability	Qualifying Transaction	Not for Gross Misconduct
Michael Corbat	$0	$9,195,762	$9,195,762	$2,323,219
John Gerspach	$0	$6,698,965	$6,698,965	$1,703,694
Don Callahan	$0	$9,195,762	$9,195,762	$2,323,219
Gene McQuade	$0	$7,704,570	$7,704,570	$2,168,337
Manuel Medina-Mora	$0	$10,770,484	$10,770,484	$3,085,454

Key Employee Profit Sharing Plan. The above chart includes payments under the Key Employee Profit Sharing Plan, and therefore, payments upon involuntary termination not for gross misconduct are substantially lower than in other circumstances, as Key Employee Profit Sharing Plan awards are forfeited upon involuntary termination. The general conditions to vesting, along with other Key Employee Profit Sharing Plan terms including a provision for reduced payments in the event of Citicorp losses, are discussed in the Compensation Discussion and Analysis on page 63. If all such other conditions to vesting are satisfied, special vesting and payment conditions generally apply to Key Employee Profit Sharing Plan awards in the case of death, disability, retirement, a qualifying termination or the occurrence of a qualifying transaction with respect to the participant’s Citi employer. A “qualifying termination” generally means either (a) a termination of employment in connection with a sale or other disposition of assets of the business unit to which the participant provides substantial services or (b) the outsourcing of a participant’s job. The employer of a participant will undergo a “qualifying transaction” if, in connection with the sale or other disposition of the stock or other equity interest in the participant’s employer, Citi ceases to control or own a significant equity interest in the participant’s employer. A change in control of Citigroup Inc. would not trigger these payments, as a change in control of Citigroup Inc. is not covered by the definition of “qualifying transaction.” None of the named executive officers are eligible for retirement under Key Employee Profit Sharing Plan terms.

Deferred Cash Award Plan. A portion of the annual incentive award for 2011 was awarded to the named executive officers in January 2012 under the Deferred Cash Award Plan, and these performance-based vesting awards are reflected in the above table. These awards are described in more detail under the Grants of Plan-Based Awards Table.

Deferred Cash Award Plan awards disclosed in the Nonqualified Deferred Compensation Table for Mr. Callahan, Mr. McQuade and Mr. Medina-Mora are not included in the above chart, because the executives would have received on December 31, 2012 the amounts disclosed in the Aggregate Balance at Fiscal Year-End column in the Nonqualified Deferred Compensation Table for Deferred Cash Awards whether or not they remained employed, as each of them has attained the Rule of 60.

Other termination of employment provisions. Mr. Corbat, Mr. Gerspach and Mr. Medina-Mora are eligible to receive the retirement benefits described in the Pension Benefits Table upon termination of employment for any reason because they are vested in such benefits. Mr. Gerspach is also entitled to receive the Citicorp Deferred Compensation Plan benefits described in the Nonqualified Deferred Compensation Table upon the termination of his employment.

2013 PROXY STATEMENT	80

V. Citi’s Approach to Risk and Incentive Compensation Plans

Management Analysis of Potential Adverse Effects of Compensation Plans

In addition to its sound executive compensation policies, Citi has adopted multiple coordinated strategies to reduce risks to the franchise through the design and administration of its incentive compensation programs, including those applicable to the named executive officers. During 2012, Citi continued to enhance the ability of the firm to reduce risks through its compensation programs, as part of its continuing efforts to align its processes with the U.S. Interagency Guidance on Sound Incentive Compensation Policies and the Financial Stability Board’s Principles for Sound Compensation Practices. Citi’s approach to risk and incentive compensation plans is detailed on pages 49-50 of the Compensation Discussion and Analysis.

Citi’s principal compensation plans have numerous features that encourage employees to reduce risks to Citi. Citi has instituted numerous features under its principal annual incentive award program to control any incentives for employees to take risks that could have a material adverse effect on Citi. This program covers the named executive officers as well as other executives and employees. In addition to those features previously described on pages 49-50:

  Through a systematic annual process, Citi identifies the inherent material risks to the firm and its material business units. The individuals with influence over those risks are identified as its individual covered employees and in 2012, Citi identified, as additional covered employees, groups of employees (“Group 3 covered employees”) who are compensated similarly who, acting together, can influence Citi’s material risks. The framework used to identify material business units and covered employees has been developed with input from the control functions (Compliance, Finance, Independent Risk, Internal Audit and Legal) and business management. Both financial risks (such as market, credit and liquidity risks) and nonfinancial (such as operational, legal, compliance and reputational risks) were evaluated as part of the process.

  In 2012, performance-based vesting criteria were applied to all deferred incentive compensation awarded to covered employees, including the named executive officers and Group 3 covered employees receiving such awards.

  Key Employee Profit Sharing Plan awards have important risk mitigation features, and the plan prohibits payouts if the Committee determines that there has been a material adverse change in the risk profile of Citigroup or Citibank, N.A.

Citi’s other incentive compensation plans are administered through a strong governance process. Management has continued to implement the processes developed over the previous three years to analyze, monitor and mitigate risk in compensation plans throughout Citi, in particular Citi’s incentive compensation plans. The Chief Risk Officer and management continue to use a tool developed by a third party consultant (Towers Watson) with input from Citi to identify and manage risks in incentive compensation plans. Six potential sources of risk are assessed: incentive program design, misalignment with the firm’s strategy and goals, pay opportunity offered by the plan, payout or pool approval process, extent of monitoring as part of plan governance, and risks associated with plan administration (e.g., inadequate documentation or potential for calculation errors). Through the risk assessment tool, all of Citi’s incentive compensation programs have had an assessment of 50 elements of plan design and administration in each of these six risk-related categories, yielding a view as to whether there were substantial opportunities for remediation. None of Citi’s plans are currently recommended for remediation of risk. Citi also has a formal incentive plan governance model to ensure that any new incentive compensation plans are consistent with global standards and do not incentivize excessive or imprudent risk.

Management believes that, in order to give rise to a material adverse effect on Citi, a compensation plan must either (a) itself be of sufficient size to be material to Citi, or (b) motivate individuals at Citi who are in a position to have a material impact on Citi to behave in a manner that is materially adverse to Citi. On the basis of the foregoing analysis, management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi.

2013 PROXY STATEMENT	81

Audit Committee Report

The Audit Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all communications required by generally accepted auditing standards.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2012 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969. As in prior years, Citi and its Committee have engaged in a review of KPMG in connection with the Committee’s consideration of whether to recommend that shareholders ratify the selection of KPMG as Citi’s independent auditor for the following year. In that review, the Committee considers both the continued independence of KPMG and whether retaining KPMG is in the best interests of Citi and its stockholders. Citi’s management prepares an annual assessment of KPMG for the Audit Committee that includes (i) the results of a management survey of KPMG’S overall performance, (ii) an analysis of KPMG’S known legal risks and significant proceedings that may impair KPMG’S ability to perform Citi’s annual audit; and (iii) KPMG’S fees and services provided to Citi both on an absolute basis, noting, of course, that KPMG does not provide any non-audit services, other than those described in the Proxy Statement, to Citi, and compared to services provided by other auditing firms to peer institutions. In addition, KPMG reviews with the Committee its analysis of its independence in accordance with the Accounting Firm Engagement Directive and PCAOB Rule 3526. In performing its analysis, the Committee considered the length of time KPMG has been Citi’s independent auditor, the breadth and complexity of Citi’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in Citi’s businesses, the quantity and quality of staff and global reach. The Committee recognized the unique ability of KPMG to

2013 PROXY STATEMENT	82

provide both the necessary expertise to audit Citi’s business and the matching global footprint to audit Citi worldwide and other factors, including the policies that KPMG follows with respect to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Based on the results of its review this year, the Committee concluded that KPMG is independent and that it is in the best interests of Citi and its investors to appoint KPMG to serve as Citi’s independent registered accounting firm for 2013.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

THE AUDIT COMMITTEE:

Lawrence R. Ricciardi (Chairman)
Robert L. Ryan
Anthony M. Santomero
Joan E. Spero

Dated: February 26, 2013

2013 PROXY STATEMENT	83

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (KPMG) as the independent registered public accounting firm of Citi for 2013. KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the annual meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG for services rendered to Citi for the years ended December 31, 2012 and 2011:

In millions of dollars	2012	2011
Audit Fees	$67.3	$68.8
Audit-Related Fees	$17.0	$16.7
Tax Fees	$8.8	$8.7
All Other Fees	$—	$—
Total Fees	$93.1	$94.2

Audit Fees: This includes fees earned by KPMG in connection with the annual integrated audit of Citi’s consolidated financial statements, internal control over financial reporting under SARBANES-OXLEY Section 404, audits of subsidiary financial statements, comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citi’s regulatory filings, reports on internal control reviews required by regulators, accounting advice on completed transactions and reviews of Citi’s interim financial statements.

Audit-Related Fees: This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attestation services as well as certain agreed upon procedures.

Tax Fees: This includes preparation and review of corporate tax returns, tax audits, expense allocation reports for tax purposes and other tax compliance services.

All Other Fees: Citi did not engage KPMG for any services other than those described above.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citi’s Audit Committee has reviewed and approved all fees earned in 2012 and 2011 by Citi’s independent registered public accounting firm, and actively monitored the relationship between audit and non-audit services provided. The Committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The Audit Committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The Committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit related fees and tax compliance fees with specific dollar value limits for each category of service. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (e.g., internal control and certain tax compliance engagements) or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the Committee for approval and to the full Committee at its next regular meeting.

2013 PROXY STATEMENT	84

The Accounting Firm Engagement Directive is the primary basis upon which management ensures the independence of its independent registered public accounting firm. Administration of the Directive is centralized in, and monitored by, Citi senior corporate financial management, which reports the engagements earned by KPMG throughout the year to the Audit Committee. The Directive also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies applicable auditor independence rules.

The Board recommends that you vote for ratification of KPMG as Citi’s independent registered public accounting firm for 2013.

2013 PROXY STATEMENT	85

Proposal 3: Advisory Vote to Approve Citi’s 2012 Executive Compensation

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, we are seeking an advisory vote on the compensation of named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis.” Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to Citi’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

We strongly urge shareholders to review our entire Compensation Discussion and Analysis, especially our Executive Summary, starting on page 42. Here is a summary of the highlights of Citi’s outreach to shareholders and actions taken to address concerns with executive pay:

1. We engaged in significant investor outreach.

As a result of last year’s say-on-pay vote, we immediately enhanced our efforts to solicit feedback from shareholders to better understand your concerns. In a series of meetings led by Mr. O’Neill, the Chairman of our Board and the Personnel and Compensation Committee (the Committee), we met with about 20 shareholders, who collectively held more than 30% of Citi’s common shares counted towards the total vote. We also met with proxy advisory firms to determine whether the views of the proxy advisors regarding Citi’s pay practices were similar to the views of Citi shareholders. The Committee, with assistance from its newly appointed independent compensation consultant, Frederic W. Cook & Co., considered the opinions heard during meetings and carefully reviewed the results of the meetings with the full Board and management over several months.

2. We systematically addressed shareholder concerns.

While investors had varying perspectives, a few common themes emerged from the discussions, and we addressed those concerns.

  Overall, we heard from shareholders that our program needs more objective metrics and a framework for discretion. We designed a new program effective for 2013, structured around a more objective performance evaluation process, which has been implemented in important respects for 2012. We are adopting a new executive compensation program that uses a scorecard-based structure preferred by many of our investors. This program replaces the prior executive compensation structure, which, as is common practice in the financial services industry, involved a high degree of discretion. Commencing in 2013, incentive compensation awards will be determined based on pre-defined performance goals established at the beginning of the year for each executive officer. At year-end, the Committee will evaluate performance against the pre-defined goals. In addition, as is standard practice, we will also be guided by reported changes in market compensation levels and other factors considered to be relevant. The Committee will then determine the amount of actual variable incentives to be delivered to Citi’s CEO and review and approve awards for other executive officers, reflecting recommendations made by the CEO.

  In addition, as a component of this new program, we have introduced performance share unit awards that will account for a portion of annual incentive compensation, in an effort to strengthen the existing links between pay and performance. This structure is in effect for Citi’s 2013 named executive officers for performance in 2012, as described in more detail in the Compensation Discussion and Analysis. The target value of each executive’s performance share unit award is based on prior year performance, with the actual number of performance share units earned at the end of a three-year period based on pre-set financial metrics. Performance share unit awards will be a key element of Citi’s executive compensation program going forward, and for 2012 represent 30% of the total incentive award.

2013 PROXY STATEMENT	86

Because the newly adopted approach was developed throughout 2012 and therefore was not in place at the beginning of the year, the Committee used a hybrid approach with respect to the determination of the amount of incentive compensation for 2012. Under this approach, the Committee made discretionary decisions to determine the size of the incentive awards for the named executive officers based on a review of the scorecard metrics that are expected to play a role for 2013.

  We heard that CEO compensation was too high relative to performance, so we made meaningful changes in our CEO compensation. In particular, investors expressed concerns about the size of the former CEO’s retention award package from 2011. The departure of Mr. Pandit, our former CEO, resulted in the forfeiture of his 2011 retention awards. Upon the appointment of Mr. Corbat as our new CEO, no special awards were granted. Compensation paid for 2012 to Mr. Corbat includes performance share units, which are directly tied to Citi’s future performance.

  Citi’s overall performance in 2012 was substantially improved based on total return to shareholders. Our one-year total shareholder return for 2012 was 50.6% and our cumulative total shareholder return over the three years ending on December 31, 2012 was 19.8%, although we recognize that the dilutive capital raises in 2009 will result in Citi’s longer-term total shareholder return (such as five-year total shareholder return) continuing to lag the performance of peers for some time.

  Shareholders want rigorous minimum standards for payouts, so we implemented meaningful hurdles for our new plan. Specifically, the new performance share unit awards have thresholds that are aligned with investor expectations and no awards will be delivered if the minimum payout level on either of the award metrics is not met.

  Shareholders wanted more transparent communications, so we restructured our Compensation Discussion and Analysis. The presentation of how we deliver pay and make pay decisions has been overhauled. In addition, our new compensation framework is designed to be easier to understand and more transparent.

3. We enhanced our executive pay policies.

Though we heard investor support for our pay governance policies, this year we went further, making several additional improvements:

  Under our long-standing stock ownership commitment, executive officers are required to hold 75% of the net shares acquired through Citi’s incentive compensation programs. Going forward, executive officers will also be required to hold half of these accumulated shares for a full year after ceasing to be an executive officer, even if they are no longer employed by Citi;

  We added an enhanced performance-based vesting feature to our incentive compensation programs. In addition to our existing clawbacks, these new provisions permit the cancellation of incentive compensation if an executive is found to have significant responsibility for a material adverse outcome causing significant financial or reputational harm to Citi; and

  We adopted a blanket prohibition against hedging and pledging of Citi stock by executive officers.

These enhancements are in addition to the various other best practices that have historically been embedded in our program, including:

  Clawbacks;

  Limits on perquisites and no special benefits or supplemental retirement plans;

  No change-in-control agreements or severance agreements;

  Limited employment agreements; and

  Use of independent compensation consultants.

The Board recommends that you vote for advisory approval of the foregoing resolution approving Citi’s executive compensation as disclosed in the Compensation
Discussion and Analysis, the compensation tables and any related discussion contained in this proxy statement.

2013 PROXY STATEMENT	87

Proposal 4: Approval of Amendment to the Citigroup 2009 Stock Incentive Plan

The Personnel and Compensation Committee (the Committee) has recommended, and the Board has unanimously approved, an amendment to Section 9 of the Citigroup 2009 Stock Incentive Plan (the 2009 Plan or the Plan). If approved by stockholders, this amendment will permit unvested shares with performance vesting conditions to accrue dividend equivalents. The dividend equivalents will be payable only if and when, and only to the extent that, the underlying shares vest upon satisfaction of the performance vesting conditions and all other conditions to vesting. As further explained below, this amendment will allow Citi to continue offering competitive equity-based incentive compensation and to more closely align Plan participants' interests with those of stockholders.

Why Should You Vote to Approve the Proposed Amendment to the 2009 Plan?

The proposed amendment to Section 9 of the 2009 Plan will improve incentives and more closely align employee and stockholder interests by allowing for performance vesting awards to accrue dividend equivalents that will be paid only if performance conditions are satisfied.

On February 19, 2013 Citi granted restricted and deferred stock awards that are subject to a performance vesting condition (in addition to traditional service-based vesting conditions) to approximately 4,000 employees as part of their annual incentive compensation under Citi’s Capital Accumulation Program. These awards were made to “covered employees” pursuant to applicable U.S. bank regulatory guidance. Under the performance vesting condition, all or a portion of a participant’s award that is otherwise eligible to vest at each scheduled vesting date will be cancelled if there were losses at a participant’s business during the calendar year preceding the vesting date. This performance vesting condition is a new feature of our Capital Accumulation Program, which we adopted to improve the existing alignment of pay and performance and to strengthen our overall approach to balancing risks to Citi through the structure of our incentive compensation programs. We expect that performance vesting equity awards will remain an important feature of our annual incentive awards going forward.

Awards under Citi’s Capital Accumulation Program generally do not carry rights to actual dividends before the award vests, as during the vesting period, the award is typically not comprised of issued and outstanding shares of common stock. However, the Plan allows Citi to pay, to employees who hold unvested stock awarded under the Capital Accumulation Program, amounts equivalent to actual dividends paid on its common stock (“dividend equivalents”). The Capital Accumulation Program and similar programs at other firms have traditionally paid dividend equivalents on unvested shares. However, the Plan currently forbids the payment or accrual of dividends or dividend equivalents at any time on unvested shares that are subject to performance vesting criteria.

Approval of Proposal 4 will amend Section 9 of the 2009 Plan to allow the Committee to provide for awards with performance vesting conditions (including awards granted on February 19, 2013) to accrue dividend equivalents that will be paid only if and when the applicable performance conditions are satisfied and the underlying shares vest. Approval of Proposal 4 will not change the terms of any other outstanding award or any other provision of the Plan. The amendment is consistent with the purpose of performance vesting awards, as dividend equivalents will not be paid unless the performance vesting conditions are satisfied.

We believe the proposed amendment is in the best interests of Citi and our stockholders. Permitting dividend equivalents for shares subject to performance vesting conditions will enhance the incentive to performance intended by performance vesting conditions and will allow for closer alignment of employee and stockholder interests in incentive pay, which is a key purpose of the Plan.

The proposed amendment is projected to cost Citi less than $1.2 million with respect to the awards granted on February 19, 2013 over their four-year vesting period, assuming that current dividend policies remain in effect.

2013 PROXY STATEMENT	88

New Plan Benefits

2009 Stock Incentive Plan (as proposed to be amended effective April 24, 2013)
Total dividend equivalents that will be payable with respect to awards granted on February 19, 2013, assuming
Citigroup’s current dividend policy remains unchanged, performance criteria are satisfied and all awards vest in full.

Name and Position	Dollar Value
Michael Corbat, CEO, director and director nominee	$6,422
John Gerspach, CFO	$3,994
Don Callahan, Head of Operations and Technology	$4,302
Gene McQuade, CEO, Citibank, N.A.	$4,302
Manuel Medina-Mora, Co-President, Citi; CEO, Global Consumer Banking; Chairman, Mexico	$6,659
Executive Group(1)	$53,480
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$1,074,643
Total Benefits	$1,128,123

(1)       Includes the named executives above.

No other outstanding awards will benefit from this amendment, but future awards that may be granted before the Plan expires in April 2014 may be entitled to earn dividend equivalent payments as a result of this amendment. We are not seeking an increase in the number of shares authorized under the Plan because we believe that we have a sufficient number of shares to meet our needs until we seek approval of a new plan in 2014, after the expiration of the Plan.

Additional information on our equity plans and grant practices can be found elsewhere in this proxy statement in the Compensation Discussion and Analysis and in Note 8 to the financial statements contained in Citigroup's 2012 Annual Report on Form 10-K filed with the SEC on March 1, 2013.

For complete information on the Plan, including a description of the Plan, please read the information appearing in Annex A, which is an integral part of Proposal 4. We believe that the information in Annex A is critical to understanding the amendment that you are being asked to approve and strongly urge you to review Annex A. Annex A includes the text of the Plan as amended and restated to reflect the amendment to Section 9 that will be made if Proposal 4 is approved. The Plan amendment should be read for a complete understanding of the Plan and the amendment you are being asked to approve.

The Board recommends that you vote for approval of the amendment to the Citigroup 2009 Stock Incentive Plan described in Proposal 4.

2013 PROXY STATEMENT	89

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups and adopting policies or initiatives responsive to stockholder concerns when we felt it was in the best interests of all stockholders. In 2013, the Personnel and Compensation Committee adopted changes to certain of the Company’s compensation practices in response to shareholder proposals: the Committee formalized its practice not to accelerate the vesting of equity awards in the event of a change in control and adopted a post termination holding period for executive officers, requiring them to hold 50% of the shares previously subject to the Stock Ownership Commitment once they cease being executive officers of the Company. Over the years, Citi has met with several proponents and other interested parties regarding such issues as the Company’s response to new credit card regulations, derivatives, risk management, repos, auditor rotation and trade association payments among others. We encourage our stockholders to communicate with management and the Board of Directors. Any stockholder wishing to communicate with management, the Board of Directors or an individual Director should send a request to the Corporate Secretary as described on page 20 in this Proxy Statement.

Proposal 5

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, beneficial owner of 1,800 shares, has submitted the following proposal for consideration at the Annual Meeting:

Proposal 5*- Executives To Retain Significant Stock

Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to “D” with “High Governance Risk.” Also “High Concern” for Executive Pay - $14 million for our suddenly former CEO Vikram Pandit. GMI said equity pay for our highest paid executives should have performance requirements to be aligned with shareholder interests. Plus our market-priced stock options could give rewards due to a rising market alone, regardless of the performance of our highest paid executives. Diana Taylor and William Thompson received our highest negative votes and nonetheless controlled 67% of our executive pay and nomination committees. The other person on our nomination committee was Judith Rodin who brings valuable experience from the 2011 AMR bankruptcy.

Shareholder support for 2012 shareholder proposals would have been higher had our directors refrained from making it easier to vote against shareholder proposals than to vote for them.

Our management said we were already entitled to act by written consent to the fullest extent permitted by Delaware law in Citigroup Inc., (January 27, 2011). If our company’s problems persist this may be of interest. The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012.

2013 PROXY STATEMENT	90

Please encourage our board to respond positively to this proposal to protect shareholder value:

Executives To Retain Significant Stock- Proposal 5. *

MANAGEMENT COMMENT

Summary

Our current stock ownership commitment (SOC) serves the same purpose as the proposal and is better suited to the specifics of Citi’s programs. In addition, Citi’s Personnel and Compensation Committee (the Committee) recently amended Citi’s long-standing SOC to include a requirement that executive officers continue to hold a significant percentage of stock after termination of employment or other end of executive officer status. The revised SOC, combined with the recent policy change prohibiting hedging or pledging transactions with respect to the Company’s stock, addresses the concerns raised by this proposal.

Important Points to Consider:

➢

The proposal would require that executives hold a significant percentage of stock to “normal retirement age,” as defined under Citi’s qualified retirement plans, for the purpose of focusing executives on Citi’s long-term success. The “normal retirement age” under Citi’s qualified retirement plans is age 65.

➢

Citi’s existing SOC serves the same purpose as the proposal. Our approach also creates alignment of long-term interests between executive officers and shareholders. Citi’s SOC requires that an executive officer hold a significant percentage of stock during employment and for one year after termination of employment with Citi or other end of executive officer status, regardless of whether the termination of employment occurs before or after normal retirement age.

➢

Under Citi’s SOC, executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices) as long as they are executive officers. In addition, starting in 2012 a new stock holding period applies after the executive officer terminates employment at Citi for any reason or remains employed at Citi but is no longer an executive officer. He or she must retain, for one year after terminating employment at Citi or otherwise ending executive officer status, 50% of the number of shares he or she previously held that were subject to the SOC.

  Example: An executive officer owns 100 shares at the time of leaving the Company or ending executive officer status, and 75 shares are subject to the SOC at that time. This executive must hold 37.5 shares for at least one year after termination of employment or ending executive officer status.

➢

Our SOC creates incentives to avoid undue focus on short-term performance. Our SOC is designed to eliminate incentives for an executive to artificially drive up Citi’s stock price in advance of his or her departure from Citi and benefit from this behavior by selling all of his or her stock immediately afterward. While such a scenario is remote at best, Citi’s practices would prevent an executive from achieving any such benefit and ensure continued alignment between executives and stockholders even after an executive’s termination of employment at Citi.

➢

The proposal does not indicate whether the “hold-to-retirement age” requirement would apply after termination of employment with Citi, where the executive terminated employment with Citi before normal retirement age. For example, the proponent may be asking that an executive who terminates employment with Citi at age 35 hold shares for another 30 years after termination of employment. Such a requirement would be excessively onerous and impractical. Citi’s post-termination stock holding period addresses the proponent’s concerns but is better tailored to the specifics of Citi’s programs.

➢

Citi has long had a personal trading policy that limits trading by management and other employees in Citi stock and restricts covered employees from engaging in hedging, derivative or other transactions that would undermine the incentives created by deferred stock compensation structures and Citi’s SOC. These policies are intended to align senior management’s interests with those of Citi’s stockholders and other stakeholders, and to motivate employees to act consistently with risk mitigation principles. In 2012, Citi expanded its policies to provide that for members of the board and

2013 PROXY STATEMENT	91

executive officers, the hedging of any Citi security against the risk of economic loss and the pledging of any Citi security as collateral for a loan or other extension of credit is prohibited. The expanded policy is included in Citi’s Corporate Governance Guidelines.

Because Citi recently adopted a post-termination stock holding period for executive officers that is well suited to Citi’s program, and Citi’s policies prohibit any hedging and pledging by executive officers, the concerns raised in the proposal have been addressed; therefore, the Board recommends a vote against this Proposal 5.

Proposal 6

CtW Investment Group, 1900 L Street, N.W., Suite 900, Washington, DC 20036, beneficial owner of 120 shares, has submitted the following proposal for consideration at the Annual Meeting:

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Citigroup, Inc. (“Citigroup”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Citigroup used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Citigroup’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Citigroup is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As long-term stockholders, we support transparency and accountability in corporate spending to influence legislation. Absent a system of accountability, Citigroup assets can be used for policy objectives that may be inimical to Citigroup’s long-term interests and may pose risks to Citigroup and its stockholders.

Three IMF economists found that lobbying by financial institutions including Citigroup in 2000-2007 was correlated with more risk taking and worse performance in 2008, and that lobbying lenders were more likely to be bailed out in 2008. (Igan, Mishra, and Tressel; A Fistful of Dollars: Lobbying and the Financial Crisis, April 2010.)

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Citigroup spent $5,470,000 million in 2011 on federal lobbying (opensecrets.org) This figure may not include grassroots lobbying. Citigroup is represented on the board of Securities Industry and Financial Markets Association but does not disclose its trade association payments.

Citigroup also deployed over 400 state lobbyists in 45 states since 2003 (followthemoney.org). Not all states require disclosure of lobbying expenditures. Citigroup’s Board and its stockholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying, and the risks this spending poses.

MANAGEMENT COMMENT

Summary

Citi already has a comprehensive system of reporting and accountability for Citi’s participation in lobbying and political contribution matters. Citi discloses its lobbying and political contributions activities as required by law, in the more than 30 states in which it is actively engaged in lobbying and political activity, and at the Federal level. The frequency of our disclosures varies, depending on local requirements. Because the requirements are different, the information disclosed varies by jurisdiction. For lobbying, generally the disclosure requirements include the issues or legislation lobbied during the reporting period, the chambers or agencies lobbied, and dollars expended to support the lobbying activities. For political contributions, generally the requirements include the recipient committee, amount, election cycle, date of the contribution and funding source.

Citi has also successfully passed random audits by regulatory authorities with lobbying and political contributions oversight, as well as those performed by Citi’s Internal Audit team. In addition, Citi participates in the European Union’s voluntary lobbying disclosure registry. As a result, preparation of the report as requested by the proponent would be unnecessary.

Important Points to Consider

➢	Citi already has in place measures to promote transparency in and improve oversight of its political activity-related and lobbying spending.
  First, we created a link on our website to federal and state government websites where our lobbying activities are reported.

  Second, Citi sent letters to the trade/business associations it supports requesting that they confirm that they have a process that assures that no funds provided by any Citi entity (whether by way of dues or otherwise) to the trade or business association will be used for “independent expenditures.” “Independent expenditures” are expenditures by an entity other than the political candidate or his campaign that support the candidate (or criticize his/her opponent) or contributions to such an entity by a company or trade association.

  Third, while Citi does not currently engage in grassroots lobbying or support or oppose ballot initiatives, if we determine in the future that to do so would be in the best interests of our firm and our shareholders, we are committed to publicly disclosing those activities.

  Fourth, Citi does not believe we have membership in any tax exempt organization that endorses or writes “model legislation” (draft legislation meant to be a guide for state legislatures on various issues).

  Fifth, Citi discloses to our stockholders and the public a list of all corporate political contributions as well as contributions made by Citi’s Political Action Committee (PAC). This list, which is updated and posted on our Web site annually, in order to promote transparency and accountability, can be found on Citi’s Web site.
➢	The Nomination, Governance and Public Affairs Committee of Citi’s Board of Directors, as provided by its Charter, provides oversight of political activity.

➢	Citi’s Political Contributions and Lobbying Statement (the “Statement”) specifically provides significant and meaningful disclosure about Citi’s policies relating to political, lobbying and grassroots activities. The Statement can be found on Citi’s Web site at www.citigroup.com.

2013 PROXY STATEMENT	93

➢	Citi actively engages in the legislative process at both the state and federal levels to increase the likelihood that our views on legislative and regulatory developments affecting Citi and its various constituencies are fairly considered.

➢	Citi is subject to a wide variety of state and federal laws and regulations concerning the conduct and disclosure of our lobbying expenses. Citi is committed to complying with these rules, and to maintaining the highest ethical standards in the way we conduct our business.

➢

Citi’s current public disclosures provide stockholders with extensive information on Citi’s lobbying expenditures, including the processes that management undertake in making lobbying or political expenditures decisions. The creation of a report to stockholders, to be provided annually, detailing the information already filed pursuant to federal, state and local regulations would be duplicative and not an effective use of Citi’s valuable resources.

Because it already has extensive disclosure practices pertaining to its political contributions and lobbying activities, Citi does not believe the additional disclosure requested by the stockholder proposal is warranted; therefore the Board recommends that you vote against this Proposal 6.

Proposal 7

John Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, beneficial owner of 150 shares, has submitted the following proposal for consideration at the Annual Meeting:

Resolved: Shareholders request that the Board of Directors undertake a review and institute any appropriate policy changes, such as amending the bylaws or other actions needed, to make it more practical to deny indemnification of directors when appropriate from the standpoint of the company and public policy. The review should take full account of the relationship between insurance coverage and indemnification, corporate litigation strategy, retaining appropriate board discretion and the ability of the company to attract new board members. Such policies and amendments should be made effective prospectively only, so that they apply to claims, actions, suits or proceedings for which the underlying activities occur and the claims are asserted subsequent to both the enactment of the policy changes and the renewal of a director’s board membership.

Supporting Statement:

The current bylaws provide for indemnification of directors “to the fullest extent permissible under the General Corporation Law of the State of Delaware.” As a practical matter, maximizing such indemnity eliminates personal exposure of directors, potentially even for some improper, illegal or criminal behaviors that violated their fiduciary duties. The proponent’s intention is to incentivize directors to exercise maximum fiduciary oversight and to avoid inappropriate indemnification.

“Indemnification of Directors and Officers: A Different Side to the Problem of Corporate Corruption,” published in Wall Street Lawyer, June 1, 2004 and reprinted on the Internet by the law firm of Andrews Kurth, LLP, notes that “Corporations and insurance carriers are finding out that their indemnification obligations are not easily avoided ... Despite the arguments favoring insurers and corporations, the courts have looked to the documents governing their obligations and generally have found the insurance policies, bylaws, and indemnification agreements to be too broad, too vague, or too restrictive to relieve the indemnitors.”

The article noted that indemnification agreements maximize indemnification even in some circumstances where an individual may not be considered deserving of such indemnification. Some of the defects in current indemnity arrangements include failing to include provisions that provide practical means for denying indemnification in the context where an individual enters a settlement and does not admit to wrongdoing. Under most bylaws and agreements, a company has little choice but to provide indemnification in that setting. The SEC has entered some settlements that prevent settling defendants from seeking indemnification, but the SEC’s reach does not include many instances in which Citigroup

2013 PROXY STATEMENT	94

directors may receive indemnification. The SEC has, in some instances, concluded that corporations providing indemnification to directors and officers may be acting contrary to public policy, and has assessed fines against at least one company for doing so.

The list of Citigroup’s regulatory actions, scandals and controversies over the past decade is too lengthy to enumerate within the word limitation of this resolution. We urge fellow investors to support this proposal, to encourage our company to develop practical reforms and refinements to its indemnification policies, so that our directors have appropriate incentives for effective oversight, and are not being subsidized by the shareholders in circumstances that defy common sense.

MANAGEMENT COMMENT

Summary

This proposal is not in the best interests of the stockholders or Citi because it would make it extremely difficult, if not impossible, for Citi to attract and retain highly qualified individuals to serve on its Board of Directors. Citi indemnifies directors only when permitted or required under Delaware law.

Important Points to Consider:

➢	Except where Delaware law requires indemnification, under Delaware law, Citi is permitted to indemnify directors only if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the corporation’s best interest. Also, for a criminal action, the director may not be indemnified if he or she had reason to believe his or her conduct was unlawful.

➢	Citi, like most other large corporations, provides directors a right to indemnification in Citi’s By-laws. Under the By-laws, present and former directors are entitled to indemnification, to the fullest extent permitted by Delaware law, for attorneys’ fees, expenses and certain other losses incurred in connection with service as a director. In light of the By-laws and Delaware law, indemnification is required under the By-laws only if Citi directors act in accordance with the “good faith,” “best interest” and “not unlawful” standards described above or if such indemnification is required by Delaware law.

➢	The net effect of the Proposal, if adopted, would be to create uncertainty for Citi’s directors regarding whether, notwithstanding having met the standard for indemnification under Delaware law, they will be reimbursed for attorneys’ fees, expenses and losses they incur in legal proceedings that they become involved in as a result of their good faith service to Citi. This Proposal could expose directors to personal liability for actions they take in service to Citi without the usual protections afforded directors of public companies.

➢	The Proposal’s supporting statement suggests that Citi’s current By-laws allow Citi to indemnify directors against all personal liability “even for some improper, illegal or criminal behaviors that violated their fiduciary duties.” Citi believes this statement is misleading because a director cannot be indemnified under the By-laws unless he or she satisfies the “good faith,” “best interest” and “not unlawful” standards described above.

➢	There is no reason to believe, and none is provided by the proponent, that eliminating indemnification for directors would be beneficial to Citi’s stockholders. The availability of adequate indemnification is critical to a company’s ability to attract and retain qualified directors and, given the prevalence of litigation against public-company directors, without adequate indemnification, qualified individuals would be highly disinclined to serve as directors on Citi’s board. This would put Citi and its shareholders at a disadvantage in attracting and retaining the most qualified directors.

Because this Proposal would remove important, standard protections provided to directors, making it extremely difficult to attract the most qualified director candidates and therefore put the Company at a significant competitive disadvantage, the Board recommends a vote against this Proposal 7.

2013 PROXY STATEMENT	95

Submission of Future Stockholder Proposals

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at the next Annual Meeting of stockholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at the address on the cover of this Proxy Statement. The proposal must be received no later than November 14, 2013. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

With respect to stockholder nominees for Director election at the next Annual Meeting and stockholder proposals for consideration at the next Annual Meeting that are not submitted for inclusion in Citi’s proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to Citi in accordance with Citi’s By-laws. The notice must be delivered to Citi’s Corporate Secretary between December 26, 2013 and January 24, 2014 and must comply with all applicable provisions of Citi’s By-laws. You can obtain a copy of Citi’s By-laws by writing to the Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone and similar means. No Director, officer or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citi has retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $30,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of Annual Reports and Proxy Statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one Annual Report and Proxy Statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate Annual Report or Proxy Statement for 2013 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

2013 PROXY STATEMENT	96

ANNEX A

ADDITIONAL INFORMATION REGARDING PROPOSAL 4

Description of the Citigroup 2009 Stock Incentive Plan (including as proposed to be amended by Proposal 4)

The following is a description of certain important features of the 2009 Plan, the full text of which, as proposed to be amended by Proposal 4, is included in this Annex A. This summary is qualified in its entirety by reference to the Plan document.

General. The 2009 Plan provides for various types of awards denominated in shares of Citi common stock to eligible employees. The purposes of the 2009 Plan are to align participants’ interests with those of our stockholders, to attract and retain employees by providing competitive compensation opportunities, and to provide incentives for those participants who contribute to the long-term performance and growth of Citi.

Administration. The 2009 Plan is administered by the Committee. All members of the Committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. With respect to participants who are Directors, the 2009 Plan is administered by the Board. The Committee may delegate some or all of its authority over administration of the 2009 Plan to one or more officers or directors, except with respect to persons who are Section 16(a) officers or covered employees (as defined in Section 162(m) of the Internal Revenue Code).

Eligibility. All “employees” of Citi — within the broad definition set forth in the instructions to the SEC Form S-8 registration statement — generally are eligible to receive awards under the 2009 Plan. Although this definition includes consultants and advisors, no such persons have been granted awards under the 2009 Plan. Based on worldwide employment at December 31, 2012, approximately 259,000 persons are currently considered eligible to participate in the 2009 Plan. Participation is discretionary — awards are subject to approval by the Committee. In 2012, awards were made under the 2009 Plan to 14 non-employee directors, 16 executive officers and approximately 7,500 employees worldwide.

Shares Subject to the Plan. As of February 28, 2013, approximately 67.8 million shares were available for grant pursuant to the various types of awards that may be granted under the 2009 Plan.

The number of shares authorized for grant under the 2009 Plan and certain Plan limits expressed in numbers of shares are subject to adjustment, if there is a change in the common stock, such as a stock split or other transaction that increases (or decreases) the number of shares of common stock outstanding.

The NYSE closing price of a share of Citi common stock on March 8, 2013, was $46.68.

The maximum number of shares of Citi common stock that may be issued under the 2009 Plan will not be affected by the payment in cash of dividends or dividend equivalents in connection with outstanding awards, the granting or payment of stock-denominated awards that by their terms may be settled only in cash, or awards that are granted in connection with a transaction between Citi or a subsidiary and another entity or business in substitution or exchange for, or conversion, adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become employees (as defined in the 2009 Plan) as a result of such transaction.

Shares of Citi common stock issued in connection with awards under the 2009 Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both.

If an award under the 2009 Plan is forfeited, canceled, or expires prior to the issuance of shares, the shares subject to such award will be available for future grants under the 2009 Plan. However, shares subject to outstanding awards granted under other plans shall not be subject to future issuance pursuant to awards granted under the 2009 Plan. Additionally, any and all shares tendered by a participant to pay an option exercise price, withheld by Citi to satisfy tax withholding obligations, repurchased by Citi with option exercise proceeds or covered by a stock-settled stock appreciation right (without regard to the number of shares actually issued upon exercise) will be considered issued under the 2009 Plan and shall not be added to the maximum number of shares that may be issued.

2013 PROXY STATEMENT	A-1

Limits on Awards. There are no limits to the class or classes of employees to which awards may be granted under the 2009 Plan, or to the number of shares authorized for grant that may be granted pursuant to the various types of awards permitted under the 2009 Plan. However, the aggregate number of shares of Citi common stock that may be subject to awards of stock options, stock appreciation rights and/or stock awards under the 2009 Plan to any one employee in a calendar year shall not exceed 2,065,624. This limit is as equitably adjusted pursuant to Section 6(e) of the 2009 Plan on account of the reverse stock split that occurred in 2011.

Types of Awards. The following types of awards may be made under the 2009 Plan. All of the awards described below are subject to the conditions, limitations, restrictions, and vesting and forfeiture provisions determined by the Committee, in its sole discretion, subject to such limitations as are provided in the 2009 Plan. The number of shares subject to any award is also determined by the Committee, in its discretion.

Restricted Stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Committee, and which may be forfeited if conditions to vesting are not met. Participants may receive dividend equivalent payments on the shares subject to their awards during the vesting period, unless the awards are subject to performance-vesting criteria. If Proposal 4 is approved, the Committee may provide for the accrual of dividend equivalents on restricted stock awards subject to performance-vesting criteria to be paid if and when, and only to the extent that, the performance conditions to earning the underlying shares in the award are met. Participants who receive awards of restricted stock are also generally entitled to indicate a voting preference with respect to the unvested shares underlying their awards on matters submitted to a vote of stockholders. All shares underlying outstanding (unvested) restricted stock awards as to which no voting instructions are received are voted proportionately, based on the voting instructions received with respect to all other restricted shares. Generally, Citi’s equity award programs under the 2009 Plan favor the use of deferred stock over restricted stock.

Deferred Stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the Committee. Participants do not have voting rights (their rights are no greater than a general unsecured creditor of the Company), but may receive dividend equivalent payments during the vesting period, unless the awards are subject to performance-vesting criteria. If Proposal 4 is approved, the Committee may provide for the accrual of dividend equivalents on deferred stock awards subject to performance-vesting criteria to be paid if and when, and only to the extent that, the performance conditions to earning the underlying shares in the award are met.

Stock Units. A stock unit is an award denominated in shares of Citi common stock that may be settled either in shares and/or cash, subject to terms and conditions determined by the Committee.

Stock Payment. Subject to 2009 Plan limits, the Committee may issue unrestricted shares of Citi common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee determines. A stock payment may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code), or to provide incentives or recognize special achievements or contributions. Because stock payments are not subject to vesting conditions, they may be made only from the 20% of the shares authorized for awards under the 2009 Plan that are not subject to the minimum vesting requirements described below.

Non-Qualified Stock Options. An award of a non-qualified stock option under the 2009 Plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a non-qualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid with cash, shares of Citi common stock already owned by the participant, by a “net exercise,” or with the proceeds from a sale of the shares subject to the option. A non-qualified stock option is an option that does not qualify under Section 422 of the Internal Revenue Code.

2013 PROXY STATEMENT	A-2

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Internal Revenue Code. Prior to adoption of the 2009 Plan, Citi generally did not grant incentive stock options, and none have been granted under the 2009 Plan.

Stock Appreciation Rights. A stock appreciation right, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the stock appreciation right (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the stock appreciation right. Payment to a participant upon the exercise of a stock appreciation right may be in cash and/or shares of Citi common stock. Prior to adoption of the 2009 Plan, Citi generally did not grant stock appreciation rights, and none have been granted under the 2009 Plan.

Definition of “Fair Market Value.” For purposes of setting the exercise price of any option or stock appreciation right granted under the 2009 Plan, “fair market value” means the NYSE (or other national securities exchange) closing price on the trading date immediately preceding the grant date, or the closing price on the grant date, in the case of a grant to a Section 16(a) officer. The Committee, in its discretion, may apply other definitions of fair market value for other purposes in administering the 2009 Plan, such as when determining the number of shares in an award.

Minimum Vesting Requirements. Under the 2009 Plan, not more than 20% of the shares available for awards under the 2009 Plan may be subject to awards that may vest in full prior to the third anniversary of the award date (except in certain circumstances, such as retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a participant’s employer or other similar event). Additionally, this three-year minimum vesting schedule will not apply to the extent that any award would become vested upon the achievement of performance objectives over a period of at least one year, and such objectives are in fact achieved.

Performance Criteria. At the discretion of the Committee, awards may be made subject to, or may vest on an accelerated basis upon, the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude “extraordinary items” as determined under U.S. GAAP.

Prohibition Against Repricing. The 2009 Plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing (within the meaning of U.S. GAAP or any applicable stock exchange rule) of awards.

Limitation of Reload Options. The 2009 Plan prohibits the grant of reload options, except upon the exercise of options previously granted under other plans that included a reload feature, or upon the exercise of such subsequently granted reload options.

Forfeiture Provisions Following a Termination of Employment. Awards under the 2009 Plan may be subject to forfeiture if, after a termination of employment, the participant engages in certain activities that are materially injurious to or in competition with Citi. The Committee has discretion to determine the post-employment forfeiture conditions, if any, that will be included in the terms of each award.

Non-U.S. Participants. To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the U.S. may be subject to special terms, conditions and documentation as provided by the Committee.

Deferrals. The Committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award, for such periods and upon such terms and conditions as the Committee determines (including to prevent denial of a deduction under Section 162(m) of the Internal Revenue Code) but not in contravention of Section 409A of the Internal Revenue Code.

2013 PROXY STATEMENT	A-3

Non-Transferability. During the vesting period, and prior to the lapse of any sale restriction on shares delivered upon exercise of an option or stock appreciation right, awards and sale-restricted shares are not transferable other than by will or the laws of descent and distribution. However, the Committee may permit participants to transfer certain non-qualified stock options or shares issued as a result of an option or stock appreciation right exercise but that are subject to a restriction on transferability one time to an immediate family member or a trust for the benefit of immediate family members.

Adjustments. The 2009 Plan provides that the Committee shall make appropriate equitable adjustments to the maximum number of shares available for issuance under the 2009 Plan and other limits stated in the Plan, the number of shares covered by outstanding awards, and the exercise prices and performance measures applicable to outstanding awards. Such changes will be made to reflect changes in the capital structure of Citigroup Inc. (including a change in the number of shares of common stock outstanding) on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, and/or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders.

Change of Control. The 2009 Plan provides that at any time prior to, at or after the time of a “change of control” (see below) with respect to a participant whose employment has been terminated as a result of the “change of control,” the Committee may, in its discretion, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment or distribution of an award, or provide for the purchase of any award. For these purposes, a termination as a result of the “change of control” means involuntary termination of employment other than for “gross misconduct” or by the participant for “good reason” (each as defined in the applicable award agreement) upon, or on or prior to the first anniversary of the “change of control.” In addition, the Committee may also provide for the termination or adjustment of awards as it deems necessary to reflect a transaction or change, or for the assumption or substitution of awards by a surviving corporation, upon a “change of control.”

The 2009 Plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 25% or more of the combined voting power of then outstanding securities (except the acquisition of common stock by the U.S. government in exchange for preferred securities pursuant to the transaction announced by Citi on February 27, 2009, and consummated on September 10, 2009); (ii) adoption by stockholders of a plan or proposal for the dissolution or liquidation of Citigroup Inc.; (iii) specified changes in the majority of the Board of Directors (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iv) a sale, transfer or distribution of all or substantially all of Citi’s assets; or (v) a reorganization, merger, consolidation or other corporate transaction that results in Citi stockholders not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Rights as a Stockholder. Unless the Committee determines otherwise, a participant will not have any rights as a stockholder with respect to shares covered by an award until the date that the participant becomes the holder of record with respect to such shares.

Tax Withholding. Citi retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes (including hypothetical taxes owed to Citi by tax-equalized expatriates) required by law or regulation to be withheld with respect to any taxable event as a result of the 2009 Plan. Any failure to timely pay tax-related obligations owing to Citi in connection with an award may result in its cancellation.

Amendment and Termination. The 2009 Plan may be amended, suspended or terminated by the Board at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the 2009 Plan, materially expand the types of awards available under the 2009 Plan or the class of persons eligible to participate in the 2009 Plan, materially extend the term of the 2009 Plan, materially change the method of determining the exercise price of an option or stock appreciation right granted under the 2009 Plan, delete or limit the prohibition against repricing, or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded).

2013 PROXY STATEMENT	A-4

The Committee retains the right to modify outstanding awards without a participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation or regulatory guidance (including applicable tax law). Subject to certain exceptions, any other modifications, if adverse to participants, shall not be effective without the participant’s written consent.

Duration. The 2009 Plan will terminate on April 21, 2014, unless terminated earlier by the Board.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the 2009 Plan, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant for each award type described below.

Restricted Stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time, less any amount paid for the shares. Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Internal Revenue Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently forfeited, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends or dividend equivalents paid to a participant on shares of restricted stock will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income, which currently is subject to the same rate as capital gains income.

Unless a participant has made a Section 83(b) election, Citi will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred Stock. A participant will generally not recognize taxable income on the grant of a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of Citi common stock on the date of distribution. Any dividend equivalents paid on deferred stock awards are taxable as ordinary income when paid to the participant.

Citi will be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

Stock Units. Awards of stock units that are subject to a substantial risk of forfeiture are treated, for federal income tax purposes, in substantially the same manner as deferred stock awards described above.

Stock Payments. A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date.

Non-Qualified Stock Options. Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise.

2013 PROXY STATEMENT	A-5

Incentive Stock Options. No taxable income is recognized by a participant on the grant of an incentive stock option. If a participant exercises an incentive stock option in accordance with the terms of the incentive stock options and does not dispose of the shares acquired within two years from the date of the grant of the incentive stock option nor within one year from the date of exercise, the participant will be entitled to treat any gain related to the exercise of the incentive stock option as short- or long-term capital gain (instead of ordinary income), and Citi will not be entitled to a deduction by reason of the grant or exercise of the incentive stock option. If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will result in the option being taxed like a non-qualified stock option, as described above, except that the taxable income will be limited to the disposition price, if less than fair market value on the date of exercise. Additionally, the exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant.

Stock Appreciation Rights. Generally, a participant will not recognize taxable income upon the grant of a stock appreciation right, but will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the cash amount received upon exercise (if the stock appreciation right is cash-settled) or the difference between the fair market value of the Citi common stock received from the exercise of the stock appreciation right and the amount, if any, paid by the participant in connection with the exercise of the stock appreciation right.

Withholding. Citi will deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy the minimum federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the 2009 Plan.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deduction to Citi for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer (covered employees) to $1 million per executive per taxable year. However, compensation paid to covered employees will not be subject to such deduction limit if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The 2009 Plan is designed so that options and stock appreciation rights qualify for this exemption. Other awards may qualify under Section 162(m) to the extent they are granted as payment for amounts earned under another Citi compensation arrangement that independently meets the exemption. The Committee is authorized to also grant awards that are not qualified under Section 162(m) of the Internal Revenue Code.

The accelerated vesting of awards under the 2009 Plan upon a change of control of Citigroup Inc. could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which payments are subject to a 20% excise tax imposed on the participant. Citi would not be able to deduct the excess parachute payments made to a participant.

Section 409A of the Internal Revenue Code. Certain awards under the 2009 Plan may be subject to Section 409A of the Internal Revenue Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A). If an award under the 2009 Plan (or any other Citi plan) that is subject to Section 409A is not administered in compliance with Section 409A, then all compensation under the 2009 Plan that is considered “nonqualified deferred compensation” (and awards under any other Citi plan that are required pursuant to Section 409A to be aggregated with the award under the 2009 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Section 457A of the Internal Revenue Code. Awards under the 2009 Plan that constitute “nonqualified deferred compensation” (as defined in Section 457A) to participants employed by “nonqualified entities” (as defined in Section 457A) are subject to U.S. income inclusion in the year in which the awards are no longer subject to a substantial risk of forfeiture, which may occur prior to when shares are distributable to a participant pursuant to the terms of the award. Reporting and withholding requirements may apply. A failure to timely report U.S. income or pay associated taxes in accordance with Section 457A may result in late tax payment or under-reporting penalties for an affected participant, and in certain circumstances, an

2013 PROXY STATEMENT	A-6

additional 20% tax. Generally, a “nonqualified entity” is any foreign corporation unless substantially all of its income is effectively connected with the conduct of a trade or business in the United States, or unless it is subject to a comprehensive foreign income tax. Certain entities that would be taxed as partnerships in the U.S. also may be treated as “nonqualified entities” unless substantially all income of the entity (or allocated by the entity to its partners) is subject to U.S. income tax or another comprehensive foreign income tax.

Equity Compensation Plan Information

All of Citi’s outstanding equity awards have been granted under four stockholder approved plans—the 2009 Plan, the Citigroup 1999 Stock Incentive Plan (1999 Plan) the Travelers Group Capital Accumulation Plan and the 1997 Citicorp Stock Incentive Plan. There are no longer any awards outstanding under plans for which stockholder approval was not required or sought. All outstanding awards under plans other than the 1999 Plan and the 2009 Plan were granted prior to April 19, 2005. All awards under the 1999 Plan were granted prior to April 21, 2009.

Effective April 21, 2009, stockholders approved adoption of the 2009 Plan, and the 1999 Plan was terminated as a source of shares for future awards. Stockholders approved amendments to the 2009 Plan effective April 20, 2010, April 21, 2011, and April 17, 2012.

The information below is as of December 31, 2012.

	(a)	(b)	(c)
	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))
Equity compensation plans approved by
security holders	101,150,646 (1)	$51.20	86,856,873 (2)
Equity compensation plans not approved by
security holders	0		0
Total	101,150,646	$51.20	86,856,873

(1)	Includes 64.19 million shares issuable upon the vesting of deferred stock awards. Also includes 1.95 million shares that are currently estimated will be issued as stock payments to settle awards under a plan that generally pays out in cash, but for which certain employees a portion of the payment must be in the form of equity to comply with regulatory requirements.

(2)	Represents shares available for issuance pursuant to various types of awards under the 2009 Plan, including awards of restricted stock, in addition to (or in lieu of) options, warrants and rights.

Option Information

Any future awards under the 2009 Plan will be granted at the discretion of the Committee and are not yet determinable. Pursuant to SEC rules, the table below shows the amount of options received under the 2009 Plan to date (or to be received under the 2009 Plan, if determinable) by the persons and groups of persons identified in the table. The table does not include any information on future awards under the 2009 Plan. No associate of a director, director nominee or an executive officer has been granted an option under the 2009 Plan unless such person was an employee, executive officer or director of the Company

2013 PROXY STATEMENT	A-7

at the time of such grant. No single person has received or is to receive as much as five percent of the options, warrants or rights granted or that may be granted under the 2009 Plan. As of January 1, 2009, directors can no longer elect to receive options as part of their compensation.

Options granted under the
2009 Plan from April 21, 2009
to February 28, 2013
Persons or groups of persons	(number of shares)
Michael Corbat, CEO, Director and Director Nominee	150,000
John Gerspach, CFO	150,000
Don Callahan, Head of Operations and Technology	150,000
Gene McQuade, CEO, Citibank, N.A.	100,000
Manuel Medina-Mora, Co-President, Citi; CEO, Global Consumer Banking; Chairman, Mexico	200,000
All current executive officers, as a group	1,970,000
All current Directors who are not executive officers, as a group	0
Each nominee for election as a Director:
Franz B. Humer	0
Robert L. Joss, Ph.D	0
Michael E. O’Neill	0
Judith Rodin	0
Robert L. Ryan	0
Anthony M. Santomero	0
Joan E. Spero	0
Diana L. Taylor	0
William S. Thompson, Jr.	0
Ernesto Zedillo Ponce de Leon	0
All employees, including all current officers who are not executive officers, as a group	37,165,934

2013 PROXY STATEMENT	A-8

2009 Plan Document

CITIGROUP INC.

2009 STOCK INCENTIVE PLAN
(as amended and restated effective April 24, 2013, subject to stockholder approval)

1. Purpose

The purposes of the Citigroup 2009 Stock Incentive Plan (the “Plan”) are to (i) align Employees’ long-term financial interests with those of the Company’s stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those Employees who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2. Effective Date; Subsequent Amendments

The Plan became effective upon approval by the stockholders of the Company on April 21, 2009. The Plan was subsequently amended and restated upon approval by stockholders of the Company on April 20, 2010, on April 21, 2011, and on April 17, 2012, and was further amended effective January 1, 2013. Except as provided otherwise below, all share numbers in this restated and amended Plan text have been adjusted to reflect the 1-for-10 reverse stock split of the Common Stock that was effective May 6, 2011.

3. Definitions

“Award” shall mean an Option, SAR or other form of Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv) and Section 7(d).

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange, or on any national securities exchange on which the shares of Common Stock are then listed, on the trading date immediately preceding the date on which the Option or the SAR was granted, or on the date on which the Option or a SAR was granted, in the case of a grant to a Section 16(a) Officer (as defined).

“ISO” shall mean an incentive stock option as defined in Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

2013 PROXY STATEMENT	A-9

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a) and Section 7(d). The term “Option” as used in this Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Employee who has been granted an Award under the Plan.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Prior Plans” shall mean the Citigroup 1999 Stock Incentive Plan, the Citicorp 1997 Stock Incentive Plan, the Travelers Group Capital Accumulation Plan, and the Citigroup Employee Incentive Plan (formerly the Travelers Group Employee Incentive Plan).

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii) and Section 7(d).

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b) and Section 7(d).

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii) and Section 7(d).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v) and Section 7(d).

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee in its sole discretion, provided that with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations. Notwithstanding the foregoing, for the purpose of determining whether a corporation or other entity is a Subsidiary for purposes of Section 5(a) hereof, if the Awards proposed to be granted to Employees of such corporation or other entity would be granted based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Sections 1.414(c)-3 and 1.414(c)-4 of the Treasury Regulations apply.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

2013 PROXY STATEMENT	A-10

4. The Committee

(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Section 21.

(b)	Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c)	Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees.

(d)	Prohibition Against Repricing. Notwithstanding any provision of the Plan to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, or (ii) any new Awards be issued in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

(e)	Indemnification. No member of the Committee nor any other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such person shall be liable for any action taken or not taken in reliance upon any such advice.

5. Participation

(a)	Eligible Employees. Subject to Section 7(a)(i), the Committee shall determine which Employees shall be eligible to receive Awards under the Plan. With respect to Employees subject to U.S. income tax, Options and SARs shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

2013 PROXY STATEMENT	A-11

(b)	Participation by Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which Employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Employees and Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

(c)	Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(c) without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary, or any Assistant Secretary or other appropriate officer of the Company, may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6. Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Pursuant to and subject to the other provisions of this Section 6, effective September 10, 2009, the aggregate number of shares of Common Stock remaining available for issuance from the initial authorization of twenty-five million (25,000,000) shares was adjusted such that the maximum number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan from such date shall not exceed one-hundred-and-three million, two-hundred-and-eighty-one thousand, two hundred and eighteen (103,281,218) shares of Common Stock. Effective April 20, 2010, pursuant to amendments to the Plan approved by stockholders of the Company, (i) an additional eighty million (80,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan, and (ii) additional shares of Common Stock totaling thirty-four million, six-hundred-and-twenty-three thousand, four hundred and fifty-three (34,623,453) were authorized for issuance as Stock Payments in settlement of “common stock equivalent” awards granted to Employees on January 19, 2009. Effective April 21, 2011, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional

2013 PROXY STATEMENT	A-12

forty million (40,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 17, 2012, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional forty million (40,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. For purposes of determining the number of shares of Common Stock remaining available for issuance to Participants pursuant to Awards granted under the Plan, each share of Common Stock subject to an Award granted pursuant to Section 7(a) or (b) on or before April 19, 2010, was counted as 2.3 shares of Common Stock (on a pre-split basis).

(b)	Forfeited and Expired Awards. Awards made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; or (iv) covered by an SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c)	Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees as a result of such transaction.

(d)	Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any single individual during a calendar year in the form of Options, SARs, and/or Stock Awards shall not exceed two million, sixty-five thousand, six hundred and twenty-four (2,065,624).

(e)	Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring, or (ii) any combination or exchange of equity securities (including, without limitation, the exchange of preferred securities owned by the United States government for Common Stock, which transactions were consummated on July 29, 2009 and September 10, 2009), merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and (but only to the extent permitted under Section 162(m) of the Code) to the maximum number of shares that may be granted to any single individual pursuant to Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d)), and/or any measure of performance that relates to an outstanding Award. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act. With respect to Awards subject to

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Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7. Awards Under The Plan

Awards under the Plan may be granted as Options, SARs or Stock Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a)	Options. Options granted under the Plan may be Nonqualified Stock Options or ISOs or any other type of stock option permitted under the Code. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in Sections 7(a) and (d), Awards of Nonqualified Stock Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

	(i)	ISOs. The terms and conditions of any ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code, and except as provided in Section 7(d), the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted to any employee of the Company, its parent or any subsidiary of the Company, as such terms are defined in Sections 424(e) and (f) of the Code.

	(ii)	Reload Options. Except as provided in this Section 7(a)(ii), no Reload Options (as defined below) shall be granted under the Plan. With respect to the exercise of (A) any Option granted under a Prior Plan (an “Original Option”) pursuant to the terms of which a Participant tenders shares of Common Stock to pay the exercise price and arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, and thereby becomes entitled (if all other applicable conditions have been satisfied) to receive a new Option covering a number of shares of Common Stock equal to the sum of the number of shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes of the Original Option, at an exercise price equal to the Fair Market Value of a share of Common Stock on the exercise date of the Original Option, and which vests six months thereafter and expires no later than the expiration date of the underlying Original Option (a “Reload Option”) or (B) any Reload Option granted as described above, the Participant may receive a new Reload Option. Reload Options will be granted only as provided above and subject to such terms, conditions, restrictions and limitations as provided by the terms of the underlying Original Option or Reload Option (including, but not limited to, eligibility to receive subsequent grants of Reload Options upon satisfaction of the conditions specified in the terms of the underlying Original Option or Reload Option), and subject to such modifications thereto as the Committee (if permitted), in its sole discretion, may from time to time deem appropriate; provided, however, that any such modification shall comply with Section 409A of the Code, to the extent applicable. A Reload Option may not otherwise be granted under the terms of the Plan. To the extent a Reload Option is granted in respect of an Original Option granted under the Plan or Prior Plan, shares issued in connection with such Reload Option shall count towards the maximum number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan as set forth in Section 6(a) and any individual Participant pursuant to Section 6(d). A Reload Option granted hereunder shall not be subject to the minimum vesting requirements of Section 7(d).

	(iii)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value at the time of grant.

2013 PROXY STATEMENT	A-14

	(iv)	Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment in U.S. dollars; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above. Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a fair market value on the date of exercise not in excess of the difference between (x) the aggregate fair market value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or cancelled.

	(v)	ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a subsidiary or parent, as such terms are defined in Section 424(e) and (f) of the Code, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent (110%) of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

	(vi)	$100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

	(vii)	Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b)	Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR which shall be no less than 100% of the Fair Market Value of the same number of shares at the time the SAR was granted, except that if a SAR is granted retroactively in substitution for an Option, the exercise price of such SAR shall be the Fair Market Value at the time such Option was granted. Any such substitution of a SAR for an Option granted

2013 PROXY STATEMENT	A-15

to a Covered Employee may only be made in compliance with the provisions of Section 162(m) of the Code. Except as otherwise provided in Section 7(d), Awards of SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to Employees to whom an Option could be granted under the Plan.

(c)	Stock Awards.

	(i)	Form of Awards. The Committee may grant Awards (“Stock Awards”) that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Restricted Stock, Deferred Stock and Stock Units. Except as otherwise provided in Section 7(d), Stock Awards shall be subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

	(ii)	Stock Payment. If not prohibited by applicable law and to the extent allowed by Section 7(d) of the Plan, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment under the Plan may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions. Any shares of Common Stock used for such payment may be valued at a fair market value at the time of payment as determined by the Committee in its sole discretion. Notwithstanding anything to the contrary contained herein, the shares issued subject to Stock Payments granted in settlement of “common stock equivalent” awards dated January 19, 2010, shall not be subject to Section 7(d).

	(iii)	Restricted Stock. Except as otherwise provided in Section 7(d), Awards of Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

	(iv)	Deferred Stock. Except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, Awards of Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

	(v)	Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d)	Minimum Vesting. Except for Awards referred to in Section 6(c)(ii) or (iii) and the last sentence of Section 7(c)(ii), or as provided in this Section 7(d), Section 7(a)(ii), and Section 13, Awards shall not vest in full prior to the third anniversary of the Award date; provided, however, that the Committee may, in its sole discretion, grant Awards that provide for accelerated vesting

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(i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a Participant’s employer or any other similar event, and/or (ii) upon the achievement of performance criteria specified by the Committee, as provided in Section 7(e). Notwithstanding the foregoing, up to twenty percent (20%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 6(a) may be granted subject to awards with such other vesting requirements, if any, as the Committee may establish in its sole discretion (which number of shares shall be subject to adjustment in accordance with Section 6(e) and which shall not include any shares subject to Awards referred to in Section 6(c)(ii) and (iii) and the last sentence of Section 7(c)(ii), or granted pursuant to Section 7(a)(ii), Section 7(e) or any other provision of this Section 7(d)).

(e)	Performance Criteria. At the discretion of the Committee, Awards may be made subject to, or may vest on an accelerated basis upon, the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee, in its sole discretion, may establish or measure performance criteria based on International Financial Reporting Standards or other appropriate accounting principles then in general use and accepted for financial reports the Company is required to file with the United States Securities and Exchange Commission.

8. Forfeiture Provisions Following a Termination of Employment

Except where prohibited by applicable law, the Committee, in its discretion, may provide in any Award Agreement that, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s employment, all or some of such rights shall terminate and be forfeited or modified upon the occurrence or non-occurrence of any specified condition or event, including, but not limited to, the Participant, at any time subsequent to his or her termination of employment engaging, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall have sole discretion to make the determination of whether any conduct, action or failure to act, or occurrence or non-occurrence of a specified event or condition has triggered the application of any provision included in an Award Agreement as contemplated by this Section 8. Notwithstanding the foregoing, unless specified otherwise in the applicable Award Agreement, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the 1934 Act. This Section 8 shall not be construed to in any way limit the applicability of Section 21(d) to any Award.

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9. Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an Award pursuant to Section 7(e); for such Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable unless and until, and only to the extent that, the shares of Common Stock subject to the Award vest upon satisfaction of the relevant performance criteria and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at fair market value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan.

10. Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under the Prior Plans or any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11. Payments and Deferrals

(a)	Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, or (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents.

(b)	If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c)	Notwithstanding the foregoing, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

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(d)	If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12. Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options (including non-qualified Reload Options) and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13. Change of Control

(a)	Notwithstanding any provisions of this Plan to the contrary, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

	(i)	provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

	(ii)	provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable;

	(iii)	provide for the termination of any then outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

	(iv)	cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

For purposes of sub-paragraphs (i) and (ii) above, any Participant whose employment is terminated by the Company other than for “gross misconduct,” or by the Participant for “good reason” (each as defined in the applicable Award Agreement) upon, or on or prior to the first anniversary of, a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.

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(b)	A “Change of Control” shall be deemed to occur if and when:

	(i)	any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company’s then outstanding securities (provided, however, that, notwithstanding the foregoing, a “Change of Control” shall not include consummation of the exchange of preferred securities owned by the United States government for Common Stock, as announced by the Company in a press release dated February 27, 2009);

	(ii)	any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

	(iii)	individuals who, as of April 21, 2009, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 21, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

	(iv)	all or substantially all of the assets of the Company are sold, transferred or distributed; or

	(v)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

(c) Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, the effect of a Change of Control and what constitutes a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

14. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time.

15. Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. The value of any shares allowed to be withheld or tendered for

2013 PROXY STATEMENT	A-20

tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with U.S. generally accepted accounting principles, to the extent applicable. To the extent that a number of shares of Common Stock sufficient to satisfy a tax withholding obligation of the Company may not be withheld (whether because the Award has not vested in full pursuant to its terms, administrative procedures in effect at such time, applicable accounting principles or any other reason), it shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option or a SAR, or in settlement of any vested Award, that a Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any actual tax withholding liability (or any hypothetical tax owed to the Company, if such Participant is a current or former expatriate employee subject to a Company tax-equalization policy). If the amount is not timely paid to the Company in cash by such Participant, the Company may cancel the Award and refuse to issue such shares.

16. Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

17. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

18. Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan.

19. Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

20. Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary. The adoption of the Plan shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan.

21. Amendment and Termination

The Plan may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval, if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by

2013 PROXY STATEMENT	A-21

the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan shall conform to the requirements of Section 409A of the Code. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Except as may be provided by Section 7(e), Section 11(a), Section 13(a) and this Section, any other adverse modification shall not be effective without the Participant’s written consent. The Company shall furnish or make available to Participants a written notice of any modification through a brochure supplement or otherwise, which notice shall specify the effective date of such modification. Unless terminated earlier by the Board, the Plan will terminate on April 21, 2014.

22. Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23. Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

24. No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.

2013 PROXY STATEMENT	A-22

ANNEX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Citigroup
In millions of dollars, except
per share amounts and as otherwise noted	2012
Efficiency Ratio
Revenues (GAAP)	$70,173
Impact of MSSB	$(4,684)
Adjusted Revenues	$74,857
Expenses (GAAP)	$50,518
Efficiency Ratio (GAAP)	72%
Adjusted Efficiency Ratio	67%

Net Income to Common Shareholders
Net Income (GAAP)	$7,541
Impact of MSSB	$(2,897)
Adjusted Net Income	$10,438

Return on Assets (ROA)
Net Income (GAAP)	$7,541
Impact of MSSB	$(2,897)
Adjusted Net Income	$10,438
Average Assets (in billions of dollars)	$1,911
Reported ROA	0.4%
Adjusted ROA	0.5%

Return on Common Equity (ROCE)
Net Income (GAAP)	$7,541
Impact of MSSB	$(2,897)
Adjusted Net Income	$10,438
Average Common Equity	$182,030
Reported ROCE	4%
Adjusted ROCE	6%

2013 PROXY STATEMENT	B-1

CITIGROUP INC.
P.O.BOX 990041
HARTFORD, CT 06199-0041

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citigroup Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to http://www.citigroup.com/citi/investor/corporate_governance.html.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M53093-P33863-Z59640	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIGROUP INC.

The Board of Directors recommends a vote FOR Proposals 1 through 4.

1.	Proposal to elect 11 directors		For	Against	Abstain

	1a.	Michael L. Corbat	¡	¡	¡

	1b.	Franz B. Humer	¡	¡	¡

	1c.	Robert L. Joss	¡	¡	¡

	1d.	Michael E. O'Neill	¡	¡	¡

	1e.	Judith Rodin	¡	¡	¡

	1f.	Robert L. Ryan	¡	¡	¡

	1g.	Anthony M. Santomero	¡	¡	¡

	1h.	Joan E. Spero	¡	¡	¡

			For	Against	Abstain

	1i.	Diana L. Taylor	¡	¡	¡

	1j.	William S. Thompson, Jr.	¡	¡	¡

	1k.	Ernesto Zedillo Ponce de Leon	¡	¡	¡

2.	Proposal to ratify the selection of KPMG LLP as Citi's independent registered public accounting firm for 2013.		¡	¡	¡

3.	Advisory approval of Citi’s 2012 Executive Compensation.		¡	¡	¡

4.	Amendment to the Citigroup 2009 Stock Incentive Plan (relating to dividend equivalents).		¡	¡	¡

The Board of Directors recommends a vote AGAINST Proposals 5 through 7.		For	Against	Abstain

5.	Stockholder proposal requesting that executives retain a significant portion of their stock until reaching normal retirement age.	¡	¡	¡

6.	Stockholder proposal requesting a report on lobbying and grassroots lobbying contributions.	¡	¡	¡

7.	Stockholder proposal requesting that the Board institute a policy to make it more practical to deny indemnification for Directors.	¡	¡	¡

		Yes	No

Please indicate if you would like to keep your vote confidential under the current policy.		¡	¡

Please indicate if you plan to attend the meeting and vote these shares in person.		¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2013 Annual Meeting of Stockholders
April 24, 2013 at 9:00 a.m. at Hilton
New York
1335 Avenue of the Americas, New York, New York 10019

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.

Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://www.citigroup.com/citi/investor/corporate_governance.html.

M53094-P33863-Z59640
CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 24, 2013

The undersigned hereby constitutes and appoints Michael E. O’Neill, Michael Corbat and Rohan Weerasinghe, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. ("Citigroup") to be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York, on Wednesday, April 24, 2013, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary or administrator of each applicable Voting Plan to vote all shares of Citigroup Common Stock in or associated with the undersigned's name and/or account under such Plan in accordance with the instructions given herein and the terms of the applicable Voting Plan, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4, and AGAINST Proposals 5-7 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE